Exhibit 10.39

GREAT AMERICAN HOLDINGS, LLC
a Delaware Limited Liability Company

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of November 15, 2024
THE UNITS AND OTHER MEMBERSHIP INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS, OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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SCHEDULES

Schedule A    Unitholders

Schedule B    Specified Adverse Event Reduction

EXHIBITS

Exhibit A    Form of Spousal Consent

GREAT AMERICAN HOLDINGS, LLC
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as it may be amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”), dated as of November 15, 2024, is entered into by and among Great American Holdings, LLC, a Delaware limited liability company (the “Company”), the Initial Unitholders, and any other Person who may from time to time become party hereto as a Unitholder.
RECITALS
WHEREAS, the Company was formed on September 17, 2024 by filing a Certificate of Formation with the Secretary of State of the State of Delaware;
WHEREAS, BR Financial Holdings, LLC, a Delaware limited liability company (“BR Financial”), as the sole member of the Company, previously entered into that certain Limited Liability Company Agreement, dated as of September 17, 2024 (the “Original LLC Agreement”), in order to, among other things, set forth the rights, privileges, agreements and obligations of BR Financial in respect of the Company;
WHEREAS, on October 13, 2024, each of the Initial Unitholders entered into that certain Equity Purchase Agreement (as it may be amended from time to time, the “Equity Purchase Agreement”), pursuant to which, among other things, BR Financial, John Bankert, Ken Bloore and Michael Marchlik (collectively, “Sellers”) agreed to amend and restate the Existing LLC Agreement as set forth in this Agreement and sell to OCM SSF III Great American PT, L.P., a Delaware limited partnership (“Buyer 1”), Opps XII Great American Holdings, LLC, a Delaware limited liability company (“Buyer 2”), and VOF Great American Holdings, L.P., a Delaware limited partnership (“Buyer 3” and, together with Buyer 1 and Buyer 2, “Buyers”), and Buyers agreed to purchase from the Sellers, all of the Class A Preferred Units and Class A Common Units representing 52.591% of the Class A Common Units in the aggregate; and
WHEREAS, on November 13, 2024, the Sellers entered into that certain Amended and Restated Limited Liability Company Agreement, dated as of November 13, 2024 (the “Existing LLC Agreement”), in order to, among other things, set forth the rights, privileges, agreements and obligations of the Sellers in respect of the Company.
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article 1
CERTAIN DEFINITIONS
Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 13.7(a).
“Additional Securities” has the meaning set forth in Section 3.4(a).
“Additional Unitholder” means a Person admitted to the Company as a Unitholder pursuant to Section 11.2.
“Adjusted Capital Account Deficit” means, with respect to the Capital Account maintained for each Unitholder as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, each Unitholder’s Capital Account balance shall be:
(a)reduced for any items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and
(b)increased for any amount such Unitholder is obligated to restore or is treated as being obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to Minimum Gain). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” of any particular Person means (a) any other Person directly or indirectly controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, and (b) if such Person is a partnership, any partner thereof; provided that, for the purposes of this Agreement, (i) the Company and its Subsidiaries shall not be considered Affiliates of the BR Group, Oaktree or their respective Affiliates, and (ii) Brookfield Corporation and Brookfield Asset Management, Inc. (collectively, “Brookfield”), any funds managed directly or indirectly by Brookfield or its Affiliates (other than Oaktree Capital Management, L.P.) and any portfolio company thereof shall not be considered Affiliates of Oaktree, the Company or their respective Affiliates.
“Agreement” has the meaning set forth in the Preamble.
“Annual Budget” means, with respect to the Company and its Subsidiaries, the annual budget and business plan consisting of operating revenues and expenses targeted to be incurred for a given Fiscal Year.
“Appraiser” has the meaning set forth in Section 16.1.
“Approved Company Sale” has the meaning set forth in Section 13.7(a).
“Available Cash” means all cash funds or other property of the Company reasonably determined by the Board to be available for distribution to Unitholders and that is permitted to be distributed in compliance with the Equity Agreements and the Delaware Act or other applicable Law and taking into account reserves, as reasonably determined by the Board.

“Blocker Corporation” means an entity that is an Oaktree Investor or is an Affiliate of an Oaktree Investor, including any successor, assign, or Permitted Transferee of such Oaktree Investor or Affiliate of an Oaktree Investor or any of their respective successors, assigns or Permitted Transferees, in each case, so long as such entity is treated as a corporation for U.S. federal income tax purposes and, directly or indirectly, through one or more intermediary entities treated as partnerships or disregarded entities for U.S. federal income tax purposes owns no material assets or property other than Membership Interests (and, if applicable, equity interests in any such intermediary entities) and cash or cash equivalents, and has no material liabilities other than those directly relating to or facilitating such ownership and was formed and at all times maintained exclusively for the purposes of owning directly or indirectly Membership Interests, Units or Unitholder Securities (or purposes ancillary or incidental to the foregoing).
“Board” has the meaning set forth in Section 5.1(b)(i).
“Book Value” means, with respect to any Company property, the Company’s adjusted Tax basis in such property for U.S. federal income tax purposes, except as follows:
(a) the Book Values of all properties of the Company shall be adjusted from time to time to equal their respective Fair Market Values in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Unitholder in exchange for more than a de minimis Capital Contribution to the Company, (ii) the distribution by the Company to a Unitholder of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), (iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Unitholder acting in a Unitholder capacity, or by a new Unitholder acting in a Unitholder capacity or in anticipation of being a Unitholder, and (v) at such other times as the Board shall reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2; provided that the adjustments pursuant to clauses (i), (ii), and (iv) of this clause (a) shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Unitholders in the Company;
(b) the Book Value of any property contributed by a Unitholder to the Company shall initially equal the Fair Market Value of such property as of the date of contribution;
(c) the Book Value of any property distributed to a Unitholder shall be adjusted immediately prior to such distribution to equal its Fair Market Value as of the date of distribution;
(d) the Book Value of all property of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 732(d), 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 9.2(b)(v); provided, however, that Book Values shall not be adjusted pursuant to this clause (d) to the extent the Board reasonably determines that an adjustment pursuant to clause (a) of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e) if the Book Value of property has been determined or adjusted pursuant to clause (a) or clause (d) of this definition, such Book Value shall thereafter be adjusted by the depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article 9.
“B. Riley Directors” has the meaning set forth in Section 5.2(a)(ii).
“B. Riley Investor” means BRF Finance Co., LLC.
“B. Riley Put Notice” has the meaning set forth in Section 4.2(b).
“B. Riley Put Units” has the meaning set forth in Section 4.2(b).
“Brookfield” has the meaning set forth in the definition of “Affiliate.”
“BR Financial” has the meaning set forth in the Recitals.
“BR Group” means BR Financial and its Affiliates.
“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
“Businesses” means the businesses of (i) Great American Group Machinery & Equipment, LLC, Great American Group Intellectual Property Advisors, LLC and B. Riley Advisory and Valuation Services, LLC in providing appraisal and valuation services in support of mergers and acquisitions, lending and other transaction financing activities, (ii) B. Riley Retail Solutions, LLC and its Subsidiaries (other than the Excluded Subsidiaries (as defined in the Equity Purchase Agreement)) in providing retail, wholesale and industrial solutions and liquidation services and (iii) B. Riley Real Estate, LLC in providing advisory and brokerage services in support of asset sales, bankruptcy restructuring and lease portfolio management, mergers and acquisitions and real estate acquisitions and equity investment, in each case as such businesses have been conducted since January 1, 2024; provided that, in either case, “Businesses” shall not include the provision of any such services by Ultimate Parent or any Subsidiaries of Ultimate Parent (other than the Great American Entities (as defined in the Equity Purchase Agreement)) that are incidental to or as a non-primary part of a restructuring, forensic accounting and litigation support, turnaround management, recapitalization, bankruptcy, assignment for the benefit of creditors, financial advisory or any similar engagement and, for the avoidance of doubt, shall not include any investment banking businesses or any general appraisal or valuation services that are incidental to, and in connection with, a broader engagement conducted by Ultimate Parent or any Subsidiaries of Ultimate Parent (other than the Great American Entities (as defined in the Equity Purchase Agreement)), in each case as such businesses or services are being conducted as of November 15, 2024; provided, further, that to the extent Ultimate Parent or any Subsidiaries of Ultimate Parent (other than the Great American Entities) are actively engaged in activities in the preceding proviso prior to November 15, 2024, such activities shall be excluded from the definition of “Businesses” but only to the extent consistent with their past practice in all material respects.
“Buyers” has the meaning set forth in the Recitals.
“Call Option” has the meaning set forth Section 16.1.
“Call Option Exercise Notice” has the meaning set forth in Section 16.1.
“Call Option Interests” has the meaning set forth in Section 16.1.
“Call Option Unitholder” has the meaning set forth in Section 16.1.
“Call Price Objection Notice” has the meaning set forth in Section 16.1.
“Calling Unitholder” has the meaning set forth in Section 16.1.
“Capital Account” means the capital account established and maintained by the Company for a Unitholder pursuant to Section 9.2.
“Capital Contribution” means, with respect to any Unitholder, the amount of cash and the initial Book Value of any property (other than cash) contributed or deemed contributed to the Company by such Unitholder. Any reference in this Agreement to the Capital Contribution of a Unitholder shall include a Capital Contribution of such Unitholder’s predecessors-in-interest to the extent the Capital Contribution was made in respect of Membership Interests transferred to such Unitholder.
“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware.
“Certificated Securities” has the meaning set forth in Section 3.1(a).
“Class A Common Unit” means a Unit representing a Membership Interest and having the powers, preferences, rights and obligations specified with respect to the Class A Common Units in this Agreement.
“Class A Preferred Tax Distribution” means any Tax Distribution with respect to any Class A Preferred Unit, calculated, with respect to any Unitholder that owns, for the relevant taxable period, a Membership Interest consisting of Class A Preferred Units, as the Tax Distribution to which such Unitholder would be entitled pursuant to Section 4.1(b) if such Unitholder held only such Class A Preferred Units (and no other Units).
“Class A Preferred Unit” means a Unit representing a Membership Interest and having the powers, preferences, rights and obligations specified with respect to the Class A

Preferred Units in this Agreement; provided that, unless otherwise determined by the Board, a Class A Preferred Unit shall automatically be forfeited for no further consideration and be cancelled and cease to be outstanding at such time as the Class A Preferred Unpaid Yield and the Class A Preferred Unreturned Capital with respect to such Class A Preferred Unit have been reduced to zero.
“Class A Preferred Unit Amount” means $1,000 per Class A Preferred Unit (as equitably adjusted for any Unit splits, reverse splits, recapitalizations or similar transactions that may occur following the date hereof).
“Class A Preferred Unit Cash Payment” has the meaning set forth in Section 4.1(c)(i).
“Class A Preferred Unpaid Yield” of any Class A Preferred Unit means, as of any date, an amount equal to the excess, if any, of (a) the aggregate Class A Preferred Yield accrued on such Class A Preferred Unit for all periods prior to such date (including partial periods), over (b) the aggregate amount of prior Distributions made in respect of such unit pursuant to or in accordance with Section 4.1(a)(i). If any Class A Preferred Units are Transferred in accordance with the terms of this Agreement, the Transferee of such Units shall succeed to the Class A Preferred Unpaid Yield of the Transferor to the extent the Class A Preferred Unpaid Yield relates to the Units so Transferred.
“Class A Preferred Unreturned Capital” of any Class A Preferred Unit means, as of any date, the Class A Preferred Unit Amount reduced by all Distributions made prior to such date in respect of such Unit pursuant to or in accordance with Section 4.1(a)(ii). If any Class A Preferred Units are Transferred in accordance with the terms of this Agreement, the Transferee of such Units shall succeed to the Class A Preferred Unreturned Capital of the Transferor to the extent the Class A Preferred Unreturned Capital relates to the Units so Transferred.
“Class A Preferred Yield” means, as of any date with respect to each Class A Preferred Unit, the amount accruing on such Class A Preferred Unit on a daily basis, at the rate of 15% per annum, compounded on the last day of each calendar quarter, on (a) the Class A Preferred Unreturned Capital of such Class A Preferred Unit as of such date plus (b) the Class A Preferred Unpaid Yield thereon for all prior completed quarterly periods. In calculating the amount of any Distribution to be made in respect of any Units during a period, the portion of the Class A Preferred Yield accrued with respect to such Class A Preferred Unit for the portion of the quarterly period elapsing before such Distribution is made shall be taken into account in determining the amount of such Distribution.
“Class B Common Unit” means a Unit representing a Membership Interest and having the powers, preferences, rights and obligations specified with respect to the Class B Common Units in this Agreement.
“Class B Preferred Tax Distribution” means any Tax Distribution with respect to any Class B Preferred Unit, calculated, with respect to any Unitholder that owns, for the relevant taxable period, a Membership Interest consisting of Class B Preferred Units, as the Tax

Distribution to which such Unitholder would be entitled pursuant to Section 4.1(b) if such Unitholder held only such Class B Preferred Units (and no other Units).
“Class B Preferred Unit” means a Unit representing a Membership Interest and having the powers, preferences, rights and obligations specified with respect to the Class B Preferred Units in this Agreement; provided that, unless otherwise determined by the Board, a Class B Preferred Unit shall automatically be forfeited for no further consideration and be cancelled and cease to be outstanding at such time as the Class B Preferred Unpaid Yield and the Class B Preferred Unreturned Capital with respect to such Class B Preferred Unit have been reduced to zero.
“Class B Preferred Unit Amount” means $1,000 per Class B Preferred Unit (as equitably adjusted for any Unit splits, reverse splits, recapitalizations or similar transactions that may occur following the date hereof).
“Class B Preferred Unpaid Yield” of any Class B Preferred Unit means, as of any date, an amount equal to the excess, if any, of (a) the aggregate Class B Preferred Yield accrued on such Class B Preferred Unit for all periods prior to such date (including partial periods), over (b) the sum of (x) the aggregate amount of prior Distributions made in respect of such unit pursuant to or in accordance with Section 4.1(a)(iii) and (y) the amount (if any) by which the Specified Class B Reduction Amount exceeds the Class B Preferred Unreturned Capital (but in no case to less than zero). If any Class B Preferred Units are Transferred in accordance with the terms of this Agreement, the Transferee of such Units shall succeed to the Class B Preferred Unpaid Yield of the Transferor to the extent the Class B Preferred Unpaid Yield relates to the Units so Transferred.
“Class B Preferred Unreturned Capital” of any Class B Preferred Unit means, as of any date, the Class B Preferred Unit Amount reduced by (a) all Distributions made prior to such date in respect of such unit pursuant to or in accordance with Section 4.1(a)(iv) and (b) the Specified Class B Reduction Amount as of such date. If any Class B Preferred Units are Transferred in accordance with the terms of this Agreement, the Transferee of such Units shall succeed to the Class B Preferred Unreturned Capital of the Transferor to the extent the Class B Preferred Unreturned Capital relates to the Units so Transferred.
“Class B Preferred Yield” means, as of any date with respect to each Class B Preferred Unit, the amount accruing on such Class B Preferred Unit on a daily basis, at the rate of 2.30% per annum, compounded on the last day of each calendar quarter, on (a) the Class B Preferred Unreturned Capital of such Class B Preferred Unit as of such date plus (b) the Class B Preferred Unpaid Yield thereon for all prior completed quarterly periods. In calculating the amount of any Distribution to be made during a period, the portion of the Class B Preferred Yield accrued with respect to such Class B Preferred Unit for the portion of the quarterly period elapsing before such Distribution is made shall be taken into account in determining the amount of such Distribution.
“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” has the meaning set forth in Section 5.4(a).
“Common Tax Distribution” means any Tax Distribution with respect to any Common Unit, calculated, with respect to any Unitholder that owns, for the relevant taxable period, a Membership Interest consisting of Common Units, as the Tax Distribution to which such Unitholder would be entitled pursuant to Section 4.1(b) if such Unitholder held only such Common Units (and no other Units).
“Common Units” means the Class A Common Units, Class B Common Units and any other common units of the Company that may be issued and outstanding at any time of determination.
“Company” has the meaning set forth in the Preamble.
“Company Put Notification” has the meaning set forth in Section 4.2(b).
“Company Sale” has the meaning set forth in Section 13.7(a).
“Company Service Provider” means (a) any full-time officer, employee, consultant, advisor or other service provider of the Company or any of the Company’s Subsidiaries or (b) any other such Person (whether full-time or part-time, but excluding any officer or employee of the BR Group or Oaktree) that the Board may designate as a Company Service Provider.
“Competing Business” has the meaning set forth in Section 5.7(b).
“Confidential Information” has the meaning set forth in Section 6.7.
“control” has the meaning set forth in the definition of “Affiliate.”
“Conversion” has the meaning set forth in Section 15.1.
“Co-Sale Notice” has the meaning set forth in Section 12.1.
“Covered Person” has the meaning set forth in Section 5.5(a).
“Credit Agreement” means that certain Senior Secured Revolving Credit and Guaranty Agreement, dated as of the date of the Investment Closing, between the Company, the Subsidiary Guarantors (as such term is defined in the Credit Agreement) and B. RILEY COMMERCIAL CAPITAL, LLC.
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq., as it may be amended from time to time, and any successor statute to the Delaware Act.
“Director” means a member of the Board who is a natural person, who will be subject to the rights, obligations, limitations and duties set forth in this Agreement.

“Disqualified Designee” means any Person who is prohibited by applicable Law from serving as a Director (including under the Clayton Act).
“Distribution” means each distribution made by the Company to a Unitholder in respect of such Unitholder’s Membership Interest, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase, or otherwise; provided that none of the following shall be deemed a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Unitholders, or any exchange or conversion of securities of the Company, (b) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (c) any amounts payable pursuant to or in connection with Section 1.03, Section 1.04, Section 5.19 or Section 5.22 of the Equity Purchase Agreement, (d) the accrual of any Class A Preferred Unpaid Yield or Class B Preferred Unpaid Yield and (e) any amounts payable under the Credit Agreement.
“Drag-Along Right” has the meaning set forth in Section 13.1.
“Drag-Along Sale” has the meaning set forth in Section 13.1.
“Drag-Along Sale Notice” has the meaning set forth in Section 13.1.
“Dragged Unitholder” has the meaning set forth in Section 13.1.
“EBITDA” means, with respect to any Person, the consolidated net income (loss) of such Person determined in accordance with GAAP (“Net Income”), excluding (if and only to the extent deducted (or included) in Net Income), (a) any income Tax expense and any income Tax credits or refunds, (b) interest expense and interest income, (c) depreciation and amortization, (d) gains or losses attributable solely to purchase accounting, (e) gains or losses attributable to the early extinguishment of indebtedness or derivative instruments, (f) profits, gains or losses of a capital nature (including those arising from any sale and leaseback arrangements or from the sale, disposal or scrapping of fixed assets), (g) profits or gains or losses arising from an upward revaluation of assets, (h) profits, income, gains or losses in respect of fair value adjustments, (i) profits, gains or losses in respect of the cumulative effect of a change in accounting principles during such period, (j) income, gains or losses from disposed, abandoned, transferred, closed or discontinued operations, company, brand, or business, and (k) any recoveries under insurance policies.
“Eligible Unitholder” has the meaning set forth in Section 14.1(a).
“Employee Call Purchase Price” has the meaning set forth in Section 3.5(d).
“Employee Call Option” has the meaning set forth in Section 3.5(d).
“Employee Call Option Exercise Notice” has the meaning set forth in Section 3.5(d).
“Employee Call Option Interests” has the meaning set forth in Section 3.5(d).

“Employee Call Option Unitholder” has the meaning set forth in Section 3.5(d).
“Entity Taxes” has the meaning set for in Section 9.12.
“Equity Agreements” means this Agreement, the Equity Purchase Agreement, the Unit Grant Agreements, the Management Incentive Plan and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Unitholder in connection with the transactions contemplated hereby or thereby.
“Equity Purchase Agreement” has the meaning set forth in the Recitals.

“Equity Securities” means:
(a) Units or other equity interests in the Company or a corporate successor (including other classes or groups thereof having such relative powers, preferences, rights and obligations as may from time to time be established by the Board, including powers, preferences, rights and obligations senior to existing classes and groups of Units and other equity interests in the Company);
(b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or a corporate successor; and
(c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or a corporate successor.
“Estimated Tax Amount” means, with respect to each Unitholder for each Taxable Year, the Unitholder’s Tax Amount for such Taxable Year as estimated from time to time by the Board.
“Excess Tax Distribution” has the meaning set forth in Section 4.1(b)(v).
“Existing LLC Agreement” has the meaning set forth in the Recitals.
“Fair Market Value” has the meaning set forth in Section 19.2.
“Final Distribution” has the meaning set forth in Section 18.2.
“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31.
“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.2.

“Fundamental Change” means any transaction or series of related transactions, other than a Public Offering, pursuant to which any Person or group of related Persons (other than any of the Oaktree Investors or an Affiliate thereof) in the aggregate acquires (a) Equity Securities possessing the voting power or contractual right (other than voting rights arising only in the event of a default or breach) to elect a majority of the Directors or a majority of the directors of its corporate successor (whether by merger, consolidation, reorganization, combination, sale or Transfer of Equity Securities, securityholders or voting agreement, proxy, power of attorney or otherwise) or (b) all or substantially all of the assets of the Company (or its corporate successor) and its Subsidiaries determined on a consolidated basis (measured either by book value in accordance with U.S. generally accepted accounting principles consistently applied or by Fair Market Value).
“Fundamental Change True-Up Amount” has the meaning set forth in Section 3.5(d).
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any foreign, domestic, supranational, federal, territorial, provincial, state or local, administrative or regulatory authority (including any stock exchange or self-regulatory organization), agency, commission, body, court or other governmental or quasi-governmental entity, including any supranational body or any political or other subdivision, department or branch of any of the foregoing.
“Gross-Up Amount” means, with respect to any Distribution pursuant to Section 4.1(a)(v), the sum of (a) the amount of such Distribution pursuant to Section 4.1(a)(v), plus (b) the sum of the Participation Thresholds of all Participating Class B Common Units.
“Independent Director” shall mean any Director who is appointed to the Board by the Oaktree Investors who is not an employee or officer of Oaktree Capital Management L.P. or any of its Affiliates and is designated by the Oaktree Investors as an “Independent Director”; provided, that, for purposes of the definition of “Independent Director”, any portfolio company of Oaktree or its Affiliates (or any portfolio company of funds managed directly or indirectly thereby) shall not be considered an Affiliate of Oaktree Capital Management L.P. or its Affiliates. For the avoidance of doubt, an Independent Director shall not be an Oaktree Director.
“Initial Unitholders” means the Persons listed on Schedule A attached hereto (or on file with the Company) as of the date hereof (and identified thereon as Unitholders), all of whom have been admitted as Unitholders of the Company.
“Investment Closing” means the Closing as defined in the Equity Purchase Agreement.
“Investor Unitholder” means each Unitholder that is a private investment fund or an investment vehicle managed, directly or indirectly, by a private investment fund (each, including specifically any Oaktree Investor and any private investment fund or an investment vehicle managed, directly or indirectly, by Oaktree).

“IRS” means the Internal Revenue Service.
“Law” means any law, statute, ordinance, common law, rule, regulation, Order or other judgments, decisions or legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.
“Liens” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, option, restriction, mortgage, collateral assignment, defect, claim or other encumbrance.
“Liquidations Business” means the business of the Company and its Subsidiaries in providing retail, wholesale and industrial solutions and liquidation services.

“Losses” means items of Company loss and deduction determined according to Section 9.2(b).
“Management Incentive Plan” means the Great American Holdings, LLC 2024 Management Incentive Plan, as amended from time to time.
“managers” has the meaning set forth in Section 5.1(b)(i).
“Member of the Immediate Family” means, with respect to any Unitholder who is a natural person, each parent, spouse or child of such individual and each custodian or guardian of any property of one or more of such Persons in his or her capacity as such custodian or guardian.
“Membership Interest” means the interest of the Unitholders in the Company, including rights in Profits, Losses, and Distributions, and the right of any Unitholder to any and all of the benefits to which such Unitholder may be entitled as provided in this Agreement and in the Delaware Act, together with the obligations of such Unitholder to comply with all the provisions of this Agreement and of the Delaware Act.
“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulations Section 1.704-2(d).
“Net Income” has the meaning set forth in the definition of “EBITDA.”
“Net Loss” means, with respect to a Taxable Year, the excess, if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Losses and Profits specially allocated pursuant to Section 9.6, Section 9.7 and Section 18.2).
“Net Profit” means, with respect to a Taxable Year, the excess, if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Losses and Profits specially allocated pursuant to Section 9.6, Section 9.7 and Section 18.2).
“New Securities” has the meaning set forth in Section 14.1(c).

“Newco” has the meaning set forth in Section 15.1.
“Nomura Credit Facility” means that certain Credit Agreement, dated as of August 21, 2023, by and among the Ultimate Parent, the B. Riley Investor, each of the other loan parties and lenders party thereto, Nomura Corporate Funding Americas, LLC, as administrative agent, and Computershare Trust Company, N.A., as collateral agent, as such Credit Agreement may be amended, restated, amended and restated or otherwise modified or refinanced or replaced from time to time.
“Non-Compete Parties” has the meaning set forth in Section 5.7(a).
“Oaktree” means Oaktree Capital Management, L.P., a Delaware limited partnership, and each of its Affiliates.
“Oaktree Directors” has the meaning set forth in Section 5.2(a)(i).
“Oaktree Director Votes” has the meaning set forth in Section 5.3(a).
“Oaktree Equity” means:
(a) the Class A Common Units acquired by the Oaktree Investors on or prior to the date hereof;
(b) any Class A Common Units thereafter issued to or otherwise acquired by the Oaktree Investors from time to time; and
(c) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a) or (b) above by way of dividend, distribution, split or combination or in connection with any recapitalization, merger, consolidation, or other reorganization.
As to any particular securities constituting Oaktree Equity, such securities shall cease to be Oaktree Equity when they cease to be held by Oaktree Investors (subject to, and without limiting, Section 10.1(b) and the Board’s and the Oaktree Investors’ rights in connection with a Transfer).
“Oaktree Investors” means Buyers, and any other investment vehicle or fund managed, directly or indirectly, by Oaktree that at any time acquires Units and executes a joinder to this Agreement or otherwise becomes bound by the provisions hereof.
“Oaktree Put Notice” has the meaning set forth in Section 4.2(b).
“Oaktree Put Units” has the meaning set forth in Section 4.2(b).
“Oaktree Securities” means any Unitholder Securities held by Oaktree or any of its Affiliates.

“Observer” has the meaning set forth in Section 5.2(c).
“Offering Period” has the meaning set forth in Section 14.2.
“Officers” means each person designated as an officer of the Company to whom authority and duties have been delegated pursuant to Section 5.6 and any resolution of the Board appointing such person as an officer or relating to such appointment.
“Order” means any decision or award, decree, injunction, judgment, order, stipulation, ruling or writ of any arbitrator, mediator or Governmental Entity.
“Original Amount” means the number of Class A Common Units owned by the B. Riley Investor or Oaktree Investors, as applicable, immediately following the Investment Closing (as equitably adjusted for any Unit splits, reverse splits, recapitalizations or similar transactions that may occur following the date hereof); provided, that for the purposes of this definition, the B. Riley Investor shall not be deemed to cease to own Class A Common Units that are pledged by the B. Riley Investor, but not foreclosed upon, pursuant to Section 10.01(a)(iv).
“Original Investors” means each of BR Financial, John Bankert, Ken Bloore and Michael Marchlik.
“Other Business” has the meaning set forth in Section 6.5.
“Participating Class B Common Unit” means, with respect to any Distribution pursuant to Section 4.1(a)(v), a Class B Common Unit that has a Participation Threshold that is less than the amount determined by dividing (a) the sum of (i) the amount of such Distribution pursuant to such Section 4.1(a)(v) and (ii) the sum of the Participation Thresholds of all outstanding Class B Common Units that have a Participation Threshold that is less than or equal to the Participation Threshold of such Class B Common Unit by (b) the sum of (i) the number of outstanding Class A Common Units and (ii) the number of outstanding Class B Common Units that have a Participation Threshold that is less than or equal to the Participation Threshold of such Class B Common Unit.
“Participating Common Unit” means, with respect to any Distribution pursuant to Section 4.1(a)(v), a Class A Common Unit or a Participating Class B Common Unit.
“Participation Threshold” means, with respect to each outstanding Class B Common Unit, an amount determined in accordance with Section 3.5; provided that the Participation Threshold with respect to each Class B Common Unit shall be no less than the amount required for such Class B Common Unit to constitute a Profits Interest at the time of issuance.
“Permitted Transferee” has the meaning set forth in Section 10.1(a)(v).
“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization (whether or not having separate legal personality), any other business entity, or a Governmental Entity.
“Preemptive Election Notice” has the meaning set forth in Section 14.2.
“Preemptive Rights Notice” has the meaning set forth in Section 14.1(a).
“Preemptive Share” has the meaning set forth in Section 14.1(a).
“Preferred Put Notice Period” has the meaning set forth in Section 4.2(b).
“Preferred Tax Distributions” means, collectively, Class A Preferred Tax Distributions and Class B Preferred Tax Distributions.
“Preferred Units” means, collectively, Class A Preferred Units and Class B Preferred Units and any other preferred units of the Company that may be issued and outstanding at any time of determination.
“Pro Rata Share” has the meaning set forth in Section 12.1.
“Proceeding” has the meaning set forth in Section 7.2.
“Profits” means items of Company income and gain determined according to Section 9.2(b).
“Profits Interest” means an interest in the profits of the Company satisfying the requirements for a partnership interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, unless superseded by IRS Notice 2005-43, in which case, as set forth in Treasury Regulations Section 1.83-3, Notice 2005-43, and any similar or related authority or the corresponding requirements of any subsequent guidance promulgated by the IRS or other applicable law.
“Public Offering” means an initial public offering or direct listing of a class of Units or common equity securities of the Company, which in accordance with Article 15 may be converted into a corporation (or other successor) for such purpose (or using a Blocker Corporation or similar structure), that results in such common equity securities of the Company or such corporation being registered under the Securities Act and listed on the New York Stock Exchange, the Nasdaq Stock Market, any other established securities exchange or market or any successor to any of the foregoing.
“Public Sale” means any sale of Unitholder Securities to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market-maker after a Public Offering.
“Purchase Price” has the meaning set forth in Section 16.1.
“Put Notice” has the meaning set forth in Section 4.2(b).

“Put Option Unitholders” has the meaning set forth in Section 4.2(b).
“Put Units” has the meaning set forth in Section 4.2(b).
“Quarterly Estimated Tax Amount” means, with respect to each Unitholder for any Fiscal Quarter of a Taxable Year, an amount equal to the excess, if any, of (a) the product of (x) ¼ in the case of the first Fiscal Quarter of the Taxable Year, ½ in the case of the second Fiscal Quarter of the Taxable Year, ¾ in the case of the third Fiscal Quarter of the Taxable Year or 1 in the case of the fourth Fiscal Quarter of the Taxable Year, multiplied by (y) such Unitholder’s Estimated Tax Amount for such Taxable Year, over (b) all Tax Distributions previously made to such Unitholder for such Taxable Year.
“Redemption Amounts” has the meaning set forth in Section 4.2(b).
“Regulatory Allocations” has the meaning set forth in Section 9.6(e).
“Reserve Amount” has the meaning set forth in Section 4.1(f).
“Related Party Agreement” has the meaning set forth in Section 3.2(b)(vii).
“Required Interest” means, at any particular time, a majority of the Oaktree Equity then outstanding; provided, that, if the Oaktree Investors collectively fail to hold at least 25% of their combined Original Amount, “Required Interest” shall mean a majority of all Class A Common Units then outstanding.
“Restricted Employees” has the meaning set forth Section 5.7(a).
“Restricted Period” means the period commencing on the Investment Closing and ending one (1) year after the B. Riley Investor (and its Permitted Transferees as a result of Transfers described in Section 10.1(a)(ii) or Section 10.1(a)(iii)) cease to hold at least 25% of its Original Amount.
“Rule 501” has the meaning set forth in Section 13.8.
“Sale” has the meaning set forth in Section 12.1.
“Sale Notice” has the meaning set forth in Section 12.1.
“Sale Process” has the meaning set forth in Section 13.7(a).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Sellers” has the meaning set forth in the Recitals.
“Selling Unitholder” has the meaning set forth in Section 12.1.
“Specified Adverse Event” means any event, circumstance, condition, change, development or effect that the Board determines in good faith would reasonably be expected to have, individually or in the aggregate, a materially detrimental impact on the business, financial condition or results of operations of the Company and its Subsidiaries.
“Specified Adverse Event Reduction Amount” means the amount set forth in Schedule B hereto.
“Specified Class B Reduction Amount” means (i) the Specified Adverse Event Reduction Amount divided by (ii) 183,000.
“Spousal Consent” has the meaning set forth in Section 20.23.
“Subsequent Meeting” has the meaning set forth in Section 5.3(a).
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect, or contract rights to appoint or elect, a majority of the board of directors or other Persons performing similar functions or that is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
“Subsidiary Public Offering” means an initial public offering or direct listing of a class of units or common equity securities of any Subsidiary of the Company (or a successor thereto), that results in such common equity securities of such Subsidiary being registered under the Securities Act and listed on the New York Stock Exchange, the Nasdaq Stock Market, any other established securities exchange or market or any successor to any of the foregoing.
“Substituted Unitholder” means a Person that is admitted as a Unitholder of the Company pursuant to Section 11.1.
“Surplus Tax Distribution Amount” has the meaning set forth in Section 4.1(b)(vi).
“Suspended Meeting” has the meaning set forth in Section 5.3(a).
“Tag-Along Unitholders” has the meaning set forth in Section 12.1.
“Tax” means any U.S. federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value-added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing.
“Tax Amount” means, with respect to each Unitholder for each Taxable Year, an amount equal to the product of (x) the Tax Rate, multiplied by (y) such Unitholder’s Taxable Income for such Taxable Year. A Unitholder’s Tax Amount shall be reasonably determined initially by the Board on the basis of the figures set forth (or expected to be set forth) on IRS Form 1065 filed by the Company and the similar state or local forms filed by the Company but shall be subject to subsequent adjustment by the Board acting reasonably if there is an audit, litigation or other Tax proceeding with respect to a Tax return filed by the Company resulting from an adjustment to the relevant Tax or Tax items or an amended Tax return filed by the Company, in each case, to reflect any such adjustment or amendment.
“Tax Distribution” has the meaning set forth in Section 4.1(b)(i).
“Tax Distribution Condition” has the meaning set forth in Section 4.1(b)(i).
“Tax Distribution Shortfall” has the meaning set forth in Section 4.1(b)(v).
“Tax Matters Partner” has the meaning set forth in Section 9.12.
“Tax Rate” means, for each Taxable Year, the combined maximum U.S. federal, state, and local income Tax rate applicable to an individual or corporation (whichever is higher) (calculated by using the highest maximum combined marginal U.S. federal, state and local income Tax rates in any jurisdiction in the United States, including pursuant to Section 1411 of the Code) for such Taxable Year (making an appropriate adjustment for any rate changes that take place during such period), calculated by taking into account different tax rates applicable to ordinary income and capital gain, as determined by the Board, it being understood that the same Tax Rate shall apply to all Unitholders.
“Taxable Income” means, with respect to a Unitholder for a Taxable Year, the cumulative taxable income and gain allocated by the Company to such Unitholder for such Taxable Year, net of any taxable losses allocated by the Company to such Unitholder for such Taxable Year (and, in the Board’s discretion, for prior Taxable Years), to the extent that such losses (a) are of a character that would permit the losses to be deducted by such Unitholder against the current taxable income or gain allocated by the Company to such Unitholder and (b) have not previously been taken into account in determining such Unitholder’s Taxable Income (which, for the avoidance of doubt, includes allocations of net income or gross income), determined without regard to any items attributable to any adjustment of the Tax basis of the Company’s or any of its flow-through Subsidiaries’ assets pursuant to Code Section 732(d), 734(b), 743(b) or 754 (or any similar Tax basis step-up),taking into account items specially allocated to such Unitholder under Code Section 704(c), without regard to the effect of any deduction under Code Section 199A, and, solely with respect to such Unitholder’s Class A Preferred Units (if any), without regard to any taxable income or gain allocated by the Company to such Unitholder for such Taxable Year in respect of the Class A Preferred Unit Cash Payments on such Class A Preferred Units.
“Taxable Year” means the Company’s Fiscal Year unless the Board determines otherwise in compliance with applicable laws.
“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including by operation of Law and voluntarily or involuntarily) or the acts thereof, including by means of the Transfer of an interest in a Person that directly or indirectly holds the object subject to any such Transfer, but explicitly excluding (a) conversions or exchanges with the Company of one class of Unit or Unitholder Security to or for another class of Unit or Unitholder Security, (b) with respect to the B. Riley Investor, any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of security interest or other direct or indirect disposition of any interest in B. Riley Financial, Inc. (or a successor entity) and (c) with respect to the Oaktree Investors, any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of security interest or other direct or indirect disposition of any interest in Brookfield, Oaktree or any funds or investment vehicles managed thereby (or a successor entity thereof). The terms “Transferee,” “Transferred,” “Transferor” and other forms of the word “Transfer” shall have correlative meanings.
“Transfer Event” means a Transfer by the B. Riley Investor of its Units or Unitholder Securities without the prior written consent of the Board, other than a Transfer in compliance with Section 10.1(a)(ii)).
“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date of the Investment Closing, by and between the B. Riley Investor and the Company.
“Treasury Regulations” means the income tax regulations promulgated under the Code.
“Ultimate Parent” means B. Riley Financial, Inc. (or its corporate successor, whether by merger, consolidation, reorganization or similar transaction).
“Unapplied Class A Preferred Tax Advances” has the meaning set forth in Section 4.1(iii)(b).
“Unit” means a Membership Interest of a Unitholder in the Company representing a fractional part of the Membership Interests of all Unitholders and shall include Class A Common Units, Class B Common Units, Class A Preferred Units and Class B Preferred Units; provided that any class or group of Units issued shall have relative rights, powers, and duties set forth in this Agreement and the Membership Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers, and duties set forth in this Agreement.

“Unit Grant Agreement” has the meaning set forth in Section 3.5(a).
“Unitholder” means (a) each Initial Unitholder and (b) and any person admitted to the Company as an Additional Unitholder or Substituted Unitholder, but in each case only for so long as such person has complied with the requirements to qualify as a Unitholder in accordance with the terms of this Agreement and the Delaware Act and continues to hold at least one Unit. The Unitholders shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.
“Unitholder Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).
“Unitholder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unitholder Nonrecourse Debt, equal to the Minimum Gain that would result if such Unitholder Nonrecourse Debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Unitholder Securities” means any of the following held by any Unitholder:
(a) any Common Units, Preferred Units or other equity interests in the Company or any successor thereto;
(b) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, Common Units, Preferred Units or other equity interests in the Company or any successor thereto, whether or not then exercisable or convertible;
(c) any other securities which are convertible into or exchangeable for, directly or indirectly, Common Units, Preferred Units or other equity interests in the Company or any successor thereto, whether or not then convertible or exchangeable; and
(d) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a) through (c) above by way of dividend, distribution, split or combination or in connection with any recapitalization, merger, consolidation, or other reorganization.
“Withheld Consideration” has the meaning set forth in Section 4.1(b)(vi).
“Withholding Advances” has the meaning set forth in Section 9.8(b).
Article 2
ORGANIZATIONAL MATTERS
Section 2.1Formation. The Company was formed under the Delaware Act pursuant to the Certificate filed with the Secretary of State of the State of Delaware on September 17, 2024, and shall be continued in accordance with this Agreement. The Unitholders desire to continue the Company for the purposes and upon the terms and subject to the conditions set forth in this Agreement.

Section 2.2The Certificate, Etc. The Unitholders hereby agree to execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation, operation and termination of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business. This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Unitholders shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Unitholders are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.
Section 2.3Name. The name of the Company shall be “Great American Holdings, LLC” or such name as the Board in its sole discretion may determine at any time and from time to time. Notification of any such change shall be given to all Unitholders. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.
Section 2.4Purpose; Powers. Subject to the limitations contained elsewhere in this Agreement, the purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act and any and all activities necessary, advisable, convenient or incidental thereto, as may be determined by the Board from time to time. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act. Subject to the provisions of this (a) Agreement, (b) to the extent not contemplated by this Agreement, the Delaware Act, and (c) the other agreements contemplated hereby and thereby, to the fullest extent permitted by law, (i) the Company may, with the approval of the Board, enter into and perform under any and all documents, agreements and instruments, all without any further act, vote or approval of any Unitholder, and (ii) the Board may authorize any Person (including any Unitholder or Officer) to enter into and perform under any document, agreement or instrument on behalf of the Company. Subject to the provisions of this Agreement and the other agreements contemplated hereby and thereby, including Section 3.2, to the fullest extent permitted by Law (and except as required by the non-waiveable portions of the Delaware Act), the Company may, with the approval of the Board and without the need for any further act, vote or approval of any Unitholder, merge with, or consolidate into, a limited partnership (organized under the laws of the State of Delaware or any other state), another limited liability company (organized under the laws of the State of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or other business entity (as defined in Section 18-209(a) of the Delaware Act), regardless of whether the Company or such other entity is the survivor. If a merger is used as a means of effecting the intent of Article 15, then the provisions of such Section shall apply to such transaction.
Section 2.5No State-Law Partnership. The Unitholders do not intend that the Company be a partnership (including a limited partnership) or joint venture or that any Unitholder or Officer be a partner or joint venturer of any other Unitholder or Officer for any purposes other than for such tax purposes as set forth in Article 9. All property of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity. A Unitholder has no interest in such Company property or any portion thereof by virtue of being a “member” under the Delaware Act.
Section 2.6Foreign Qualification. The Board shall cause the Company to be qualified or registered in any jurisdiction where required by applicable law. The Board shall cause to be executed, delivered and filed any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may conduct business.
Section 2.7Principal Office; Registered Office; Registered Agent. The principal office of the Company shall be located at such place as the Board may from time to time designate in the manner provided by the Delaware Act and applicable law. The Company may maintain offices at such other place or places as the Board deems advisable. Notification of any change in the location of the Company’s principal office shall be given to all Unitholders. The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and applicable law. The registered agent of the Company for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and applicable law.
Section 2.8Operation of Company as a Separate Enterprise. The Company shall, consistent with the terms of this Agreement, conduct its business and operations to maintain its status as a separate legal entity apart from that of any other Person, including any of the Unitholders and any Affiliates of any of the Unitholders, including by (a) not allowing funds or other assets of the Company to be commingled with the funds or other assets of, owned by or registered in the name of, any other Person (other than its Subsidiaries in customary cash pooling or similar arrangements), (b) maintaining books, bank accounts and financial records of the Company separate from those of any other Person, (c) observing customary procedures and formalities and (d) causing the Company to conduct its dealings with third parties in its own name and in all respects hold itself out as a separate and independent legal entity.
Section 2.9Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article 18.
Article 3
UNITS
Section 3.1Unitholders.
(a)Capital Contributions. Each Unitholder named on Schedule A attached hereto or on file with the Company (or such Person’s predecessor-in-interest) has made (or has been deemed to have made) Capital Contributions to the Company as set forth on Schedule A in exchange for the Units specified thereon, and each Unitholder’s initial Capital Account shall be established in accordance with such Capital Contributions. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time, and such Schedule A may be updated and amended from time to time by the Board in good faith without requiring any further action by any Unitholder to reflect changes in the information thereon that occur pursuant to, and in compliance with, this Agreement. The Company and each Unitholder shall file all Tax returns, including any schedules thereto, in a manner consistent with such initial Capital Accounts (as may be adjusted in accordance with Section 9.2 or pursuant to the Equity Purchase Agreement or any unit purchase agreement from time to time). Each Person listed on Schedule A upon (i) such Person’s execution of this Agreement or a counterpart thereto and (ii) receipt (or deemed receipt) by the Company of such Person’s Capital Contribution, if any, as set forth on Schedule A, is hereby or was, as applicable, admitted to the Company as a Unitholder of the Company with respect to the Units specified opposite such Person’s name on Schedule A. Each Unitholder’s Membership Interest, including such Unitholder’s interest in Profits, Losses and Distributions of the Company and the right to vote on certain matters as provided in this Agreement, shall be represented by the Units owned by such Unitholder pursuant to the terms of this Agreement. The ownership of Units shall entitle each Unitholder to allocations of Profits and Losses and other items and distributions of cash and other property as set forth in Article 4 hereof. Each Unit shall constitute and remain a “security” within the meaning of Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the state of Delaware. The Board may in its discretion issue to any Unitholder and, at the request of the B. Riley Investor in respect of Units held by the B. Riley Investor or its Affiliates or the Oaktree Investors in respect of Units held by the Oaktree Investors or their Affiliates, the Board shall cause the Company to issue to such Unitholder, certificates representing the Units (“Certificated Securities”) held by such Unitholder.
(b)Representations and Warranties of Unitholders. Each Unitholder hereby represents and warrants to the Company and acknowledges that:
(i)such Unitholder has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto;
(ii)such Unitholder is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as the Board may reasonably request;
(iii)such Unitholder has reviewed and evaluated all information necessary to assess the merits and risks of such Unitholder’s investment in the Company and has had answered to such Unitholder’s satisfaction any and all questions regarding such information;
(iv)such Unitholder is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time (including the risk of loss of its entire investment);
(v)such Unitholder is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution thereof;
(vi)the Membership Interests and Units have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws, or an exemption from registration or qualification requirements is available under applicable securities laws, and the provisions of this Agreement have been complied with;
(vii)any attempt to Transfer, or offer to Transfer, any Unitholder Securities without complying with this Agreement shall be void and of no effect;
(viii)to the extent applicable, the execution, delivery and performance of this Agreement have been duly authorized by such Unitholder and do not, require such Unitholder to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any Law or regulation applicable to such Unitholder or other governing documents or any agreement or instrument to which such Unitholder is a party or by which such Unitholder is bound or any Order, judgment, award, writ, injunction or decree applicable to the Unitholder’s properties or assets;

(ix)the determination of such Unitholder to purchase interests in the Company has been made by such Unitholder independent of any other Unitholder and independent of any statements or opinions as to the advisability of such purchase, which may have been made or given by any other Unitholder or by any agent or employee of any other Unitholder;
(x)the interests in the Company were not offered to such Unitholder by means of general solicitation or general advertising;
(xi)such Unitholder has carefully reviewed the terms of this Agreement and has evaluated the restrictions and obligations contained herein;
(xii)if such Unitholder is a natural person and married he or she has delivered a Spousal Consent; and
(xiii)this Agreement is valid, binding and enforceable against such Unitholder in accordance with its terms.
(c)No Liability of Partners and Unitholders.
(i)No Liability.
(A)Except as otherwise required by applicable Law and as expressly set forth in this Agreement, no Unitholder shall have any personal liability whatsoever in such Unitholder’s capacity as a Unitholder, whether to the Company, to any of the other Unitholders, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company, any Subsidiary thereof or any other Unitholder, in each case solely by reason of being a Unitholder or holding a Membership Interest. Each Unitholder shall be liable only to make such Unitholder’s Capital Contribution to the Company and the other payments provided expressly herein. No Unitholder shall be required to make any additional Capital Contributions to the Company. A Unitholder may make additional Capital Contributions to the Company only with the prior approval of the Board and in accordance with this Agreement.
(ii)Distribution. In accordance with the Delaware Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Unitholders that no distribution to any Unitholder pursuant to Article 4 hereof shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or distribution of any such property to a Unitholder shall be deemed to be a compromise within the meaning of the Delaware Act, and the Unitholder receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Unitholder is obligated to make any such payment, such obligation shall be the obligation of such Unitholder and not of any other Unitholder.
Section 3.2Voting and Consent Rights; Unitholder Meetings.
(a)Voting of Unitholders. To the fullest extent permitted by the Delaware Act and applicable Law (including Section 18-302 of the Delaware Act), the holders of Units, other than the holders of those Class A Common Units comprising the Required Interest, shall not be entitled to a vote in respect of any such Units on any matters submitted to or required to be submitted to the Unitholders (provided that the foregoing shall not waive any requirement to obtain approval from any Unitholders to the extent otherwise specifically provided in this

Agreement, including Section 3.2(b) and Article 13). To the fullest extent permitted by applicable Law (including Section 18-302 of the Delaware Act), (i) all matters required to be voted on by the Unitholders pursuant to this Agreement shall only require the vote of Unitholders holding the Required Interest, (ii) a quorum shall be present at a meeting of Unitholders if Unitholders holding the Required Interest are represented at the meeting in person or by proxy and (iii) the affirmative vote of the Unitholders holding the Required Interest at a meeting of Unitholders at which a quorum is present shall be the act of the Unitholders. Without limiting the foregoing, to the extent that a vote of Unitholders is required by the applicable Law and the foregoing waiver of voting rights in the first two sentences of this Section 3.2(a) is not effective, with respect to any matter for which the affirmative vote of the holders of a class or specified portion of Units entitled to vote is so required, (i) a quorum shall be present at a meeting of Unitholders if Unitholders holding the majority of Units of such class or specified portion of a class entitled to vote are represented at the meeting in person or by proxy, (ii) when a quorum is present, the affirmative vote of a majority of such class or specified portion of a class of Unitholders entitled to vote and present in person or by proxy at such meeting of Unitholders shall be the act of such class or specified portion of a class of Unitholders, and (iii) except as otherwise specifically required by applicable Law, on each such matter on which a vote or approval of any class or specified portion of a class of Unitholders is required, each Unit of such class or specified portion of a class of Unitholders shall be entitled to one vote per Unit. There shall be no cumulative voting.
(b)Unitholder Consent Rights. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of, until the Oaktree Investors collectively fail to hold at least 25% of their combined Original Amount, the Oaktree Investors and, until the B. Riley Investor (or a Permitted Transferee thereof pursuant to Section 10.1(a)(i) or Section 10.1(a)(ii)) fails to hold at least 25% of its Original Amount or a Transfer Event has occurred, the B. Riley Investor, the Company shall not, and shall cause its Subsidiaries not to, enter into any agreement or commit to take, or take, authorize or approve any of the following actions:
(i)amending this Agreement in a manner that would materially and adversely affect the rights, preferences, privileges or obligations of the B. Riley Investor in its capacity as a Unitholder, in the case of the B. Riley Investor’s consent right, or any Oaktree Investor in its capacity as a Unitholder, in the case of the Oaktree Investors’ consent right; provided, that such consent requirement shall not apply to any creation or issuances of Additional Securities in accordance with Section 3.4 or in accordance with Section 3.5, adjustments to Schedule A, the admittance of any Additional Unitholder or Substituted Unitholder (including any amendments in respect thereof in accordance with Section 10.1(b)), or the amendments contemplated by Article 15, in each case to the extent such actions are taken in accordance with the terms of this Agreement;
(ii)making any redemptions or repurchases of the Class A Common Units, other than any pro rata redemptions or repurchases of Class A Common Units (it being understood that the surrender, forfeiture and cancellation of Class A Common Units pursuant to Article VIII of the Equity Purchase Agreement and as contemplated by the last sentence of Section 20.15 shall not be deemed a redemption or repurchase for purposes of this clause (ii));
(iii)taking any action that would require the B. Riley Investor or its Affiliates, in the case of the B. Riley Investor’s consent right, or the Oaktree Investors or their Affiliates, in the case of the Oaktree Investors’ consent right, to provide a guarantee or other credit support on behalf of the Company or any of its Subsidiaries;
(iv)issuing or selling Units or Unitholder Securities to Company Service Providers, in their capacity as such, other than Class B Common Units in an aggregate amount not in excess of 100,000 Class B Common Units; provided that the Board shall have the right to increase such amount, at its discretion, to up to 115,000 Class B Common Units;
(v)filing a voluntary bankruptcy or similar proceeding or knowingly failing to contest any bankruptcy or similar proceeding filed against the Company or any of its Subsidiaries; provided that no consent of the B. Riley Investor or the Oaktree Investors shall be required if such filing or failure to contest is approved by an Independent Director;
(vi)issuing or selling Units or Unitholder Securities ranking, as to payment of dividends or distributions or as to distributions of assets upon voluntary or involuntary dissolution, liquidation or winding-up of the Company, senior to or pari passu with the Class B Preferred Units, if the proceeds therefrom are used to make distributions to the holders of Class A Preferred Units in respect of their Class A Preferred Units (other than any Class A Preferred Unit Cash Payment to be made pursuant to Section 4.1(c) or distributions pursuant to Section 4.1(b)); provided that any such proceeds shall be deemed not to have been used in any distributions made more than eighteen (18) months following the issuance or sale that generated such proceeds;
(vii)entering into any contract, agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any Unitholder or any Affiliate thereof, on the other hand (such contract, agreement or arrangement, a “Related Party Agreement”), other than (A) this Agreement or any contract, agreement or arrangement expressly contemplated by any of the Equity Agreements (including the entry into Unit Grant Agreements with Company Service Providers), the Transition Services Agreement or the Credit Agreement, including in connection with any exercise, assignment or Transfer of any rights granted, or any transaction otherwise subject to limitations, restrictions, procedures or other provisions, as applicable, as expressly described in any of the Equity Agreements, the Transition Services Agreement or the Credit Agreement or pursuant to any other contract or agreement that does not require any consent (or for which consent has been obtained) in accordance with this Section 3.2(b)(vii), (B) any entry into or approval of a Related Party Agreement on arm’s-length terms (as determined in good faith by the Board, which for this purpose shall include at least one Director that was not appointed to the Board by the Unitholder that is engaging (or whose Affiliate is engaging) in such Related Party Agreement (it being understood that the Independent Directors shall not be deemed to have been appointed by the Oaktree Investors or their Affiliates for purposes of this Section 3.2(b)(vii)), (C) any entry into or approval of a Related Party Agreement that is with any Persons who are employees, officers, directors, managers or consultants of the Company or any of its Subsidiaries solely with respect to such Person’s role as, and in such Person’s capacity as, an employee, officer, director, manager or consultant of the Company or any of its Subsidiaries, (D) any entry into or approval of a Related Party Agreement for which the Board has obtained advice (which may be oral or written) from an independent valuation, investment banking or financial advisory firm that the consideration payable in, or other principal financial terms, as applicable, of, such contract, agreement or arrangement, are fair, from a financial point of view, to the holders of Class A Common Units (other than, if applicable based on the nature of the contract, agreement or arrangement, the Oaktree Investors or the B. Riley Investor, as the case may be), and (E) any entry into or approval of a Related Party Agreement between the Company or any of its Subsidiaries, on the one hand, and any portfolio company of Oaktree, on the other hand, in the ordinary course of business that has a Fair Market Value (determined by reference to amounts to be received or paid by the Company and its Subsidiaries in such transaction or otherwise as determined in good faith by the Board) equal to or less than $1,500,000; provided that, in the aggregate, payments of any such Related Party Agreements to be subject to the exception set forth in this clause (E) shall not exceed $5,000,000 in any given Fiscal Year;
(viii)(A) other than in connection with a Public Offering, change the U.S. federal income tax classification of the Company or any of its material Subsidiaries, (B)

subject to Section 9.7(b), Section 9.11, and Section 9.12, make, revoke or modify any other material tax election (other than any such election that is required by this Agreement or applicable Law), or (C) consent to any assessment or adjustment proposed by any taxing authority; in each case, that would reasonably be expected to materially increase the Tax liability of the Oaktree Investors, in the case of the Oaktree Investors’ consent right, or the B. Riley Investor, in the case of the B. Riley Investor’s consent right, in each case, in a manner that is materially disproportionate, taking into account the relative economic entitlements of the Unitholders; or
(ix)incurring, refinancing, creating or guarantying any indebtedness if the proceeds therefrom are used to make distributions to holders of Class A Preferred Units in respect of their Class A Preferred Units (other than any Class A Preferred Unit Cash Payment to be made pursuant to Section 4.1(c) or distributions pursuant to Section 4.1(b); provided that the rights granted to the B. Riley Investor pursuant to this Section 3.2(b)(ix) shall expire upon the date that is eighteen (18) months after the Investment Closing.
(c)Place. All meetings of the Unitholders shall be held at the principal place of business of the Company or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof. Unitholders may participate in any such meeting by means of video or telephone conference or similar forms of communication that enable all Persons participating in the meeting to hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
(d)Adjournment. Notwithstanding the other provisions of the Certificate or this Agreement, the chairperson of the meeting shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Unitholders, the time and place for the resumption of such meeting shall be determined by a vote of the Unitholders holding the Required Interest. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called, so long as a quorum is present.
(e)Meetings. Meetings of the Unitholders for any proper purpose or purposes may be called at any time only by the Board or any Oaktree Director.
(f)Notice. A written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered to each Unitholder entitled to vote at such meeting by or at the direction of the Board or any Oaktree Director calling the meeting, not less than three (3) nor more than thirty (30) days before the date of the meeting in accordance with Section 20.12 of this Agreement. Presence at a meeting by a Unitholder shall constitute a waiver of any deficiency of notice, except when a Unitholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.
(g)Record Date. Unless otherwise determined by the Board, the date on which notice of a meeting of Unitholders is mailed (by e-mail or otherwise) shall be the record date for the determination of any Unitholders entitled to notice of or to vote at such meeting (including any adjournment thereof).
(h)Proxies. A Unitholder may vote either in person or by proxy executed in writing by the Unitholder. An electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document executed by the Unitholder shall be treated as an execution in writing for purposes of this Section 3.2(h). Proxies for use at any meeting of Unitholders or in connection with the taking of any action by written consent pursuant to Section 3.3 shall be filed with the Secretary of the Company, before or at the time of the meeting or execution of the written consent as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Secretary of the Company, who shall decide all questions concerning the qualification of voters, the validity of the proxies and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two (2) or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one (1) be present, then such powers may be exercised by that one (1); or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Units that are the subject of such proxy are to be voted with respect to such issue.
(i)Conduct of Unitholder Meetings. All meetings of the Unitholders shall be presided over by the chairperson of the meeting, who shall be designated by the Directors present at such meeting. Subject to any procedural rules adopted by the Board, the chairperson of any meeting of Unitholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion.
(j)Oaktree Investors. Any rights of the Oaktree Investors under this Agreement shall be exercised by the holders of the majority of the Oaktree Equity then outstanding; provided that the appointment of the Oaktree Directors and Independent Directors shall only be effected by the holders of all of the Oaktree Equity then outstanding.
Section 3.3Action of Unitholders by Written Consent.
(a)Written Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of Unitholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Unitholder or Unitholders holding not less than the minimum number of Units that would be necessary to take such action at a meeting at which all Unitholders entitled to vote on the action were present and voted. Every written consent shall bear the date of signature of each Unitholder who signs the consent. An electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document signed by a Unitholder shall be regarded as signed by the Unitholder for purposes of this Section 3.3(a). Prompt notice of the taking of any action by Unitholders without a meeting by less than unanimous written consent shall be given to those Unitholders who did not consent in writing to the action.
(b)Record Date for Written Consent in Lieu of Meeting. The record date for determining Unitholders entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

Section 3.4Issuance of Additional Units and Interests.
(a)Subject to compliance with the provisions of this Agreement and the other Equity Agreements, the Board shall have the right to cause the Company to issue or sell to any Person (including Unitholders and Affiliates) any of the following (which for purposes of this Agreement shall be “Additional Securities”): (i) additional Units or other Membership Interests (including other classes or series thereof having different powers, preferences, rights and obligations as may from time to time be established by the Board), (ii) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into Units or other Membership Interests, and (iii) warrants, options, or other rights to purchase or otherwise acquire Units or Membership Interests. Subject to compliance with the provisions of this Agreement and the other Equity Agreements, the Board shall determine the rights, powers, preferences and obligations governing the issuance of such Additional Securities, including the number and designation of such Additional Securities, the preference (with respect to distributions, liquidations, or otherwise) over any other Units and any required or deemed contributions in connection therewith; provided, that no such issuance that would materially and adversely affect the rights, preferences or privileges of the holders of Class B Common Units in a manner disproportionate to the effect of such issuance on the rights, preferences or privileges of holders of Class A Common Units or Class B Common Units (without regard to any effect resulting from the individual circumstances of any holder of such class or group of Units) shall be effective against such holder whose rights, preferences or privileges are so affected thereby without the prior written consent of such holders so affected (provided that the specific terms of the Class B Common Units held by such holder, including with respect to the applicable vesting terms, Participation Threshold, Management Incentive Plan and Unit Grant Agreement terms in respect of each such Unit, may be considered in determining whether such issuance materially and adversely affect the rights, preferences or privileges of the Class B Common Units in a manner disproportionate to the effect of such issuance on the rights, preferences or privileges of such Class A Common Units and Class B Common Units). Subject to the foregoing, the Board shall have the right and authority to amend this Agreement to reflect the creation of additional classes or series of Units without requiring any further action by the Unitholders. Any Person who acquires Units may be admitted to the Company as a Unitholder pursuant to the terms of Section 11.2 hereof. All Units issued pursuant to the terms of this Agreement shall be validly issued and, unless otherwise determined at the time of issuance, fully paid.
(b)If any Person acquires Additional Securities from the Company pursuant to Section 3.4(a) or Section 3.5 or other interests in the Company or is admitted to the Company as an Additional Unitholder pursuant to Section 11.2, Schedule A shall be amended to reflect such additional issuance and/or Unitholder, as the case may be, without requiring any further approval or consent of any Unitholder.
Section 3.5Incentive Equity.
(a)Subject to Section 3.2(b)(iv), the Company may (i) issue incentive Class B Common Units to existing or new Company Service Providers pursuant to, and subject to the terms of, the Management Incentive Plan and written award agreements thereunder approved by the Board (each such agreement, regardless of its actual title, and as amended, modified and waived from time to time in accordance with its terms, is referred to herein as a “Unit Grant Agreement”) and (ii) reissue any Class B Common Units that are forfeited or otherwise reacquired by the Company to any existing or new Company Service Providers. Each Unitholder agrees and acknowledges that Class B Common Units may be subject to vesting arrangements, in each case different from those of any other Class B Common Units, and in each case as set forth in the Management Incentive Plan and applicable Unit Grant Agreement. Except as expressly provided in a Unit Grant Agreement, the Unitholders and the Company agree that in the event of any conflict or inconsistency between the terms of any Unit Grant Agreement, the Management

Incentive Plan and this Agreement, the terms of this Agreement shall control; provided, however, that any Unit Grant Agreement and the Management Incentive Plan may impose greater restrictions or grant lesser rights to any grantee or participant than this Agreement. On the date of each grant of any Class B Common Units, the Board shall establish an initial Participation Threshold with respect to such Class B Common Units, including as the Board may deem necessary to permit such Class B Common Units to constitute Profits Interests, and in such case, the Participation Threshold with respect to such Class B Common Units shall be subject to adjustment in accordance with this Section 3.5. Unless otherwise determined by the Board in its reasonable discretion, the Participation Threshold with respect to a Class B Common Unit shall be equal to or greater than the amount that would be distributed with respect to a then outstanding Class A Common Unit pursuant to Section 4.1(a) in a hypothetical transaction in which the Company sold itself for its Fair Market Value (calculated in accordance with Section 19.2(b)) and distributed the proceeds pursuant to Section 18.2 (as determined immediately prior to the issuance of such Class B Common Unit). The Board may designate a series number for each subset of Class B Common Units having the same Participation Threshold. A Unit Grant Agreement, the Management Incentive Plan or the Board may provide for restrictions, limitations and other requirements (including vesting requirements) on the amount of Distributions to which a Company Service Provider may directly or indirectly be entitled. Subject to Section 3.2(b)(iv), the Board shall have sole and complete power and discretion to approve which Company Service Providers shall be offered Class B Common Units, the number of Class B Common Units to be offered and issued to any such Company Service Provider, the purchase price (if any) for such Class B Common Units and the terms and conditions (including the vesting schedule and the Participation Threshold) with respect thereto.
(b)Each Class B Common Unit’s Participation Threshold shall be adjusted (as determined by the Board) after the grant of such Class B Common Unit in the following manner:
(i)in the event of any Distribution made or deemed to be made pursuant to Section 4.1(a), the Participation Threshold of each Class B Common Unit outstanding at the time of such Distribution shall be reduced (but not below zero) by the excess of (A) the amount that each Class A Common Unit receives in such Distribution less (B) the amount that such Class B Common Unit is entitled to receive in such Distribution, if any (with such reduction occurring immediately after the determination of the portion of such Distribution, if any, that such Class B Common Unit is entitled to receive);
(ii)in the event of any Capital Contribution with respect to any outstanding Common Units, the Participation Threshold of each Class B Common Unit outstanding at the time of such Capital Contribution shall be increased by the amount contributed with respect to each Common Unit, or, if such Capital Contribution is made with respect to less than all of the Common Units then outstanding other than Class B Common Units, then the Participation Threshold of each Class B Common Unit may be increased by a lesser amount as may be reasonably determined by the Board consistent with the treatment of the Class B Common Units as Profits Interests; and
(iii)no adjustment shall be made in connection with any redemption or repurchase by the Company or any Unitholder of any Units.
(c)The Board shall have the ability, in its sole discretion, to adjust the operations of this Section 3.5 and Section 4.1 to achieve the economic results intended by this Agreement, including (i) that the amount that would be distributed with respect to a Unit if there were a liquidation and termination of the Company pursuant to Section 18.2 shall be the same immediately before and immediately after certain events, including an issuance of new Units, a

Unit split or a Unit redemption and (ii) that the Class B Common Units are Profits Interests for U.S. federal income tax purposes.
(d)Without limiting any rights of the Company under the Management Incentive Plan or any Unit Grant Agreement, the Company shall have the right, but not the obligation, to purchase (the “Employee Call Option”) all, but not less than all, of the vested Class B Common Units (the “Employee Call Option Interests”) of any Company Service Provider (or any Transferee of such Company Service Provider (other than a bona fide third-party transferee that was approved by the Board)) (the “Employee Call Option Unitholder”) during the twelve (12)-month period immediately following the termination of employment of, or termination of full-time consulting or other service arrangements of, such Company Service Provider at a price in cash for each such vested Class B Common Unit, determined as of the date of exercise of the Employee Call Option, assuming a hypothetical transaction in which the Company sold itself for its Fair Market Value (calculated in accordance with Section 19.2(b) except as is otherwise expressly provided in an applicable Unit Grant Agreement) and assuming the distribution of proceeds in accordance with Section 18.2 (the “Employee Call Purchase Price”) by delivering a written notice to the Employee Call Option Unitholder (the “Employee Call Option Exercise Notice”). Notwithstanding the foregoing, if the Employee Call Option is exercised within a period of six (6) months prior to the consummation of a Fundamental Change (and such Fundamental Change is actually consummated), if the Employee Call Option Unitholder would have been entitled to receive an amount per Class B Common Unit in connection with the consummation of such Fundamental Change greater than the Employee Call Purchase Price, assuming (i) such Employee Call Option Interests and all other Class B Common Units repurchased pursuant to an Employee Call Option during such six (6)-month period prior to such Fundamental Change remained outstanding at the time of the consummation of such Fundamental Change, (ii) that all of the proceeds from such sale were paid directly to the Company other than an amount of such proceeds necessary to pay transfer taxes payable in connection with such sale, which amount will not be received or deemed received by the Company, and (iii) the Company distributed the proceeds pursuant to Section 18.2 (such amount per share, the “Fundamental Change True-Up Amount”), then the Company shall pay to the applicable Employee Call Option Unitholder an amount in cash per Class B Common Unit repurchased pursuant to the Employee Call Option equal to (y) the Fundamental Change True-Up Amount less (z) the Employee Call Purchase Price.
(e)Following the delivery of the Employee Call Option Exercise Notice, the Employee Call Option Unitholder shall (i) cooperate in good faith with the Company and take such actions as may be required to effectuate such exercise of the Employee Call Option expeditiously in accordance with and subject to the terms of this Agreement (including by assisting the Company with any filings required to be made under applicable Law with any Governmental Entity or to obtain any regulatory approval), (ii) execute and deliver (or cause to be executed and delivered) any purchase agreement or other documentation required or reasonably necessary to consummate the transactions contemplated by the Employee Call Option, which such documentation shall include customary terms and provisions for such a transaction (which may include customary confidentiality covenants and covenants not to sue on claims relating to payments in respect of Units), but which shall not include any non-compete, non-solicitation or other restrictive covenants, or any employment-related releases of claims) and (iii) if requested, deliver one or more duly completed and executed letters of transmittal, unit powers or other applicable instruments.
(f)The Employee Call Option Unitholder hereby agrees with respect to all Unitholder Securities such Unitholder holds, or otherwise exercises dispositive power over, that are subject to the Employee Call Option to consent to any amendments to this Agreement to reflect the transfer of the Employee Call Option Interests.

Section 3.6No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein or in the other agreements referred to herein.
Section 3.7Loans from Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions. If any Unitholder shall loan funds to the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Unitholder. The amount of any such loans shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made. Nothing contained in this Agreement shall require any Unitholder to provide a loan to the Company or its Subsidiaries.
Article 4
DISTRIBUTIONS AND REDEMPTIONS
Section 4.1Distributions.
(a)Distributions Generally. Except as otherwise set forth in this Section 4.1, and subject to the provisions of Section 18-607 of the Delaware Act, the Board may in its sole discretion, subject to Section 4.1(e) herein, make Distributions at any time or from time to time. All Distributions, other than Tax Distributions (which are addressed separately in Section 4.1(b)), shall be made only in the following order and priority:
(i)first, to the Unitholders holding Class A Preferred Units (in the proportion that each Unitholder’s share of Class A Preferred Unpaid Yield bears to the aggregate amount of Class A Preferred Unpaid Yield), until the Class A Preferred Unpaid Yield on each such Unitholder’s outstanding Class A Preferred Units as of the time of such Distribution is reduced to zero;
(ii)second, to the Unitholders holding Class A Preferred Units (in the proportion that each Unitholder’s share of Class A Preferred Unreturned Capital with respect to such Class A Preferred Units bears to the aggregate amount of Class A Preferred Unreturned Capital with respect to all Class A Preferred Units), until the Class A Preferred Unreturned Capital with respect to each such Unitholder’s outstanding Class A Preferred Units as of the time of such Distribution is reduced to zero;
(iii)third, to the Unitholders holding Class B Preferred Units (in the proportion that each Unitholder’s share of Class B Preferred Unpaid Yield bears to the aggregate amount of Class B Preferred Unpaid Yield), until the Class B Preferred Unpaid Yield on each such Unitholder’s outstanding Class B Preferred Units as of the time of such Distribution is reduced to zero;
(iv)fourth, to the Unitholders holding Class B Preferred Units (in the proportion that each Unitholder’s share of Class B Preferred Unreturned Capital with respect to such Class B Preferred Units bears to the aggregate amount of Class B Preferred Unreturned Capital with respect to all Class B Preferred Units), until the Class B Preferred Unreturned Capital with respect to each such Unitholder’s outstanding Class B Preferred Units as of the time of such Distribution is reduced to zero; and
(v)fifth, to the holders of the Participating Common Units, the remainder of such Distribution, if any, as follows: (x) with respect to each Class A Common Unit, an amount equal to the amount determined by dividing the Gross-Up Amount by the number of Participating Common Units, and (y) with respect to each Participating Class B Common Unit, an amount equal to (A) the amount determined pursuant to the foregoing clause (x) less (B) the Participation Threshold with respect to such Participating Class B Common Unit.
(b)Tax Distributions.
(i)Notwithstanding any other provision herein to the contrary, with respect to any taxable period (or portion thereof) during which the Company is treated as a partnership for U.S. federal income tax purposes, the Company shall distribute to each Unitholder promptly after the end of each Fiscal Quarter after the effective date of this Agreement (but (x) only after making the Class A Preferred Unit Cash Payment(s) for such Fiscal Quarter and prior Fiscal Quarters, and (y) solely to the extent consistent with clause (x), at least five (5) days prior to the due date for the quarterly payment of estimated U.S. federal income Taxes by individuals or corporations (whichever is earlier) for a calendar year), to the extent permitted by Law and the Delaware Act (the foregoing condition, the “Tax Distribution Condition”), an amount of cash in respect of such Fiscal Quarter which equals such Unitholder’s Quarterly Estimated Tax Amount for such Fiscal Quarter (each, a “Tax Distribution”).
(ii)In the event that due to the Tax Distribution Condition the funds available for any Tax Distribution to be made hereunder are insufficient to pay the full amount of Tax Distributions that would otherwise be required under this Section 4.1(b), prior to making any distributions pursuant to Section 4.1(a) (other than Class A Preferred Unit Cash Payments), the Company shall distribute to the Unitholders the amount of funds that are available for distribution after application of the Tax Distribution Condition first, to satisfy any Preferred Tax Distributions, pro rata on the basis of the amount of Preferred Tax Distributions to which the Unitholders are otherwise entitled, and, second, any remainder pro rata to satisfy any Common Tax Distributions pro rata on the basis of the amount of Common Tax Distributions to which the Unitholders are otherwise entitled. At any time thereafter when additional funds of the Company are available for distribution after application of the Tax Distribution Condition and payment of Class A Preferred Unit Cash Payments and Tax Distributions for subsequent periods, the Company shall distribute such funds to the Unitholders in a manner that would cause the aggregate amount of Tax Distributions paid to all Unitholders to equal (or approximate as closely as possible) the aggregate amount of Tax Distributions that would have been paid to all Unitholders if all Tax Distributions had been distributed to Unitholders in accordance with this Section 4.1(b) if the Tax Distribution Condition had not restricted the funds available therefor, taking into account the preceding sentence (including the priority set forth therein); provided that to the extent any Tax Distribution that would have been paid but for restrictions of the Tax Distribution Condition would have been considered an advance of any distribution other than a Tax Distribution and such distribution is thereafter paid, the relevant Unitholder’s entitlement to the Tax Distribution shall be treated as satisfied.
(iii)
(A)Each Common Tax Distribution paid pursuant to this Section 4.1(b) shall be treated as an advance to the relevant Unitholder of amounts to which it is otherwise entitled in respect of its Common Unit(s) pursuant to, and shall reduce the amount of any other Distributions to such Unitholder in respect of such Common Unit(s) pursuant to, Section 4.1(a)(v).
(B)Each Class A Preferred Tax Distribution paid pursuant to this Section 4.1(b) shall be treated as an advance to the relevant Unitholder of amounts to which it is otherwise entitled in respect of its Class A Preferred Unit(s) pursuant to, and shall reduce the amount of any other amounts payable to such Unitholder in respect of such Class A Preferred Unit(s) pursuant to, Section 4.1(a)(ii); provided, however, that such Class A Preferred Tax Distributions shall not so reduce any amounts payable to the relevant Unitholder in respect of its

Class A Preferred Unit(s) pursuant to Section 4.1(a)(ii) (and shall not be treated for any purpose as having been paid pursuant to Section 4.1(a)) if the Class A Preferred Unreturned Capital in respect of such Class A Preferred Unit(s) exceeds the aggregate Class A Preferred Tax Distributions paid with respect to such Class A Preferred Unit(s) and not previously applied as an offset and reduction pursuant to the following proviso (“Unapplied Class A Preferred Tax Advances”); and, provided, further, that, at any time when the Unapplied Class A Preferred Tax Advances with respect to a Unitholder’s Class A Preferred Unit(s) equal the Class A Preferred Unreturned Capital in respect of such Class A Preferred Unit(s), any amounts that would otherwise be distributed in cash or other property to such Unitholder in respect of its Class A Preferred Unit(s) pursuant to Section 4.1(a)(ii) (without regard to this Section 4.1(b)(iii)(B)) shall be offset and reduced, dollar-for-dollar, by such Unapplied Class A Preferred Tax Advances (and the amount of any such offset and reduction shall be treated as a Distribution to such Unitholder pursuant to Section 4.1(a)(ii) that reduces the Class A Preferred Unreturned Capital in respect of such Class A Preferred Unit(s)).
(C)Each Class B Preferred Tax Distribution paid pursuant to this Section 4.1(b) shall be treated as an advance to the relevant Unitholder of amounts to which it is otherwise entitled in respect of its Class B Preferred Unit(s) pursuant to, and shall reduce the amount of any other amounts payable to such Unitholder in respect of such Class B Preferred Unit(s) pursuant to, Section 4.1(a)(iv); provided, however, that such Class B Preferred Tax Distributions shall not so reduce any amounts payable to the relevant Unitholder in respect of its Class B Preferred Unit(s) pursuant to Section 4.1(a)(iv) (and shall not be treated for any purpose as having been paid pursuant to Section 4.1(a)) if the Class B Preferred Unreturned Capital in respect of such Class B Preferred Unit(s) exceeds the aggregate Class B Preferred Tax Distributions paid with respect to such Class B Preferred Unit(s) and not previously applied as an offset and reduction pursuant to the following proviso (“Unapplied Class B Preferred Tax Advances”); and, provided, further that, at any time when the Unapplied Class B Preferred Tax Advances with respect to a Unitholder’s Class B Preferred Unit(s) equal the Class B Preferred Unreturned Capital in respect of such Class B Preferred Unit(s), any amounts that would otherwise be distributed in cash or other property to such Unitholder in respect of its Class B Preferred Unit(s) pursuant to Section 4.1(a)(iv) (without regard to this Section 4.1(b)(iii)(C)) shall be offset and reduced, dollar-for-dollar, by such Unapplied Class B Preferred Tax Advances (and the amount of any such offset and reduction shall be treated as a Distribution to such Unitholder pursuant to Section 4.1(a)(iv) that reduces the Class B Preferred Unreturned Capital in respect of such Class B Preferred Unit(s)).
(iv)Notwithstanding anything to the contrary herein:
(A)no Tax Distributions shall be made on or after the date of this Agreement with respect to any Taxable Income for any period (or portion thereof) prior to and through the date of this Agreement;
(B)the Board shall be entitled to reasonably adjust subsequent Tax Distributions up or down to reflect any variation between its prior estimation of quarterly Tax Distributions and the Tax Distributions that would have been computed under this Section 4.1(b) based on subsequent information and modify the timing of such Tax Distributions so that Unitholders can use such Tax Distributions to make estimated Tax payments they are required to make;
(C)any Common Tax Distribution otherwise required with respect to any Common Units for a Fiscal Quarter or Taxable Year shall be reduced by any other distributions previously received in respect of such Common Units for such Fiscal Quarter or Taxable Year, as applicable, as reasonably determined by the Board; and

(D)any Preferred Tax Distribution otherwise required with respect to any Preferred Units for a Fiscal Quarter or Taxable Year shall be reduced by any other distributions (other than Class A Preferred Unit Cash Payments) previously received in respect of such Preferred Units for such Fiscal Quarter or Taxable Year, as applicable, as reasonably determined by the Board.
(v)In furtherance of (and without limiting) Section 4.1(b)(iv)(B), if, at any time after the final quarterly Tax Distribution in respect of a Taxable Year has been distributed pursuant to this Section 4.1(b), the Board reasonably determines that (A) the cumulative distributions paid to any Unitholder pursuant to this Section 4.1(b) with respect to such Taxable Year are less than such Unitholder’s Tax Amount for such Taxable Year (any such difference, a “Tax Distribution Shortfall”), the Company shall promptly make an additional distribution to such Unitholder in an amount equal to such Tax Distribution Shortfall, which additional distribution shall be treated as a Tax Distribution for all purposes of this Agreement or (B) the cumulative distributions paid to any Unitholder pursuant to this Section 4.1(b) with respect to such Taxable Year are greater than such Unitholder’s Tax Amount for such Taxable Year (any such difference, an “Excess Tax Distribution”), then the Company shall credit the amount of such Excess Tax Distribution against and reduce the amount of subsequent Tax Distributions to such Unitholder by the amount of such Excess Tax Distribution.
(vi)If, by reason of this Section 4.1(b), any Unitholder (other than a Class B Common Unit holder) receives aggregate distributions pursuant to Section 4.1(a) and this Section 4.1(b) greater than it would have otherwise received in the absence of this Section 4.1(b) (such excess, a “Surplus Tax Distribution Amount”), then, in connection with a Fundamental Change or Public Offering, such Unitholder shall be obligated to return an amount of cash equal to such Surplus Tax Distribution Amount to the Company (which payment shall not constitute a Capital Contribution for any purpose hereunder), and an amount of cash equal to such Surplus Tax Distribution Amount shall be distributed pursuant to Section 4.1(a) or otherwise retained by the Company; provided, further, that, with respect to any Fundamental Change or Public Offering in which the consideration received by such Unitholder consists of both cash and other property, in lieu of the obligation of such Unitholder pursuant to the immediately preceding proviso to return such Surplus Tax Distribution Amount in cash to the Company, (i) the consideration otherwise to be received by such Unitholder pursuant to such Fundamental Change or Public Offering shall be reduced by an amount (the “Withheld Consideration”) equal to such Unitholder’s Surplus Tax Distribution Amount (with any non-cash portion of the consideration otherwise to be received by such Unitholder pursuant to such Fundamental Change or Public Offering valued at its Fair Market Value) as though such Surplus Tax Distribution Amount had been treated as an advance of such consideration otherwise to be received by such Unitholder pursuant to such Fundamental Change or Public Offering, and (ii) such Withheld Consideration shall instead be distributed to the Unitholders pursuant to Section 4.1(a). The Unitholders acknowledge and agree that the foregoing language is intended to result in each Unitholder receiving aggregate distributions pursuant to Section 4.1(a) and this Section 4.1(b) equivalent to those such Unitholder would have received had all distributions made pursuant to this Section 4.1(b) been treated as advances of, and offset and reduced, any amounts otherwise distributable pursuant to Section 4.1(a) (taking into account the timing of such offsets and reductions pursuant to Section 4.1(b)(iii)).
(c)Certain Distributions.
(i)Class A Preferred Unit Cash Payment. Promptly (and in any event within 5 Business Days) following the determination of the Class A Preferred Unpaid Yield at the end of each calendar quarter, to the extent permitted by Law and the Delaware Act and to the extent of Available Cash as of the end of such calendar quarter, the Company shall make a distribution to Unitholders holding Class A Preferred Units in cash in an amount equal to 50% of the applicable Class A Preferred Unpaid Yield accrued on such Class A Preferred Unit for the prior calendar quarter in accordance with Section 4.1(a)(i) (the “Class A Preferred Unit Cash Payment”); provided that to the extent that the full amount of such Class A Preferred Unit Cash Payment cannot be made promptly following the end of a calendar quarter, then (y) those funds which are so available shall be distributed to the Unitholders in accordance with Section 4.1(a)(i) and (z) when additional funds of the Company are available for Distribution pursuant to this Section 4.1(c)(i), such funds shall be promptly distributed in accordance with Section 4.1(a)(i). Any Class A Preferred Unit Cash Payment shall be treated as a payment made pursuant to Section 4.1(a)(i).
(ii)Public Offering. The Company shall provide to the Oaktree Investors and the B. Riley Investor at least 30 days’ prior written notice of the effectiveness of a registration statement with respect to any Public Offering or any Subsidiary Public Offering; provided that the Oaktree Investors collectively hold at least 25% of their combined Original Amount, in the case of the Oaktree Investors, and the B. Riley Investor (or a Permitted Transferee thereof pursuant to Section 10.1(a)(i) or Section 10.1(a)(ii)) holds at least 25% of its Original Amount and a Transfer Event has not occurred, in the case of the B. Riley Investor. The Company shall, at the request of the Oaktree Investors, distribute to the Unitholders, to the extent permitted by Law and the Delaware Act, the net cash proceeds received by the Company from such Public Offering or Subsidiary Public Offering or by such Subsidiary from such Subsidiary Public Offering, in each case after deduction of all discounts, underwriters’ commissions and other reasonable expenses, in accordance with the provisions of Section 4.1(a) (whether or not the Board has approved such Distributions); provided that if the funds legally available for distribution under Section 18-607 of the Delaware Act or otherwise are less than the amount otherwise required to be distributed hereunder, those funds which are legally available shall be distributed to the Unitholders in accordance with the provisions of Section 4.1(a). Such Distribution shall take place on a date fixed by the Company, which date shall be not more than five (5) days after the Company’s receipt of such proceeds. Any such request by the Oaktree Investors may be made contingent upon the consummation of such Public Offering or Subsidiary Public Offering. At any time thereafter when additional funds of the Company are legally available for Distribution pursuant to this Section 4.1(c)(ii), if requested by the Oaktree Investors, such funds shall be immediately distributed to the Unitholders in accordance with Section 4.1(a).
(d)Persons Receiving Distributions. Each Distribution shall be made to the Persons shown on the Company’s books and records as Unitholders as of the date of such Distribution; provided, however, that any Transferor and Transferee of Units may mutually agree as to which of them should receive payment of any Distribution under this Section 4.1. In the event that restrictions on Transfer or change in beneficial ownership of Units set forth herein have been breached, the Company may withhold distributions in respect of the affected Units until such breach has been cured.
(e)Other Distribution Provisions. No Distribution shall be declared and paid to the extent that, after the Distribution is made, all liabilities of the Company, other than liabilities to Unitholders on account of their Membership Interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company as provided in Section 18-607 of the Delaware Act.
(f)Unvested Class B Common Units. Except as otherwise set forth in any Unit Grant Agreement, any Distribution under this Section 4.1 with respect to any Class B Common Unit to the extent such Class B Common Unit has not vested (an “Unvested Class B Common Unit”) (other than Tax Distributions pursuant to Section 4.1(b)) shall not, at the date of such Distribution, be paid to the holder of such Unvested Class B Common Unit, but shall instead be retained by the Company, and a “reserve amount” shall be created on the books and records of the Company with respect to such Unvested Class B Common Unit (or the Reserve Amount with respect to such Unvested Class B Common Unit shall be increased, if a Reserve Amount already exists with respect to such Unvested Class B Common Unit) in an amount equal to the amount of the Distribution so retained by the Company in respect of such Unvested Class B Common Unit (such amount, the “Reserve Amount”). The Reserve Amount created (or increased) for each Unvested Class B Common Unit shall be treated as Distributed for purposes of this Section 4.1. If such Unvested Class B Common Unit subsequently becomes a vested Class B Common Unit, the Reserve Amount attributable to such Unvested Class B Common Unit shall be paid at the time of the next Distribution to the extent permitted by Law and the Delaware Act and to the extent of Available Cash as of such time (which date shall not be later than the date of the Distribution contemplated by Section 4.1(c)(i) to the extent permitted by Law and the Delaware Act and to the extent of Available Cash as of such time (but prior to any Distribution required by Section 4.1(c)(i)), without interest, to the holder of such Class B Common Unit, and if such Unvested Class B Common Unit is repurchased or forfeited or otherwise becomes ineligible to vest, the Reserve Amount attributable to such Unvested Class B Common Unit shall be cancelled and no longer treated as an amount the holder of such Unvested Class B Common Unit is entitled to receive.
Section 4.2Certain Repurchases and Redemptions.
(a)Subsidiary Distribution. Notwithstanding anything to the contrary in this Agreement, the Company may, at the election of the Board, exercise its distribution, repurchase or redemption rights, if any, and fulfill its distribution, repurchase or redemption obligations, if any, to a Unitholder pursuant to this Agreement or any agreement under which Units have been issued, in whole or in part, by distributing to such Unitholder securities issued by a Subsidiary of the Company with a value equal to the amount to be paid in connection with such distribution, redemption or repurchase in respect of such Unitholder’s Units; provided that immediately following such distribution the Subsidiary that issued the distributed securities shall redeem or repurchase such securities from such Unitholder for an amount of cash equal to the aggregate amount to be paid in connection with such distribution, redemption or repurchase in respect of such Unitholder’s Units; provided, further, that the Company shall only be permitted to effect such distribution, redemption or repurchase to the extent of Available Cash. The Company and the Unitholders agree to treat any such distribution as a distribution of securities of the Subsidiary under Code Section 731(a).
(b)Fundamental Change Put Right. The Company shall provide the Oaktree Investors and the B. Riley Investor (the “Put Option Unitholders”) with written notice of (i) the consideration expected to be received in a Fundamental Change by the Company and the Put Option Unitholders, and (ii) the expected date of the consummation of such Fundamental Change (the “Company Put Notification”) at least twenty (20) days prior to the consummation of any Fundamental Change (the period from the date of delivery of any such Company Put Notification through the fifteenth (15th) day following the date of delivery of such notice, the “Preferred Put Notice Period”). At any time during a Preferred Put Notice Period, (y) the Oaktree Investors shall have the right, but not the obligation, to deliver a written notice of election (an “Oaktree Put Notice”) to the Company requiring the Company to repurchase all (but not less than all) of its Class A Preferred Units (the “Oaktree Put Units”) for an amount equal to the sum of the aggregate Class A Preferred Unpaid Yield and Class A Preferred Unreturned Capital on all Class A Preferred Units then outstanding and (z) the B. Riley Investor shall have the right, but not the obligation, to deliver a written notice of election (a “B. Riley Put Notice” and, collectively with the Oaktree Put Notice, a “Put Notice”) to the Company requiring the Company to repurchase all (but not less than all) of its Class B Preferred Units (the “B. Riley Put Units” and collectively with the Oaktree Put Units, the “Put Units”) for an amount equal to the sum of the aggregate Class B Preferred Unpaid Yield and Class B Preferred Unreturned Capital on all Class B Preferred Units then outstanding (the applicable amounts contemplated to be paid for the Put

Units by clauses (y) and (z), the “Redemption Amounts”). At, and contemporaneously with, the consummation of the Fundamental Change (and prior to making any distributions pursuant to Section 4.1(a)), (i) the Company shall pay the applicable Redemption Amounts to the Put Option Unitholders that timely provided a Put Notice by wire transfer of immediately available funds to account(s) specified by such Put Option Unitholders in writing, (ii) each Put Option Unitholder that provided a Put Notice shall Transfer its Put Units to the Company, and, if requested by the Company, provide an instrument of conveyance in form and substance customary for such transactions and reasonably satisfactory to the Company and such Put Option Unitholder, and (iii) upon payment of the applicable Redemption Amounts by the Company and Transfer of the Put Units by such Put Option Unitholders in compliance with this Section 4.2(b), the Company shall cancel all of the issued and outstanding Put Units that are so Transferred and, from and after such cancellation, such Put Option Unitholder shall have no further right or interest in or with respect to such Put Units. Notwithstanding anything to the contrary herein, Article 12 shall not apply to the exercise of the right by the Put Option Unitholder to cause the Company to purchase its Put Units pursuant to this Section 4.2(b) and such Transfer shall be deemed a Transfer approved by the Board for purposes of Article 10.
Article 5
BOARD OF DIRECTORS; OFFICERS
Section 5.1Management by the Board of Directors.
(a)No Management by Unitholders. Except as expressly provided in this Agreement or required by non-waiveable provisions of applicable Law (including where the approval of all or certain Unitholders is expressly required by this Agreement, including Section 3.2(b) and Article 13), no Unitholder shall have any authority to act for or bind the Company or any voting or approval rights.
(b)Authority of Board of Directors.
(i)Except as expressly provided in this Agreement or required by non-waiveable provisions of applicable Law (including where the approval of all or certain Unitholders is expressly required by this Agreement, including Section 3.2(b) and Article 13), subject to the provisions of Section 5.1(b)(ii), the sole and exclusive right to manage the business and affairs of the Company, and the powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, is vested in and reserved to the board of directors of the Company (the “Board”), and the Persons constituting the Board shall be the “managers” of the Company for all purposes of the Delaware Act. The power and authority granted to the Board hereunder shall include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company, and include the power and authority to undertake and make decisions concerning the general course of affairs of the Company and supervise the Officers (subject in each case to the express rights provided to Unitholders pursuant to this Agreement), including:
(A)entering into, making and performing contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes and businesses of the Company;
(B)maintaining the assets of the Company in good order;
(C)collecting sums due the Company;
(D)opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;
(E)to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;
(F)acquiring, utilizing for Company purposes and disposing of any asset of the Company;
(G)hiring, employing and terminating executives, Officers, supervisors and other personnel;
(H)selecting, removing and changing the authority and responsibility of lawyers, accountants and other advisers and consultants;
(I)borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company and securing the obligations undertaken in connection therewith with mortgages, pledges and security interests or entering into guaranties on behalf of the Company’s Subsidiaries;
(J)obtaining insurance for the Company;
(K)determining distributions of cash and other property of the Company as provided in Article 4;
(L)establishing reserves for commitments and obligations (contingent or otherwise) of the Company;
(M)forming subsidiaries or joint ventures
(N)approving and administering the Management Incentive Plan and applicable Unit Grant Agreements and awards thereunder; and
(O)adopting the Annual Budget.
(ii)The Board may act (A) by resolutions adopted at a meeting and by written consents pursuant to Section 3.3(a), (B) by delegating power and authority to Committees pursuant to Section 5.4, and (C) by delegating power and authority to any Officer pursuant to Section 5.6(a), and except as otherwise required by this Agreement, no Director (acting in his or her capacity as such) shall have any authority to bind the Company to any third party with respect to any matter. Decisions made in accordance with the preceding sentence shall be decisions of the “manager” for all purposes under the Delaware Act.
(iii)Each Unitholder acknowledges and agrees that no Director shall, solely as a result of being a Director, be bound to devote all of his or her business time to the affairs of the Company, and that he or she and Affiliates thereof do and will continue to engage for their own account and for the accounts of others in other business ventures.
(c)Officers. The management of the business and affairs of the Company by the Officers and the exercising of their powers shall be conducted under the supervision of and subject to the approval of the Board. The Officers, to the extent of their powers set forth in this Agreement or in resolutions of the Board, shall be agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 5.2Composition and Election of the Board of Directors.
(a)Number and Designation. The number of Directors on the Board shall initially be four (4) Directors and shall be composed of the following Persons:
(i)two (2) Directors appointed by the Oaktree Investors (collectively, together with any other Directors (excluding Independent Directors) who are appointed to the Board by the Oaktree Investors, the “Oaktree Directors”), and who shall initially be Tom Casarella and Nick Basso; and
(ii)two (2) Directors appointed by the B. Riley Investor (collectively, the “B. Riley Directors”), and who shall initially be Bryant Riley and Daniel Shribman.
(b)The number of Directors on the Board may be set from time to time by the Board; provided that (i) the B. Riley Investor shall at all times be entitled to appoint two (2) Directors and (ii) the Oaktree Investors shall at all times be entitled to appoint a majority of the Directors. Notwithstanding the foregoing, (A) if the B. Riley Investor (or a Permitted Transferee thereof pursuant to Section 10.1(a)(i) or Section 10.1(a)(ii)) fails to hold at least 25% of its Original Amount or a Transfer Event has occurred, the B. Riley Investor shall cease to have any rights to appoint Directors, (B) if the Oaktree Investors collectively fail to hold at least 25% of their combined Original Amount, they shall cease to have any rights to appoint Directors and (C) if both of the scenarios described in the foregoing clauses (A) and (B) occur, then the holders of the Required Interest shall have the right to remove and appoint all Directors.
(c)Observers. In addition to the Oaktree Directors, the B. Riley Directors and any Independent Directors, the Oaktree Investors shall have the right to designate representatives to attend one or more meetings of the Board and its Committees in a non-voting observer capacity (each, an “Observer”) and the Company shall provide such Observers with copies of all notices, minutes, consents and other materials that it provides to the Directors (in each case, unless the Board otherwise determines); provided that (i) the Company reserves the right to withhold any information and exclude any Observer from any such meeting or portion thereof to the extent that such information or such meeting: (A) is reasonably likely to adversely affect any attorney-client or similar privilege between the Company or any of its Subsidiaries and its respective counsel, (B) is reasonably likely to result in a conflict of interest between the Company or any of its Subsidiaries and any Observer, any Affiliate of such Observer or the Directors who shall have appointed such Observer or violate applicable Law (including pursuant to applicable antitrust laws), (C) involves personnel decisions (e.g., selecting, hiring, compensating, promoting or terminating) or discussions regarding the capital structure of the Company and its Subsidiaries that, directly or indirectly, relate to the relationship between the Company and its Subsidiaries, on the one hand, and the applicable Observer or his or her Affiliates or any Director who shall have appointed such Observer, on the other hand, (ii) no Observer may be a Disqualified Designee and (iii) any such Observer shall be required to enter into a customary agreement reasonably acceptable to the Company regarding confidentiality and adherence to applicable Board and Company policies.
(d)Disqualified Designees. Each Unitholder with the right to appoint or participate in the appointment of a Director pursuant to this Agreement (i) hereby represents and warrants to the Company that to such Unitholder’s actual knowledge, each such Person is not a Disqualified Designee; and (ii) hereby covenants and agrees (x) not to appoint any Director who, to such Unitholder’s actual knowledge, is a Disqualified Designee, (y) to exercise reasonable care to determine whether any Director appointed by such Unitholder is a Disqualified Designee and (z) that in the event such Unitholder becomes aware that any individual previously designated is or has become a Disqualified Designee, such Unitholder shall as promptly as practicable notify the Company and shall take such actions as are necessary to remove such

Disqualified Designee from the Board and appoint a replacement who is not a Disqualified Designee.
(e)Term. Directors shall serve from their appointment in accordance with the terms hereof until their resignation, death or removal in accordance with the terms hereof. Directors need not be Unitholders and need not be residents of the State of Delaware. After the date hereof, a person shall become a Director effective upon receipt by the Company at its principal place of business of a written notice addressed to the Board (or at such later time or upon the happening of some other event specified in such notice) of such person’s appointment from the Person or Persons entitled to appoint such Director pursuant to Section 5.2(a). A Director may resign at any time by delivering such Director’s written resignation to the Company at the Company’s principal office addressed to the Board. Such resignation shall be effective upon receipt and without further action unless it is specified to be effective at some other time or upon the happening of some other event.
(f)Removal. The Person or Persons entitled to appoint a Director pursuant to Section 5.2(a) may remove such Director any time with or without cause, effective upon written notice to the Company at the Company’s principal office addressed to the Board. If at any time a Unitholder ceases to have a right to appoint any Directors, then unless the Board determines otherwise, such Directors shall be removed immediately and automatically from the Board (without the taking of any action, including the delivery of a resignation letter or otherwise), at which time the number of Directors comprising the full Board, unless otherwise approved by the Board, shall be reduced by such number of Directors. If the Board elects not to reduce the size of the Board in connection with the removal of Directors contemplated by the preceding sentence, then the vacant seat(s) on the Board shall be filled via appointment pursuant to Section 5.2(g).
(g)Vacancies. In the event that any appointee under Section 5.2(a) for any reason ceases to serve as a Director, the resulting vacancy on the Board shall be filled by an individual appointed by the Person or Persons then entitled to appoint such Director pursuant to Section 5.2(a) above (provided that, if any party fails to appoint a person to fill a vacancy on the Board pursuant to the terms of this Section 5.2, such vacant directorship shall remain vacant until such directorship is filled pursuant to this Section 5.2(g)).
(h)Expense Reimbursement. The Company shall pay all reasonable and documented out-of-pocket costs and expenses incurred by each Director in the course of their service hereunder (but not to exceed $15,000 per Director per Fiscal Year), including in connection with attending regular and special meetings of the Board, any board of managers or board of directors of any of the Company’s Subsidiaries and/or any of their respective committees.
(i)Compensation of Directors. Without limiting the rights of Directors to expense reimbursement pursuant to the terms of this Agreement, Directors shall receive no compensation or other remuneration for serving in such capacity, except as may be otherwise determined by the Board (which determination shall include the affirmative vote of at least one (1) Oaktree Director and one (1) B. Riley Director until the applicable party is no longer entitled to appoint Oaktree Directors or B. Riley Directors).
(j)Reliance by Third Parties. Any Person transacting business with the Company, other than a Unitholder, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.
(k)No Employment. This Agreement does not, and is not intended to, confer upon any Director or Observer any rights with respect to employment with the Company or its Subsidiaries, and nothing herein shall be construed to have created any employment agreement between the Company and its Subsidiaries, on the one hand, and any Director, on the other hand.
Section 5.3Board and Committee Meetings and Actions by Written Consent.
(a)Quorum; Voting. At least one (1) Oaktree Director and at least one (1) B. Riley Director must be present at a meeting of the Board or any Committee (including for purposes of actions taken pursuant to Section 5.3(g)) in person or by proxy order to constitute a quorum for the transaction of business of the Board or such Committee; provided that, notwithstanding anything in this Section 5.3(a) to the contrary, if a quorum is not established because a B. Riley Director is absent from a properly noticed meeting (if such notice of meeting is required) of the Board or a Committee at which the presence of such B. Riley Director is required for a quorum as herein provided (a “Suspended Meeting”), such Suspended Meeting shall be adjourned until such time as determined by the Directors so present at such meeting and shall be set forth in a notice of the subsequent meeting (which shall not be scheduled for or occur until at least twenty-four (24) hours following such Suspended Meeting) of the Board or such Committee thereof delivered to all Directors entitled to attend such meeting (the “Subsequent Meeting”), and if no B. Riley Director is present at the Subsequent Meeting, such Subsequent Meeting shall not require the presence of any B. Riley Director for purposes of establishing a quorum at such Subsequent Meeting; provided, further, that following such time as the B. Riley Investor is no longer entitled to appoint Directors, a B. Riley Director shall not be required for a quorum at any meetings of the Board or any Committee. If a quorum shall not be present during a meeting of the Board, no business may be conducted at such meeting, and the Directors present thereat may adjourn the meeting from time to time, and promptly give notice of when it will be reconvened(subject to the provisos in the preceding sentence). A Director who is present at a meeting of the Board or a Committee at which action on any matter is taken shall be presumed to have assented to the action unless such Person’s dissent shall be entered in the minutes of the meeting (and, any Director who votes in the negative may assume that such negative vote is properly recorded in the minutes of the meeting) or unless such Person files a written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action. At each meeting of the Board or a Committee, and in each other circumstance in which the Directors are authorized or directed to take any action under this Agreement, the Oaktree Director(s) present at such meeting (or taking such action) shall be collectively entitled to a number of votes (the “Oaktree Director Votes”) on all matters to be voted on by the Directors equal to the sum of one (1) plus the number of Directors present at such meeting (or taking such action) that are not Oaktree Directors, with each Oaktree Director entitled to cast its proportionate share of the total Oaktree Director Votes. Each other Director shall be entitled to one (1) vote on all matters voted on by the Directors. Except as otherwise expressly stated herein, at any meeting of the Board or any Committee at which a quorum is present, the affirmative vote of a majority of the total votes cast by the Directors in attendance (after accounting for the Oaktree Director Vote) shall be required to authorize any action by the Board or Committee and shall constitute the action of the Board or Committee for all purposes as appropriate.
(b)Place; Attendance. Meetings of the Board and any Committee may be held at any time and at any place within or without the State of Delaware (including electronically) as shall be determined from time to time by resolution of the Board or such Committee. At all meetings of the Board and Committees, business shall be transacted in such order as shall from time to time be determined by resolution of the Board and Committees. Directors may participate in any meeting of the Board and Committees by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at the meeting. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notice of any meeting may be waived in writing by any Director. The Board and its Committees may adopt such other rules for the conduct of its business and governance of its meetings as it may from time to time deem necessary or appropriate, including any customary compliance policies, that are not in conflict with the terms of this Agreement. No Director shall be disqualified from acting on any matter because such Director is interested in the matter to be acted upon by the Board or any Committee so long as all material aspects of such Director’s interest in the matter have been disclosed in reasonable detail to all Directors who are to act on such matter.
(c)Meeting in Connection with Unitholder Meeting. In connection with any meeting of Unitholders, the Directors may, if a quorum is present, hold a meeting for the transaction of business immediately after and at the same place as such meeting of the Unitholders (subject to quorum requirements). Notice of such meeting at such time and place shall not be required.
(d)Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Regular meetings of Committees shall be held at such times and places as shall be designated from time to time by resolution of the Board or such Committee. Further notice of such meetings shall not be required. The Board shall hold a regularly scheduled meeting at least once every calendar quarter.
(e)Special Meetings. Special meetings of the Board may be called by any Oaktree Director on at least two (2) Business Days’ notice to each other Director. Special meetings of any Committee may be called by any Oaktree Director serving on such Committee on at least two (2) Business Days’ notice to each other Director serving on such Committee. Such notice must state the purpose or purposes of such meeting, and shall be delivered either personally, by telephone, by electronic mail or by any other similarly timely means of communication; provided that a meeting may address matters that are not reflected in such notice.
(f)Chairperson. The Directors present at any meeting may designate a chairperson to preside over the meeting. Any designation of a Director as a chairperson shall not provide such Director with the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligation on behalf of the Company or authorize any of the foregoing.
(g)Action by Written Consent. Any action permitted or required by the Delaware Act, the Certificate or this Agreement to be taken at a meeting of the Board or any Committee may be taken without a meeting, without prior notice and without a vote, if a consent in writing (including by electronic mail), setting forth the action to be taken, is signed by the Directors holding not less than the majority of the total votes that would be entitled to be cast by the Directors at a meeting of the Board or such Committee at which all Directors or, as applicable, Committee members, were present and voted (after accounting for the Oaktree Director Votes), and such consent is acknowledged in writing by the counter-execution of at least one (1) B. Riley Director; provided that, once the B. Riley Investor fails to hold 25% of its Original Amount or following a Transfer Event, a B. Riley Director shall not be required to counter-execute any such consent. Such consent shall have the same force and effect as a vote of the Directors or members of such Committee vote of a majority of the total votes cast by the Directors (after accounting for the Oaktree Director Votes), as the case may be, at which a quorum is present, and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such Committee, as the case may be. Prompt notice of the taking of any action without a meeting by less than unanimous written consent (including copies of any such consent) shall be given to those Directors or Committee members, as the case may be, who have not consented in writing to the taking of such action and who would have otherwise been entitled to vote on such action at a meeting of the Board or such Committee.
Section 5.4Committees; Delegation of Authority and Duties.
(a)Committees; Generally. The Board may, from time to time, designate one or more committees (each, a “Committee”), each of which shall consist of a majority of Oaktree Directors, for so long as the Oaktree Investors are entitled to appoint Directors in accordance with Section 5.2(a), and at least one (1) B. Riley Director, for so long as the B. Riley Investor is entitled to appoint Directors in accordance with Section 5.2(a). Any such committee, to the extent provided in the enabling resolution or in the Certificate or this Agreement, shall have and may exercise all of the authority of the Board. The Board may dissolve any Committee at any time, unless otherwise provided in the Certificate or this Agreement.
(b)Audit Committee. The Board will establish a standing audit committee to select the Company’s independent accountants and to review the annual audit of the Company’s financial statements conducted by such accountants.
(c)Delegation; Generally. The Board may, from time to time, delegate to one (1) or more Persons (including any Director or Officer) such authority and duties as the Board may deem advisable in addition to those powers and duties set forth in Section 5.1(b). The Board also may assign titles (including chairman, chief executive officer, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any Director, Unitholder or other individual and may delegate to such Director, Unitholder or other individual certain authority and duties. Any number of titles may be held by the same Director, Unitholder or other individual. Any delegation pursuant to this Section 5.4(c) may be revoked at any time by the Board.
Section 5.5Limitation of Liability.
(a)To the fullest extent permitted by applicable law, each Unitholder hereby disclaims any fiduciary duties to, or owed from, any Unitholder, the Tax Matters Partner, the Board or any Director due to such person’s status as such, to the maximum extent set forth in Section 18-1101(c) of the Delaware Act and applicable law. To the fullest extent permitted under applicable law, no Director shall be liable to any Unitholder, to the Company, to any Affiliate of any Unitholder or of the Company, or to any other Person for any loss, damage or claim incurred in their capacity as such, by reason of any act or omission performed or omitted by such Director with the level of care required by this Agreement. To the fullest extent permitted by applicable law, no Unitholder, acting in its capacity as such shall be required to consider the interests of, or have any duty stated or implied by Law or equity (including any fiduciary duty) to the Company or any other Covered Person, including by virtue of owning any interest in the Company or having the right to designate a Director. In addition, (i) a Unitholder, (ii) any officer, director, shareholder, partner, employee, agent or representative of each Unitholder or of any of their respective Affiliates, (iii) each Director of the Company, and (iv) the Tax Matters Partner (each of the foregoing, “Covered Person”) shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions might properly be paid. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Delaware Act. Notwithstanding the foregoing, this Section 5.5 shall not limit or eliminate (A) the obligation of Unitholders, Officers or Directors to act in compliance with the express terms of this Agreement, and (B) liability for any act or omission that constitutes a violation of the implied contractual covenant of good faith and fair dealing.
(b)To the fullest extent permitted by applicable law, whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests (or those of its Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, provided that this Section 5.5(b) shall not limit or eliminate (i) the obligation of the Unitholders, Officers or Directors to act in compliance with the express terms of this Agreement, and (ii) liability for any act or omission that constitutes a violation of the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by applicable Law, whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law, to the fullest extent permitted by law.
(c)Subject to the provisions of Section 5.5(a) and Section 5.5(b), the obligations of the Officers pursuant to Section 5.6(c) (or the rights of the Company or the Unitholders in respect thereof), Section 5.7 and Section 6.5, to the fullest extent permitted by applicable law, each Unitholder hereby acknowledges and agrees that no Director, nor such Director’s agents and representatives and the Person that appointed such Director (and all Affiliates of such appointing Person), shall have any duty (including any fiduciary duty) or any liability for breach of duty (including fiduciary duty) and waives any claim or cause of action by such Person against each of the foregoing Persons for any breach of any fiduciary duty to the Company, its Unitholders or any Subsidiary of the Company by such Person, including as may result from a conflict of interest between the Company or such Subsidiary and such Person. With respect to any such waived conflict of interest, no Director shall be obligated to recommend or take any action as a Director that prefers the interests of the Company or any Subsidiary or the Unitholders over the interests of the Director or such Director’s agents and representatives and the Person that appointed such Director (and all Affiliates of such appointing Person).
Section 5.6Officers.
(a)Designation and Appointment. The Board may (but need not), from time to time, designate and appoint one or more persons as an Officer of the Company. No Officer need be a resident of the State of Delaware, a Unitholder or a Director. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such Officer by the Board pursuant to the third sentence of this Section 5.6(a) or (ii) any delegation of authority and duties made to one or more Officers pursuant to the terms of Section 5.4(c). Each Officer shall hold office until such Officer’s successor shall be duly designated and shall qualify or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Board.
(b)Resignation; Removal; Vacancies. Any Officer (subject to any contract rights available to the Company, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board in its discretion; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an Officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board and shall remain vacant until filled by the Board.
(c)Duties of Officers; Generally; Standard of Care. Notwithstanding anything to the contrary herein, the Officers, in the performance of their duties as such, shall owe to the Unitholders duties of loyalty (including good faith) and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware. With respect to all matters within the ordinary course of business of the Company, third parties dealing with the Company may rely conclusively upon any certificate of any Officer to the effect that any such Officer is acting on behalf of the Company.
Section 5.7Certain Restrictions.
(a)For the Restricted Period, the B. Riley Investor will not, and will cause its Subsidiaries and any successor entity or holding company of Ultimate Parent and such entity’s Subsidiaries (but excluding (i) any bona fide third-party acquirer of Ultimate Parent that has substantial business operations unrelated to Ultimate Parent and its Subsidiaries, (ii) the Administrative Agent, the Collateral Agent (each as defined in the Nomura Credit Facility) and their respective affiliates, agents or designees in connection with any foreclosure or other enforcement on Collateral (as defined in the Nomura Credit Facility) pursuant to the Nomura Credit Facility and (iii) transferees pursuant to Permitted Transfers by the B. Riley Investor pursuant to Section 10.1(a)(iv) that have foreclosed upon any pledge of Units) (collectively, the “Non-Compete Parties”) to not, directly or indirectly, (i) solicit for employment or any similar arrangement any Business Employee (as such term is defined in the Equity Purchase Agreement) or other person employed or engaged (whether as an employee, consultant or otherwise) by the Company or its Subsidiaries (“Restricted Employees”) or (ii) hire, engage or assist any other Person in hiring or engaging any Restricted Employee; provided, however, that this Section 5.7 shall not prohibit (A) general solicitations for employment through advertisements or other means not specifically directed toward employees of the Company or its Subsidiaries, (B) hiring a person who responds to such general solicitations without any prior solicitation by or on behalf of the Non-Compete Parties or (C) soliciting or hiring any person who ceased to be employed by the Company or its Subsidiaries more than three (3) months prior to such solicitation or hiring.

(b)For the Restricted Period, the B. Riley Investor shall not, and shall cause the Non-Compete Parties not to, directly or indirectly, own (in whole or in part), acquire, invest in, manage, operate or otherwise engage (including through a joint venture) in any business that competes with the Businesses (a “Competing Business”) in (A) North America, Europe or Australia or (B) any other geographic area in which the Businesses operate as of the Investment Closing; provided that nothing in this Section 5.7(b) shall preclude such Non-Compete Parties from:
(i)    owning up to 5% (in the aggregate for all Non-Compete Parties) of the outstanding equity interests (including any options, warrants or convertible securities that may be exercised, exchanged or converted into equity securities) of any Person (or group of related Persons) engaged in a Competing Business, so long as (A) the Non-Compete Parties do not have the right to designate a representative to the board of directors or similar decision-making body of such Competing Business and (B) its and their holding in such Competing Business is solely for passive investment purposes;
(ii)    acquiring and, after such acquisition, owning an interest in any Person that is engaged in a Competing Business if such Competing Business generated less than (A) 10% of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) $20 million in consolidated annual revenue on average in the last five (5) years and in any single year during the last five (5) years;
(iii)    acquiring and, after such acquisition, owning an interest in any Person (or its successor) that would not otherwise fall under the exception set forth in clause (ii) of this Section 5.7(b) that is engaged in a Competing Business if within twelve (12) months after the consummation of such acquisition, such Non-Compete Party discontinues or divests or, within nine (9) months after the consummation of such acquisition enters into a definitive agreement with an unaffiliated third party to cause the divestiture of, and subsequently divests within fifteen (15) months after the consummation of such acquisition, a sufficient portion of the Competing Business of such Person such that the restrictions set forth in this Section 5.7(b) would not operate to restrict such ownership;
(iv)    entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Business, if such joint venture, partnership or other strategic business relationship does not engage in the Competing Business; or
(v)    exercising its rights or performing or complying with its obligations under or as expressly contemplated by this Agreement or the Transition Services Agreement.
(c)Each of the Company and the B. Riley Investor, on behalf of themselves and their Affiliates, acknowledges that (i) the agreements contained in this Section 5.7 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the parties would not enter into this Agreement or the other Equity Agreements. The Company and the B. Riley Investor specifically acknowledge that the provisions of this Section 5.7 are commercially reasonable restraints and are reasonably necessary to protect the interests of the Company and the interests of the Oaktree Investors in acquiring equity interests of the Company. Notwithstanding Section 20.6, if, at the time of enforcement of the covenant contained in this Section 5.7, a court of competent jurisdiction holds that the duration, scope or other restrictions stated herein are unreasonable under the circumstances then existing, the Company and the B. Riley Investor agree, on behalf of themselves and their Affiliates, that the maximum duration, scope or other restriction reasonable under such circumstances shall be substituted for the stated duration, scope or other restriction and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and other restriction permitted by applicable Law.
(d)The Company and the Unitholders agree that in no event shall this Section 5.7 apply to any Permitted Transferee that is not an Affiliate of the B. Riley Investor and acquires any interest in the Units of Unitholder Securities pursuant to Section 10.1(a)(iv).
Article 6
GENERAL RIGHTS AND OBLIGATIONS OF UNITHOLDERS
Section 6.1Limitation of Liability. Except as otherwise required by applicable law, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and no Unitholder shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Unitholder of the Company; provided that a Unitholder shall be required to return to the Company any Distribution made to it in clear and manifest accounting or similar error, subject to the provisions of Section 3.1(c)(ii) herein. The immediately preceding sentence shall constitute a compromise to which all Unitholders have consented within the meaning of the Delaware Act. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Unitholders for liabilities of the Company.
Section 6.2Lack of Authority. No Unitholder in such Person’s capacity as such has the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company or to make any expenditures on behalf of the Company, except for actions expressly authorized by the terms of this Agreement, and the Unitholders hereby consent to the exercise by the Board of the powers conferred on it by Law and this Agreement.
Section 6.3No Right of Partition. No real or personal property of the Company shall be deemed to be owned by any Unitholder individually, but shall be owned by, and title shall be vested solely in, the Company. No Unitholder shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company.
Section 6.4Unitholders Right to Act. For situations requiring the approval of any Unitholders, or any class or specified portion thereof, the Unitholders shall act through meetings and written consents as described in Section 3.2 and Section 3.3.
Section 6.5Investment Opportunities and Conflicts of Interest. Any Unitholder who is a Company Service Provider or whose beneficial owners are Company Service Providers, for so long as such Person or such Person’s beneficial owner(s) are employed by or providing services to the Company or any of its Subsidiaries, shall, and shall cause each of such Person’s Affiliates to, bring all investment or business opportunities to the Company of which any of the foregoing becomes aware and which such Person believes are, or could reasonably be expected to be, within the scope and investment objectives of the Company or any of its Subsidiaries, which would or may be beneficial to the business of the Company or any of its Subsidiaries, or are otherwise competitive with the business of the Company or any of its Subsidiaries; provided that the foregoing shall not apply to the B. Riley Investor in its and its Affiliates’ capacity as service providers to the Company or its Subsidiaries in connection with the Transition Services Agreement. Notwithstanding the foregoing, but subject to Section 5.7 (which shall not be superseded or limited by this Section 6.5), each of the Unitholders expressly acknowledges and agrees that, other than each Unitholder who is a Company Service Provider or whose beneficial owners are Company Service Providers, (i) each Unitholder and its respective Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships with entities of every type and description, including those engaged in the business engaged in by the Company other than through the Company or any of its Subsidiaries (an “Other Business”), (ii) each of the Unitholders and their respective Affiliates have and may develop a strategic relationship with businesses (directly or as an employee, officer, director, manager, consultant or agent of a Person who does business with) that are and may be competitive or complementary with the Company or any of its Subsidiaries, (iii) none of the Unitholders or any of their respective Affiliates will be prohibited by virtue of its investments in the Company or its Subsidiaries or its designation of managers or directors to serve on the Board or on any of the boards of directors or managers of the Company’s Subsidiaries, as applicable, from pursuing and engaging in any such activities, (iv) none of the Unitholders or any of their respective Affiliates will be obligated to inform or present to the Company or the Board any such opportunity, relationship or investment, (v) the other Unitholders will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the Unitholders or any of their respective Affiliates or to account to the Company or any other Unitholder for any profits or income earned or derived from such Other Business, and (vi) the involvement of any of the Unitholders or any of their respective Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company or its Unitholders or any of the Company’s Subsidiaries. No amendment or repeal of this Section 6.5 shall apply to or have any effect on the liability or alleged liability of any Person for or with respect to any opportunities of which any such Person becomes aware prior to such amendment or repeal.
Section 6.6Transactions between the Company and the Unitholders. Notwithstanding that it may constitute a conflict of interest, the Unitholders or their Affiliates may enter into and engage in a Related Party Agreement with the Company and its Subsidiaries, subject to compliance with the applicable terms hereof (including, if applicable, Section 3.2(b)).
Section 6.7Confidentiality. Each of the Company and each Unitholder recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company, its Subsidiaries, the Unitholders and their respective Affiliates, including confidential information of the Company and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries, books and records, financial statements and other information provided pursuant to this Agreement, contracts, or materials relating to customers or clients of the businesses of the Company and its Subsidiaries, or other business information which such Persons treat as confidential (collectively, the “Confidential Information”). Except as otherwise agreed to by the Board, each Unitholder agrees that it shall not, and shall cause each of its Affiliates, directors, officers, unitholders, partners, employees, agents and members not to, during the period it is a Unitholder and for a period of three (3) years thereafter, take commercial or proprietary advantage of or profit from any Confidential Information, or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (a) to authorized directors, officers, representatives, agents and employees of the Company or its Subsidiaries, to other Unitholders or to their respective or such Unitholder’s Affiliates, directors, officers, representatives, agents and employees who, in the reasonable judgment of such Unitholder, need to know such Confidential Information for a valid business purpose (it being agreed that such

Unitholder shall be responsible for any breach hereof by any such Person), (b) to the extent necessary in the course of performing such Unitholder’s obligations or enforcing such Unitholder’s rights under this Agreement and the agreements expressly contemplated hereby, (c) in the case of any Investor Unitholder, in connection with such Investor Unitholder’s or such Investor Unitholder’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such Unitholder’s (or any of its Affiliates’) Affiliates, authorized directors, officers, representatives, employees, auditors, attorneys or other agents, (d) with the prior written consent of the Oaktree Investors or the Board, to any bona fide prospective purchaser of the equity or assets of such Unitholder or its Affiliates or the Units held by such Unitholder, or prospective merger partner of such Unitholder or its Affiliates, provided that such prospective purchaser or merger partner agrees to be bound by the provisions of this Section 6.7 or terms substantially consistent with the provisions of this Section 6.7, (e) to the extent necessary in response to a routine audit or investigation conducted by a Governmental Entity that does not primarily relate or make any specific reference to the Company or any Confidential Information (provided that such Unitholder shall use commercially reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment), (f) in respect to any Unitholder that is or whose ultimate parent entity is a public company, to the extent required in connection with such Person’s reporting obligations pursuant to applicable Law and the rules of the SEC or a national stock exchange, or as required for tax reporting purposes, (g) to the extent required to be disclosed by order of a court of competent jurisdiction, administrative body or other Governmental Entity or by law, rule or regulation, or compelled by subpoena, summons or legal process, provided that, in the case of this clause (f) and (g), to the extent permitted by Law and reasonably practicable, (i) the Unitholder required to make such disclosure shall provide to the Company prompt notice of such disclosure to permit the Company to seek a protective order or take other appropriate action, (ii) such Unitholder shall reasonably cooperate, at the Company’s expense, in the efforts of the Company to obtain a protective order or other reasonable assurance that confidential treatment shall be accorded the Confidential Information and, in the absence of a protective order, only disclose such portion of the Confidential Information that the Unitholder is required to disclose in accordance with applicable Law, and (iii) such Unitholder shall use commercially reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment. For purposes of this Section 6.7, “Confidential Information” shall not include any information of which (x) such Person learns from a source other than the Company or its Subsidiaries who is not known by such Person to be bound by a confidentiality obligation, (y) is or becomes generally available to the public other than as a result of a disclosure by a Unitholder or any of their Affiliates in violation of this Agreement or another agreement by which they are bound or (z) has been independently developed by such Person (other than in such Person’s capacity as an officer, manager, employee or consultant of the Company or any of its Subsidiaries or similar situation where the rights in respect of such Confidential Information would accrue to the Company or its Subsidiaries pursuant to applicable Law or contracts) without use of or reference to any Confidential Information. Nothing in this Section 6.7 shall in any way limit or otherwise modify any confidentiality, non-competition or non-solicitation obligations of any Unitholder pursuant to any other agreement with the Company or any of its Subsidiaries (including as may be included in any offer letter or any Unit Grant Agreement). Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit any Unitholder from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable Law or regulation or communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Unitholder’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding.

Nothing in this Agreement requires any Unitholder to waive any monetary award or other payment that the Unitholder might become entitled to from any governmental agency or entity.

Section 6.8VCOC. In each case for so long as Oaktree owns any Equity Securities, the Company shall provide such Persons with such rights (including information and consultation rights) as may reasonably be requested by it in order to qualify its or any of its Affiliates’ investment in the Company as a “venture capital investment” for purposes of the U.S. Department of Labor Regulations located at 29 C.F.R. Section 2510.3-101.
Section 6.9Registration Rights. Each Unitholder understands and agrees that the Unitholder Securities have not been registered under the Securities Act and are restricted securities within the meaning of the Securities Act. Prior to the consummation of a Public Offering, the Company, the B. Riley Investor and the Oaktree Investors will negotiate in good faith to agree on and enter into a registration rights agreement containing customary terms and conditions, including, following a Public Offering:

(a)such number of demand registrations on Form S-1 to be agreed by the Company, the Oaktree Investors and the BR Investor, and an unlimited number of registrations on Form S-3 (subject in each case to reasonable annual restrictions and reasonable limitations with respect to minimum expected net proceeds of such demand, and reasonable restrictions on the number of such demands that may be for an underwritten offering) (it being understood that in any demand registration or any shelf offering which is an underwritten offering, the Oaktree Investors shall have the right to select the investment banker(s) and managing underwriter(s) to administer such offering after considering in good faith the views of the B. Riley Investor);
(b)customary pro rata piggyback registration rights (it being understood that the Original Investors shall have such pro rata piggyback registration rights and the Company Service Providers who hold Common Units shall have such pro rata piggyback registration rights in respect of such Common Units);
(c)registration provisions including pro rata underwriter cutback provisions, in which the Units held by each of the Oaktree Investors and other Unitholders afforded registration rights are treated the same (but which cutbacks and other provisions shall apply on a pro rata basis);
(d)blackout periods as determined by the Company for reasonable periods of time not in excess of 60 days in the aggregate in any 12-month period;
(e)customary indemnification, contribution, expense reimbursement coordination and lock-up provisions (not to exceed 180 days) (it being understood that the form of any lock-up agreement or other agreements (including underwriting agreements) that the Oaktree Investors are required to sign in connection with the facilitation of a Public Offering or other offerings following a Public Offering shall be reasonably acceptable to the Oaktree Investors); and
(f)customary coordination provisions with respect to block sales and other Transfers.
(g)This Section 6.9 shall survive the termination of this Agreement until the registration rights agreement contemplated hereby shall have been entered into by the applicable Unitholders and the Company.

Article 7
EXCULPATION AND INDEMNIFICATION
Section 7.1Exculpation. To the fullest extent permitted under the Delaware Act, no Covered Person shall be liable to the Company, any Unitholder or any Affiliate of a Unitholder for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his or its capacity as a Covered Person, so long as (a) such action or omission does not constitute a criminal act, fraud or willful misconduct by such Covered Person and (b) with respect to such Covered Person, such action or omission did not constitute a breach of this Agreement or any other agreement expressly contemplated by this Agreement. For the avoidance of doubt, the exculpation of liability provided in this Section 7.1 shall be subject to the provisions of Section 5.5 and Section 5.6(c).
Section 7.2Right to Indemnification. The Company agrees that (and the Company shall cause any of its Subsidiary to provide that), subject to the limitations and conditions in this Article 7, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Unitholder, Director, Tax Matters Partner or Officer, or while a Unitholder, Director, Tax Matters Partner, or Officer is or was serving at the request of the Company or any of its Subsidiaries as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic partnership, limited liability company, corporation, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company or such Subsidiary to the fullest extent permitted by the Delaware Act, Delaware General Corporation Law or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company or the applicable Subsidiary to provide broader indemnification rights than said law permitted the Company or the applicable Subsidiary to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article 7 (or otherwise) shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to such indemnity; provided that no such Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to actions or omissions by such Person or its Affiliates to the extent the act or omission was attributable to such Person’s or its Affiliates’ (i) in the case of a Unitholder or Tax Matters Partner, breach of the implied covenant of good faith and fair dealing (if applicable),willful misconduct or fraud, (ii) in the case of any Officer, any breach of this Agreement or any duty as provided in Section 5.6(c), willful misconduct or fraud, or (iii) in the case of a Director, any breach of the implied covenant of good faith and fair dealing (if applicable), willful misconduct or fraud, in each case as determined by a final judgment, Order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, further, that any indemnity payment pursuant to this Section 7.2 shall be provided out of and to the extent of the assets of the Company only (including available insurance), and no Unitholder shall have any personal liability on account thereof. The rights granted pursuant to this Article 7 shall be deemed contract rights, and no amendment, modification or repeal of this Article 7 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article 7 could involve indemnification for negligence or under theories of strict liability.
Section 7.3Advance Payment. To the fullest extent permitted by applicable Law, reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 7.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding (other than a Proceeding brought by the Company against such Person) shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company.
Section 7.4Subrogation. In the event that any Oaktree Director, Independent Director, B. Riley Director or Officer is entitled to indemnification under Section 7.2 for which such Person is also entitled to indemnification from Oaktree or the BR Group, respectively, the Company hereby agrees that its duties to indemnify such Person, whether pursuant to this Agreement or otherwise, shall be primary to those of Oaktree or the BR Group respectively, and to the extent either Oaktree or the BR Group, as applicable, actually indemnifies any such Person, Oaktree and the BR Group, as applicable, shall be subrogated to the rights of such Person against the Company for indemnification hereunder. The Company hereby acknowledges the subrogation rights of Oaktree and the BR Group under such circumstances and agrees to execute and deliver such further documents and/or instruments as Oaktree or the BR Group may reasonably request in order to evidence any such subrogation rights, whether before or after Oaktree or the BR Group makes any such indemnification payment. The Company shall pay any amounts due under this Section 7.4, in cash, promptly, and in any event within fifteen (15) days, upon written demand from Oaktree or the BR Group, as applicable. The Company hereby waives any right against Oaktree and the BR Group to indemnification, subrogation or contribution. Furthermore, the Company expressly agrees that Oaktree and the BR Group are intended third-party beneficiaries as to the indemnification provisions of this Agreement and shall be entitled to bring suit against the Company to enforce said provisions.
Section 7.5Indemnification of Employees and Agents. The Company by action of the Board, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Persons who are not or were not a Unitholder, Director, Tax Matters Partner, or Officer but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic partnership, limited liability company, corporation, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to Unitholders under this Article 7.
Section 7.6Appearance as a Witness. Notwithstanding any other provision of this Article 7, the Company shall pay or reimburse reasonable out-of-pocket expenses incurred by a Director, Tax Matters Partner or Officer (in such capacity) in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding (including reasonable attorneys’ fees and disbursements).
Section 7.7Nonexclusivity of Rights. The right to indemnification and advancement and payment of expenses conferred in this Article 7 shall not be exclusive of any other right which a Director, Officer or other Person indemnified pursuant to Section 7.2 may have or hereafter acquire under any Law (common or statutory), provision of the Certificate or this Agreement, agreement, vote of Unitholders or disinterested Directors or otherwise.

Section 7.8Insurance. The Company shall purchase and maintain insurance, or cause any of its Subsidiaries to purchase and maintain insurance, at its or their expense, to protect itself and any Person who is or was serving as a Director, Tax Matters Partner or Officer or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic partnership, limited liability company, corporation, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article 7.
Section 7.9Savings Clause. If this Article 7 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Director, Officer or any other Person indemnified pursuant to this Article 7 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article 7 that shall not have been invalidated and to the fullest extent permitted by applicable law.
Article 8
BOOKS, RECORDS, ACCESS, ACCOUNTING AND REPORTS
Section 8.1Records and Accounting.
(a)The Company shall cause to be kept books and records with respect to the Company’s business or pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Unitholders pursuant to Articles 3 and 4 and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board, whose determination shall be final and conclusive as to all of the Unitholders absent manifest clerical error.
(b)The Company shall afford the B. Riley Investor or the Oaktree Investors and their respective representatives reasonable access, (i) to the corporate, financial and similar records, reports and documents of the Company and its Subsidiaries in each case as reasonably required by such requesting Unitholder to comply with applicable tax, accounting, auditing or SEC reporting requirements, applicable Laws or bona fide regulatory and compliance policies, and (ii) to any Director, Officer or employee, to the extent such access is required in order to enable such requesting party to comply with applicable Laws, applicable tax or accounting requirements or to enable the Oaktree Investors’ and the B. Riley Investor’s, as applicable, respective external auditor to perform its audit of such Person, and, in each case, the Company shall reasonably cooperate with the B. Riley Investor or the Oaktree Investors, as applicable, in connection with the foregoing. Any exercise of the inspection or access right pursuant to this Section 8.1(b) shall take place during regular business hours and be conducted in a reasonable manner, and the Company and its Subsidiaries shall not be required to cooperate with any inspection or access requests pursuant to this Section 8.1(b) that would unduly interfere with their business operations; provided that the Company may request, and if requested shall be entitled to, reimbursement from such requesting Unitholder for costs and expenses reasonably incurred by the Company or its Subsidiaries in providing such corporate, financial and similar records and information or access, on the condition that the Company provides such requesting Unitholder with the estimates of costs and expenses prior to incurring such costs and expenses; provided, further, that the Company may restrict access to any of the foregoing as it may reasonably determine to comply with applicable laws, contractual obligations, or to protect trade secrets, information protected by attorney-client privilege or other competitively sensitive information.
(c)The Company shall use its reasonable best efforts to deliver or cause to be delivered to the B. Riley Investor, the Oaktree Investors and each Company Service Provider who holds Class B Common Units (for so long as such Company Service Provider remains a full-time officer, employee, consultant, advisor or other service provider of the Company or its Subsidiaries ), within sixty (60) days after each Fiscal Year end, audited consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year and audited consolidated statements of income, cash flows and members’ equity for such Fiscal Year.
(d)The Company shall use its reasonable best efforts to deliver or cause to be delivered to the B. Riley Investor or the Oaktree Investors, within forty (40) days after the Fiscal Quarter end, unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of each such quarter and unaudited consolidated statements of income, cash flows and members’ equity for such quarter, in each case, solely for the first three quarters of a Fiscal Year.
(e)Notwithstanding anything to the contrary herein, the B. Riley Investor’s rights pursuant to this Article 8 shall terminate upon the occurrence of a Transfer Event.
Section 8.2Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the 12-month period ending on December 31 of each calendar year (or such other annual accounting period as may be established by the Board).
Article 9
CERTAIN TAX AND ACCOUNTING MATTERS
Section 9.1Partnership for Tax Purposes. The Unitholders intend that the Company shall be treated as a partnership for U.S. federal and, to the extent applicable, state and local income tax purposes, and that each Unitholder and the Company shall file all Tax returns and shall otherwise take all Tax and financial reporting positions in a manner consistent with such treatment. Subject to Section 3.2(b)(viii), in the event that the Board determines that the Company should elect to be treated as a corporation for U.S. federal income tax purposes (including, if applicable, on a retroactive basis) pursuant to Treasury Regulations Section 301.7701-3 (or any successor regulation or provision) or, to the extent applicable, state or local income tax purposes, each Unitholder and former Unitholder shall cooperate with the Company to make such election (including, if applicable, on a retroactive basis), including by executing any forms or documents required in connection therewith. In the event that the Company is treated as a corporation for U.S. federal income tax purposes or, to the extent applicable, state or local income tax purposes, Section 4.1(b) and any other provisions of this Agreement inconsistent with such treatment shall be disregarded.
Section 9.2Capital Accounts.
(a)The Company shall maintain a separate Capital Account for each Unitholder according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Without limiting the foregoing, each Unitholder’s Capital Account shall be adjusted:
(i)by adding any additional Capital Contributions made by such Unitholder in consideration for the issuance of Units;
(ii)by deducting any amounts paid to such Unitholder in connection with the redemption or other repurchase by the Company of Units;

(iii)by adding any Profits allocated (and any items in the nature of income or gain allocated) in favor of such Unitholder and subtracting any Losses allocated (and any items in the nature of loss or deduction allocated) in favor of such Unitholder;
(iv)by deducting any Distributions paid by the Company in cash or other assets to such Unitholder in respect of Units; and
(v)by adding the amount of any Company liabilities assumed by such Unitholder as described in clause (1) of Treasury Regulations Section 1.704-1(b)(2)(iv)(c) and subtracting any liabilities of such Unitholder assumed by the Company as described in clause (2) of Treasury Regulations Section 1.704-1(b)(2)(iv)(c).
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board reasonably determines that, in order to comply with such Treasury Regulations, it is advisable to adjust the allocations of Profits and Losses to take into account any of the economic provisions of this Agreement, including the timing and the amount of actual distributions to the Unitholders, the Board may make such adjustment; provided that any such adjustment shall not affect the amount distributable to a Unitholder pursuant to this Agreement. In addition, the Company shall (x) make any adjustments that are necessary to maintain equality between Capital Accounts of the Unitholders and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(g) and (y) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).
(b)For purposes of computing the amount of any item of Company income, gain, loss, or deduction to be allocated pursuant to this Article 9 and to be reflected in the Capital Accounts, the determination, recognition, and classification of any such item shall be the same as its determination, recognition, and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery, or amortization used for this purpose); provided that:
(i)The computation of all items of income, gain, loss, and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.
(ii)If the Book Value of any Company property is adjusted pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.
(iii)Items of income, gain, loss, or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for Tax purposes shall be computed by reference to the Book Value of such property.
(iv)Items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for Tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(v)To the extent an adjustment to the adjusted Tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
Section 9.3Negative Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance which may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the Company).
Section 9.4Transfer of Capital Accounts. The original Capital Account established for each Substituted Unitholder shall be in the same amount as the Capital Account of the Unitholder (or portion thereof) to which such Substituted Unitholder succeeds, at the time such Substituted Unitholder is admitted to the Company. The Capital Account of any Unitholder shall be increased or decreased to reflect (a) the Transfer to such Unitholder of all or part of the Units of another Unitholder or (b) the repurchase or cancellation of Units pursuant to a Unit Grant Agreement or other agreement setting forth the terms under which such Units were repurchased or cancelled. Any reference in this Agreement to a Capital Contribution of or Distribution to a Unitholder that has succeeded any other Unitholder shall include any Capital Contributions or Distributions previously made by or to the former Unitholder on account of the Units of such former Unitholder Transferred to such Unitholder.
Section 9.5Allocations. Except as otherwise stated in Section 9.6, Net Profits and Net Losses (and, to the extent reasonably determined necessary and appropriate by the Board to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includible in the computation of Net Profits and Net Losses) for any Taxable Year shall be allocated among the Unitholders in such a manner that, as of the end of such Taxable Year, the sum of (a) the Capital Account of each Unitholder, (b) such Unitholder’s share of Minimum Gain (as determined according to Treasury Regulations Section 1.704-2(g)), and (c) such Unitholder’s Unitholder Nonrecourse Debt Minimum Gain shall be equal to the respective net amounts, positive or negative, which would be distributed to them, determined as if the Company were to (x) liquidate the assets of the Company for an amount equal to their Book Values, and (y) distribute the proceeds of the liquidation pursuant to Section 18.2 (provided that, for purposes of such determination only, all outstanding Class B Common Units shall be deemed to be fully vested for purposes of calculating the amount of such proceeds distributed to each Unitholder pursuant to Section 4.1(a)). Notwithstanding the foregoing, in any Taxable Year in which the Company makes a Distribution pursuant to Section 4.1(a)(i) or (iii), if the aggregate amount distributed pursuant to Section 4.1(a)(i) or (iii), as applicable, for such Taxable Year and all prior Taxable Years exceeds the aggregate Profit that would, but for this sentence, be allocated to the Class A Preferred Unitholders or Class B Preferred Unitholders, as applicable, for such Taxable Year and all prior Taxable Years, then such excess shall be treated as a guaranteed payment pursuant to Code Section 707(c) for such Taxable Year and any expense associated with such guaranteed payment shall be specially allocated to the Class A Preferred Unitholders or Class B Preferred Unitholders, as applicable.
Section 9.6Special Allocations.
(a)Losses attributable to Unitholder Nonrecourse Debt shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Unitholder Nonrecourse Debt Minimum Gain, Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Unitholders in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulations Section 1.704-2(i)(4). This Section 9.6(a) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.
(b)Nonrecourse deductions (as determined according to Treasury Regulation Sections 1.704-2(b)(1)) and excess nonrecourse liabilities (as determined according to Treasury Regulations Section 1.752-3(a)(3)) shall be allocated among the Unitholders in a manner consistent with applicable Treasury Regulations and the Unitholders’ economic entitlements as reasonably determined by the Board. If there is a net decrease in Minimum Gain during any Taxable Year, each Unitholder shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulations Section 1.704-2(g). This Section 9.6(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.
(c)If any Unitholder that unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 9.6(a) and Section 9.6(b) but before the application of any other provision of this Article 9, then Profits for such Taxable Year shall be allocated to such Unitholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 9.6(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.
(d)To the extent an adjustment to the adjusted Tax basis of any asset of the Company pursuant to Code Section 734(b) or 743(b) is required, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Unitholders in accordance with their respective interests in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unitholder to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(e)The allocations set forth in Sections 9.6(a)-(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article 9, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction, and loss) had been allocated without reference to the Regulatory Allocations. In general, the Unitholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction, and loss) among the Unitholders so that the net amount of the Regulatory Allocations and such special allocations to each such Unitholder is zero. In addition, if in any Taxable Year there is a decrease in Minimum Gain, or in Unitholder Nonrecourse Debt Minimum Gain, and application of the Minimum Gain chargeback requirements set forth in Section 9.6(a) or Section 9.6(b) would cause a distortion in the economic arrangement among the Unitholders, the Unitholders may, if they do not expect that the Company will have sufficient other income or gain to correct such distortion, request the IRS to waive either or both of such Minimum Gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such Minimum Gain chargeback requirement.
(f)The Unitholders acknowledge that allocations analogous to those described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) result from the allocation of Profits and Losses provided for in this Agreement. For the avoidance of doubt, the Company is entitled to make such allocations and, once required by applicable final or temporary guidance, allocations of Profits and Losses will be made in accordance with Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.
Section 9.7Tax Allocations.
(a)The income, gains, losses, deductions and credits of the Company will be allocated, for U.S. federal, state, and local income tax purposes, among the Unitholders in accordance with the allocation of such income, gains, losses, deductions and credits among the Unitholders for computing their Capital Accounts; except that, if any such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(b)Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted Tax basis of such property to the Company for U.S. federal income tax purposes and its Book Value as reasonably determined by the Board; provided that to the extent permitted by law, the “traditional method” set forth in Treasury Regulations Section 1.704-3(b) shall be used with respect to any such variation in respect of contributions or deemed contributions of property on or before the date hereof.
(c)If the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulations Sections 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted Tax basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).
(d)Allocations of tax credits, Tax credit recapture, and any items related thereto shall be allocated to the Unitholders according to their interests in such items as reasonably determined by the Board taking into account the principles of Treasury Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).
(e)Allocations pursuant to this Section 9.7 are solely for purposes of U.S. federal, state and local Taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of this Agreement.
(f)The Company and the Unitholders agree that for U.S. federal (and applicable state and local) income tax purposes, (i) except as provided by (x) the final sentence in Section 9.5 and (y) Section 18.2, none of a Unitholder’s rights to distributions or payments in respect of a Unit shall be reported as giving rise to a guaranteed payment or a capital shift (or any income in connection with a capital shift) and (ii) any acquisition or deemed acquisition of Membership Interests by an Oaktree Investor (including pursuant to any adjustment in respect of any Specified Class B Reduction Amount or any provision of the Equity Purchase Agreement) will not immediately result in a taxable event to such Oaktree Investor or to the B. Riley Investor, whether due to a capital shift or otherwise, and that any excess of the fair market value of any Membership Interests acquired or deemed acquired by an Oaktree Investor as of the date of acquisition over the purchase price allocated thereto (including any Membership Interests acquired pursuant to any adjustment in respect of any Specified Class B Reduction Amount or any provision of the Equity Purchase Agreement) shall be treated as an open transaction and not result in taxable income or gain to such Oaktree Investor until such time that there is a distribution by the Company in respect of such excess or a disposition of such Membership Interests. The parties hereto shall prepare all Tax returns in accordance with, and shall not otherwise take any position inconsistent with, the treatment described in the immediately preceding sentence, unless otherwise required pursuant to a “determination” within the meaning of Code Section 1313(a).
Section 9.8Payments Attributable to a Unitholder.
(a)If requested by the Company, each Unitholder shall, if able to do so, deliver to the Company (i) an affidavit in form satisfactory to the Company that the applicable Unitholder (or its partners or members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other law, (ii) any certificate that the Company may reasonably request with respect to any such laws and/or (iii) any other form or instrument reasonably requested by the Company relating to a Unitholder’s status under such law. In the event that a Unitholder fails or is unable to deliver to the Company an affidavit described in subclause (i), (ii), or (iii) of this clause (a) establishing an exemption from any applicable withholding requirements, the Company shall withhold amounts from such Unitholder in accordance with applicable law.
(b)To the extent the Company is required by Law to withhold or to make any Tax payment on behalf of, with respect to, or that is otherwise specifically attributable to a Unitholder or a Unitholder’s status as such (including any U.S. federal, state, local or foreign withholding, personal property, personal property replacement, unincorporated business or other Taxes, but excluding, for the avoidance of doubt, penalties and interest for the Company’s failure to withhold due to gross negligence of willful misconduct of the Company) (“Withholding Advances”), then the Company shall withhold such amounts and make such Tax payments as so required and such Unitholder shall indemnify the Company in full for the entire amount withheld and paid (including interest, penalties and related expenses). All Withholding Advances made on behalf of a Unitholder, plus interest thereon at a rate equal to the relevant Applicable Federal Rate published by the IRS in accordance with Section 1274(d) of the Code, shall (i) be paid on demand by the Unitholder on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Unitholder’s Capital Account) or (ii) in the Board’s discretion, be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Unitholder in accordance with this Agreement or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Unitholder. The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 9.8, including instituting a lawsuit to collect such indemnification and contribution. Whenever repayment of a Withholding Advance by a Unitholder is made as described in clause (ii) above, for all other purposes of this Agreement, such Unitholder shall be treated as having received all distributions (whether before or upon dissolution) unreduced by the amount of such Withholding Advances and interest thereon. The obligations hereunder shall survive the winding-up or dissolution of the Company.
Section 9.9Tax Returns. The Tax Matters Partner shall, at the expense of the Company, prepare (or cause to be prepared) and file (or cause to be filed) all necessary U.S. federal, state and local income Tax returns, including making the elections described in Section 9.11. Each Unitholder shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income

Tax returns to be prepared and filed. No Unitholder shall file a notice with the U.S. IRS under Section 6222(b) of the Code in connection with such Unitholder’s intention to treat an item on such Unitholder’s federal income tax return in a manner that is inconsistent with the treatment of such item on the Company’s federal income tax return unless such Unitholder shall have notified the Company that it intends to take an inconsistent position and, following such notice to the Company, such Unitholder shall reasonably cooperate with the Company and the Tax Matters Partner, if applicable, to determine the appropriate treatment of such item and to avoid an inconsistent return position. Any Unitholder entering into a settlement agreement with the U.S. Department of the Treasury that concerns a Company item shall notify the Tax Matters Partner of such settlement agreement and its terms within thirty (30) days after the date thereof.
Section 9.10Tax Information. The Company shall use reasonable best efforts to deliver or cause to be delivered, within seventy-five (75) days after the end of each Taxable Year, to each Person who was a Unitholder at any time during such Taxable Year all information regarding the Company necessary for the preparation of such Person’s U.S. federal, state and local income Tax returns.
Section 9.11Tax Elections. The Company shall make any election the Tax Matters Partner may deem appropriate, including any election pursuant to Code Section 754 and, subject to Section 9.7(b), any elections under Code Section 704(c) or under the principles of “reverse” Code Section 704(c) regarding any variation between the adjusted Tax basis of property and such property’s Book Value.
Section 9.12Tax Matters Partner. The “partnership representative” of the Company within the meaning of Code Section 6223, as amended by the Company Tax Audit Rules, and the “tax matters partner,” to the extent applicable for any similar provision of state, local or non-U.S. Law purposes (the “Tax Matters Partner”) will be OCM SSF III Great American PT, LP.; provided that, to the extent that OCM SSF III Great American PT, LP. is not permitted to serve in such capacity, the Oaktree Investors shall designate a Person permitted to so serve. The Tax Matters Partner is authorized (i) to select the method of accounting and bookkeeping procedures to be used by the Company, (ii) to represent the Company (at the Company’s expense) in connection with all examinations by income Tax authorities of the Company’s affairs and any Company related items, including resulting administrative and judicial proceedings, (iii) to sign consents and to enter into settlements and other agreements with such authorities with respect to any such examinations or proceedings, (iv) to expend Company funds for professional services and costs associated therewith, (v) to make any elections or determinations it may choose regarding the administration of all Tax matters, including any Tax contest, audit or other similar proceeding, and (vi) to comply with the requirements of the Code and to conduct the Company’s affairs under Code Sections 6221 through 6241, including any amendments thereto or other Code provisions with respect to the same subject matter as Code Sections 6221 through 6241, and any regulations promulgated or proposed under any such Code Sections and any administrative guidance with respect thereto and any similar provisions of state, local or non-U.S. Tax laws. The Company will reimburse the Tax Matters Partner (and any applicable Affiliates of the Tax Matters Partner) for any reasonable costs and expenses incurred by it in connection with its activities as the Tax Matters Partner and in connection with any administrative or judicial proceeding affecting tax matters of the Company or any of the Unitholders in their capacity as such. Each Unitholder will cooperate with the Tax Matters Partner and do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of any Tax audit, examination or proceeding of the Company, including by providing the Tax Matters Partner with any information reasonably requested by the Tax Matters Partner in connection with the conduct of such audits, examinations or proceedings. The Tax Matters Partner has discretion to determine whether the Company will contest or continue to contest any income Tax deficiencies assessed or proposed to be assessed by any income Tax authority on the Company. Any deficiency for

Taxes imposed on any Unitholder (including penalties, additions to Tax or interest imposed with respect to such Taxes) shall be paid by such Unitholder. If the Company is subject to any Taxes imposed under Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as amended by the Bipartisan Budget Act of 2015, as amended from time to time, and any Treasury Regulations and other guidance promulgated thereunder or with respect thereto, and any similar state or local legislation, regulations, or guidance (“Entity Taxes”), the Tax Matters Partner shall allocate among the Unitholders any Entity Tax in a manner it reasonably determines to be fair and equitable taking into account any modifications attributable to the Unitholder pursuant to Code Section 6225(c) (if applicable). Any Entity Taxes so allocated shall be treated as Withholding Advances subject to the provisions of Section 9.8(b).
Section 9.13Code Section 83(b) Election; Safe Harbor Election.
(a)As a condition subsequent to the issuance of any Class B Common Units, each Unitholder who receives a grant of Class B Common Units in exchange for services shall make a timely and effective election under Section 83(b) of the Code with respect to such Class B Common Units. The Company and all Unitholders will (a) treat such Class B Common Units as outstanding for tax purposes, (b) treat such Unitholder as a partner of the Company for tax purposes with respect to such Class B Common Units and (c) file all tax returns and reports consistently with the foregoing, and, except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, neither the Company nor any of its Unitholders shall claim a deduction (as wages, compensation or otherwise) for the Fair Market Value of such Class B Common Units for U.S. federal income tax purposes, either at the time of issuance of such Class B Common Units or, with respect to an Unvested Class B Common Unit, at the time such Class B Common Unit becomes a vested Class B Common Unit. Consistent with the foregoing, the Class B Common Units are intended to be treated as Profits Interests and the provisions of this Agreement shall be interpreted and applied consistently therewith. All Unitholders consent to the Company taking all actions, including amending this Agreement, necessary or appropriate to cause the Class B Common Units to be treated as Profits Interests for all U.S. federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income made to such Unitholders to be respected even if such interests are subject to risk of forfeiture, including any action required by the Company under IRS Revenue Procedure 2001-43, unless superseded by Notice 2005-43, in which case, such consent shall allow the Company to take any and all actions as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the IRS Proposed Treasury Regulations set forth in the notice of proposed rulemaking (REG–105346–03), and any similar or related authority.
(b)The Unitholders acknowledge the proposed revenue procedure set forth in Notice 2005-43 and expressly intend that the Company shall be entitled to make a “Safe Harbor Election” and to issue “Safe Harbor Partnership Interests” within the meaning thereof. If such proposed revenue procedure (or a substantial equivalent) is promulgated in final, effective form, the Tax Matters Partner shall (without the need for further action by the other Unitholders) have all necessary authority under this Agreement to give effect to the intention set forth in the preceding sentence (including the authority to make any applicable tax election on behalf of the Company and the Unitholders).
Article 10
TRANSFER OF MEMBERSHIP INTERESTS
Section 10.1Transfers by Unitholders.
(a)No Unitholder shall Transfer any interest in any Units or Unitholder Securities except in compliance with this Article 10. Except for Transfers permitted by, and made in accordance with the express provisions of, the next succeeding sentence and Section 10.1(b) or any other agreement approved by the Board and binding upon the Unit to be Transferred and/or the holder thereof, no Unitholder shall Transfer, or offer or agree to Transfer, all or any part of any interest in such Person’s Units or Unitholder Securities. Subject to compliance with Section 10.1(b), a Unitholder shall only be permitted to Transfer its Units or Unitholder Securities as follows (subject, as applicable, to any obligations in the Management Incentive Plan and any Unit Grant Agreement applicable to such Units):
(i)with the prior written consent of the Board;
(ii)in the case of a Unitholder that is an entity, to an Affiliate of such Unitholder (other than in respect of any Unitholder Securities which have not fully vested in accordance with the agreements pursuant to which they were issued, which shall not be transferable unless expressly provided otherwise in such agreements);
(iii)in the case of a Unitholder that is a natural person (including in respect of any Unitholder Securities which have not fully vested in accordance with the agreements pursuant to which they were issued, subject to any additional limitations set forth in such agreements or in the Management Incentive Plan to the extent applicable), (A) a Transfer of such Unitholder’s Units or Unitholder Securities for bona fide estate planning purposes to such Unitholder as trustee of a trust or trusts held solely for the benefit of a Member of the Immediate Family of such Unitholder or to a limited liability company or similar entity, provided that the Transferring Unitholder at all times retains management control over such entity with respect to the Units or Unitholder Securities held by such entity, or (B) upon the death of such Unitholder, such Units or Unitholder Securities may be distributed by the will or other instrument taking effect at death of such Units or Unitholder Securities or by applicable laws of descent and distribution to such holder’s estate, executors, administrators and personal representatives, and then to such holder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such person;
(iv)in the case of a Unitholder that is an entity (other than in respect of any Unitholder Securities which have not fully vested in accordance with the agreements pursuant to which they were issued, which shall not be transferable unless expressly provided otherwise in such agreements), by a Unitholder pursuant to a pledge of such Units or Unitholder Securities to secure obligations pursuant to (x) the Nomura Credit Facility, (y) a bona fide financing with any bank chartered and regulated by the Office of the Comptroller of the Currency (or any of their controlled Affiliates) or (z) any other any other lender or asset manager that has been approved for purposes of this Section 10.1(a)(iv)(z) by the Board (such approval not to be unreasonably withheld, conditioned or delayed)), provided that it shall not be unreasonable for the Board to withhold, condition or delay consent for any lender or asset manager whose purpose or investment thesis is the purchase of equity securities, loans, debt securities or any other securities with the intention of (or view to) owning the ordinary equity, or otherwise gaining control of, a distressed business; provided further (A) any pledgee shall agree in the documentation governing such pledge that, (i) as a condition to any foreclosure on any such pledge or any other Transfer of the pledged Units or Unitholder Securities pursuant to any other exercise of remedies by the lender, the lender (or its transferee, or any entity acquiring the Units pursuant to any foreclosure or similar proceeding) shall be required to agree in writing to be bound by the terms of this Agreement and the Equity Agreements pursuant to a joinder and letter of acceptance agreement, pursuant to which such lender or its transferee agrees to be bound by the terms and conditions of this Agreement, in form and substance reasonably acceptable to the Board (which joinder agreement and letter of acceptance shall not require that such lender transferee be bound by Section 5.7 or any other non-compete, non-solicitation or similar restrictive covenants) and (ii) upon any such foreclosure or exercise of other remedies, the lender (or other transferee) shall not have any right to designate one or more members to the Board or any of the express consent or approval rights of such Unitholder or other rights afforded to the B. Riley Investor pursuant to Section 3.2(b), Section 5.2, Section 5.3, Section 8.1, Article 13 and Article 14 and (B) subject to the foregoing clause (A), upon any such foreclosure the applicable lender shall have the right without further approval of any Unitholder, to exercise any voting rights afforded to Unitholders in respect of Units (which such voting rights, if any, are addressed solely in Section 3.2(a));
(v)any Transfer of Units or Unitholder Securities by any Unitholder (other than Oaktree) to the Company and/or Oaktree (including pursuant to the Call Option or the exercise of a Put Option Unitholder’s rights pursuant to Section 4.2(b)) (any Transferee in clauses (i), (ii), (iii), (iv) or (v), a “Permitted Transferee”);
(vi)pursuant to the exercise of tag-along rights in accordance with Article 12 or in a Drag-Along Sale or Approved Company Sale in accordance with Article 13;
(vii)following the consummation of a Public Offering, in a Public Sale (subject to compliance with applicable securities laws and any applicable registration rights, lock-up or similar agreement or arrangement); or
(viii)by the Oaktree Investors at any time to any entity subject to, if applicable, the tag-along rights set forth in Article 12; provided, however, that, without the prior written consent of the B. Riley Investor (for so long as it has the right to appoint any Directors pursuant to Section 5.2), the Oaktree Investors may not make any Transfer that would constitute a Fundamental Change to any entities that the Oaktree Investors and the B. Riley Investor have mutually agreed in writing shall be subject to the B. Riley Investor’s prior written approval.
(ix)Notwithstanding the foregoing, no Unitholder may avoid the provisions of this Agreement by (x) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee or (y) by issuing or permitting any Transfer of any equity securities of or interests in any entity holding (directly or indirectly) Unitholder Securities. If any Transfer to an Affiliate is made in reliance on Section 10.1(a)(ii), and the Affiliate to whom such Units or Unitholder Securities thereafter ceases to be an “Affiliate” of the initial Transferring Unitholder, such Transfer shall be void and such Unitholder Securities shall be Transferred back to such initial Transferring Unitholder.
(b)Each Transferee of Units or other Unitholder Securities shall, as a condition precedent to such Transfer, execute a counterpart to this Agreement and the other applicable Equity Agreements to which the Transferor Unitholder was a party and other documentation acceptable to the Board (including, in the case of a Unitholder who is a natural person, the execution of a Spousal Consent, if required) pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement and the applicable provisions of the other applicable Equity Agreements. Notwithstanding anything to the contrary herein, (i) in the event of any Transfer Event, no Transferee who acquires such Units or Unitholder Securities shall be entitled to the rights provided to the B. Riley Investor under Section 3.2(b), Section 5.2, Section 5.3, Section 8.1, Article 13 and Article 14 and (ii) the Oaktree Investors shall have the right to transfer all (or part) of the powers, preferences, rights and obligations of such Oaktree Investors, as applicable, as set forth in this Agreement to any Transferee to which the Oaktree Investors (or their Permitted Transferees) have Transferred its Units (and related Membership Interests) pursuant to a Transfer made in accordance with the provisions of this Agreement, at which point the rights of the Oaktree Investors transferred pursuant thereto shall terminate and thereafter such Transferee shall alone benefit from such rights (and such Transferee shall exercise such powers, preferences, rights and obligations hereunder, mutatis mutandis, and the

Board shall be permitted to amend this Agreement and related Equity Agreements to reflect such Transfer without further action or consent by the Unitholders, including the rights to Oaktree Investors hereunder until such Transferee fails to hold 25% of the Oaktree Investors’ combined Original Amount).
(c)For the avoidance of doubt, the rights provided to the B. Riley Investor under Section 3.2(b), Section 5.2, Section 5.4, Section 8.1, Article 13 and Article 14 hereof are personal to the B. Riley Investor in light of the historic and ongoing relationship between the B. Riley Investor and the Company and the nature of the business of the B. Riley Investor and shall in no event, other than with respect to a Transfer to a wholly owned subsidiary of B. Riley Investor or B. Riley Financial, Inc. pursuant to Section 10.1(a)(ii) or, solely with respect to any voting rights afforded to Unitholders in respect of Units (which such voting rights, if any, are addressed solely in Section 3.2(a)), to a lender pursuant to Section 10.1(a)(iv), be assignable hereunder or otherwise without the prior written consent of the Board in its sole discretion.
Section 10.2Effect of Assignment.
(a)Any Unitholder who shall Transfer any Units or other Unitholder Securities shall cease to be a Unitholder of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Unitholder with respect to such Units or other interest. Subject to the other terms of this Agreement, the Company shall, from the effective date of any valid Transfer, thereafter pay all further Distributions on account of the respective Units or Unitholder Securities, or award any right or privilege thereto, so Transferred to the Transferee in accordance with Section 4.1(d) hereto.
(b)Any Person who acquires in any manner whatsoever any Units or other Unitholder Securities, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other Unitholder Securities of such Person was subject to or by which such predecessor was bound.
Section 10.3Restriction on Transfer. In addition, notwithstanding any other provision of this Agreement to the contrary, a Unitholder shall not Transfer of all or any part of its Membership Interests in the Company if such Transfer would (a) cause the Company to become a “publicly traded partnership” under Code Section 7704(b), (b) cause the Company to have more than one hundred (100) partners within the meaning of Treasury Regulations Section 1.7704-1(h), including the look through rule in Treasury Regulations Sections 1.7704-1(h)(3)), or (c) violate any provision of federal or state securities or blue sky laws, including any exemption from registration under any such laws, or breach any undertaking or agreement of a Unitholder in connection with obtaining an exemption thereunder.
Section 10.4Transfer Fees and Expenses. Except as otherwise provided herein or in the applicable Unit Grant Agreement, the Transferor and Transferee of any Units or other Unitholder Securities shall be jointly and severally obligated to reimburse the Company for all reasonable and documented expenses (including attorneys’ fees and expenses) of any Transfer, whether or not consummated.
Section 10.5Void Transfers. Any Transfer by any Unitholder of any Units or other Unitholder Securities in contravention of this Agreement (including the failure of the Transferee to execute a counterpart in accordance with Section 10.1(b)) or which would cause the Company to not be treated as a partnership for U.S. federal income tax purposes shall be void ab initio and ineffectual and shall not bind or be recognized by the Company or any other party, and no purported Transferee shall have any right as a Unitholder hereunder (including to any

Profits, Losses or Distributions of the Company). Neither the Company nor the non-transferring Unitholders shall incur any liability as a result of refusing to make any such distributions to the transferee of any such invalid Transfer.
Section 10.6Blocker Rights. If requested by the Oaktree Investors, any assignment or Transfer of Oaktree Securities, whether pursuant to a Fundamental Change, a Drag-Along Sale, an Approved Company Sale, Article 12, or otherwise, and any mergers, consolidations, conversions, restructurings, transactions or reorganizations related to any of the foregoing, shall be structured as a Transfer of the equity securities of a Blocker Corporation that is, or affiliated with, the Oaktree Investors, without any discount in the consideration received for such equity securities, such that the direct equityholders of such Blocker Corporation shall be entitled to the same amount and type of consideration as the Blocker Corporation would have received if such Blocker Corporation had transferred the Oaktree Securities directly and shall be subject to the same liabilities and obligations as such Blocker Corporation would have been subject to if such Blocker Corporation had transferred the Oaktree Securities directly under and pursuant to the terms of this Agreement. The Company and each Unitholder shall consent to, and raise no objections against, and reasonably cooperate with any such Transfer of equity securities of a Blocker Corporation, including in connection with any restructuring transaction that the Oaktree Investors determine is necessary or appropriate to permit them or such other Blocker Corporation to obtain the benefits of this Section 10.6.
Article 11
ADMISSION OF UNITHOLDERS
Section 11.1Substituted Unitholders. In connection with the Transfer of a Membership Interest of a Unitholder in accordance with, and to the extent permitted under, the terms of this Agreement and the other Equity Agreements, the Transferee shall become a Substituted Unitholder on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with or waiver of the conditions to such Transfer (unless one of the conditions to such Transfer is that Board or Unitholder consent is required for the admission of such Transferee, in which case such consent must first be obtained) (including, in the case of a Unitholder who is a natural person, the execution of a Spousal Consent, if required), and such admission shall be shown on the books and records of the Company and Schedule A to this Agreement shall be amended to reflect such change in accordance with Section 3.1(a). Unless and until a Substituted Unitholder is admitted as a Unitholder, such Person shall have no powers, rights or privileges of a Unitholder of the Company.
Section 11.2Additional Unitholders. A Person may be admitted to the Company as an Additional Unitholder only as contemplated under, and in compliance with, the terms of this Agreement, including furnishing to the Board (a) a letter of acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement, including the power of attorney granted in Section 20.1, and, if requested by the Board, ratifying all agreements and other instruments of the Company that many have been executed and delivered on behalf of the Company on or prior to such date that are in force and effect on such date (including, for natural persons, the execution of a Spousal Consent, if required), and (b) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Unitholder (including counterparts or joinders to all applicable Equity Agreements). Such admission shall become effective on the date on which the Board determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company and Schedule A to this Agreement shall be amended in accordance with Section 3.4(b) hereto. Unless and until an Additional Unitholder is admitted as such, such Person shall no powers, rights or privileges of a Unitholder of the Company.

Section 11.3Optionholders. Except to the extent otherwise set forth herein, no Person that holds securities (including options, warrants, or rights) exercisable, exchangeable, or convertible into Units shall have any rights with respect to such Units until such Person is actually issued Units upon such exercise, exchange, or conversion and, if such Person is not then a Unitholder, is admitted as a Unitholder pursuant to Section 11.2.
Article 12
TAG-ALONG RIGHTS
Section 12.1Tag-Along Rights. Prior to (i) any Transfer by a Unitholder (other than the Oaktree Investors) of any Unitholder Securities or any Transfer by the Oaktree Investors that would qualify as a Fundamental Change, in each case other than a Transfer to a Permitted Transferee or a Drag-Along Sale or Approved Company Sale in accordance with this Agreement, or (ii) any Transfer by the Oaktree Investors that includes a Transfer of their right to appoint a majority of the Directors to such transferee (other than any of the Oaktree Investors or an Affiliate thereof) other than a Drag-Along Sale or Approved Company Sale in accordance with this Agreement (subject to the foregoing exceptions, a “Sale”), such Unitholder (the “Selling Unitholder”) will give written notice at least twenty (20) Business Days prior to the consummation of the proposed Sale setting forth (a) the number of Units proposed to be sold, (b) the consideration that it proposes to receive, (c) the identity of the proposed Transferee, (d) the expected date of the proposed Transfer and (e) the other material terms and conditions of the Sale (such notice, a “Sale Notice”) to the Company and each of the other Unitholders who then hold Unitholder Securities of the class(es) to be sold by such Unitholder (each, a “Tag-Along Unitholder,” and collectively, the “Tag-Along Unitholders”); provided that solely for purposes of this Article 12, the Class A Common Units and Class B Common Units shall be deemed to be the same class of Unitholder Securities. Each Tag-Along Unitholder may, within 10 Business Days following receipt of the Sale Notice, give to the Company an irrevocable written notice (a “Co-Sale Notice”) indicating that it desires to participate in the proposed Sale. If any Tag-Along Unitholders elect to participate in such Sale, each such Tag-Along Unitholder will be entitled to sell in the proposed Sale, at the same price per Unit (less any applicable per Unit Participation Threshold) and on the same terms and conditions as the Selling Unitholder (except as expressly provided in the Management Incentive Plan and Unit Grant Agreement in respect of each such Unit), a number of Unitholder Securities of the class proposed to be Transferred equal to the product of (A) the quotient determined by dividing (1) the aggregate number of such class of Unitholder Securities owned by such Tag-Along Unitholder by (2) the aggregate number of such class of Unitholder Securities owned by all of the holders of Unitholder Securities, and (B) the aggregate number of such class of Unitholder Securities to be sold in the contemplated Sale (such product, the “Pro Rata Share” of such Tag-Along Unitholder).
Section 12.2Election to Exercise Tag-Along Right. Any of the Tag-Along Unitholders may elect to sell in any Transfer contemplated under this Article 12 a lesser number of Unitholder Securities than such Tag-Along Unitholder’s Pro Rata Share, in which case the Selling Unitholder shall have the right to sell in the aggregate an additional number of Unitholder Securities of such class in such Sale equal to the number of Unitholder Securities of such class that such Tag-Along Unitholders have elected not to sell in such Sale. The Selling Unitholder shall use reasonable best efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Tag-Along Unitholders who have elected to participate in any contemplated Sale, and the Selling Unitholder shall not sell any of its Unitholder Securities to the prospective Transferee(s) unless (a) the prospective Transferee(s) agrees to allow the participation of the Tag-Along Unitholders who have elected to participate subject to the terms hereof or (b) Oaktree agrees to purchase the number of Unitholders Securities from the Tag-Along Unitholders that the Tag-Along Unitholders elected to sell pursuant to this Article 12 for the consideration per unit to be paid to Oaktree by the prospective Transferee(s) (accounting for any applicable per Unit

Participation Threshold) (in which case Oaktree shall be entitled to sell such additional number of units of such class of Unitholder Securities to the prospective Transferee(s) for the consideration per unit to be paid to Oaktree by the prospective Transferee(s)). A Co-Sale Notice shall constitute an irrevocable commitment by such electing Tag-Along Unitholders to Transfer the specified Unitholder Securities on the terms and conditions set forth in the Sale Notice and as contemplated by this Agreement.
Section 12.3Additional Terms of Sale. Each Tag-Along Unitholder who has elected to participate in any contemplated Sale shall be required to become a party to, or enter into, any agreement(s) contemplated by the Co-Sale Notice and to be executed and delivered by the Selling Unitholder in connection with the Sale of the Unitholder Securities and shall be entitled to receive payment for such Unitholder Securities on the terms and at the time contemplated by the Sale; provided that such agreements shall include customary terms and provisions for such a transaction, including, if applicable, (a) customary pro rata escrow, indemnities and hold-backs, to the extent the Selling Unitholder agrees to the same, which indemnification obligations that shall be (i) several and not joint and several and (ii) no less favorable to any Tag-Along Unitholders than that resulting from pro rata indemnification by all the Tag-Along Unitholders and the Selling Unitholder based on the proceeds to be received by such Persons in the Sale, and (b) covenants, representations and warranties, no less favorable to the Tag-Along Unitholders than those agreed to by the Selling Unitholder; provided, further, that in no event shall (1) the liability of any Tag-Along Unitholder in respect of its participation, in any Sale, whether in connection with an indemnity or otherwise, exceed the net proceeds received by such Unitholder in the Sale, (2) any Tag-Along Unitholder be required to agree to any non-compete, non-solicitation or other restrictive covenants (but may be required to agree to a customary confidentiality covenant and covenant not to sue on claims relating to payments in respect of Units), or any employment related releases of claims, or (3) a Tag-Along Unitholder be liable to the third-party purchaser for any punitive, exemplary, consequential, incidental or similar damages in connection with any Tag-Along Unitholder’s indemnification obligations in such Transfer of its Unitholder Securities (except to the extent such damages are owed by an indemnitee to unrelated third parties). The Tag-Along Unitholders who have elected to participate in any contemplated Sale shall bear their pro rata share of the reasonable costs and expenses incurred by or on behalf of the Company or Selling Unitholder in connection with such Sale (based on the amount by which each Tag-Along Unitholder’s pro rata share of the aggregate proceeds paid with respect to its Unitholder Securities would have been reduced had the aggregate proceeds available for distribution to the holders of Unitholder Securities participating in such proposed Sale been reduced by the amount of such costs and expenses). Notwithstanding the foregoing, the provisions of this Article 12 shall not apply to any Sale (other than a Sale constituting a Fundamental Change), directly or indirectly, to any officer, director or employee of the Company or any of its Subsidiaries, or to the exercise of the Call Option. The Selling Unitholder may, during the period not exceeding ninety (90) days following the expiration of the end of the Co-Sale Notice period, provided that such ninety (90)-day period shall be extended until the expiration of five (5) Business Days following the date on which all required approvals from a Governmental Entity are obtained, Transfer its Unitholder Securities (or if one or more Tag-Along Unitholders does so elect, any Unitholder Securities of such Selling Unitholder in respect of which no rights have been timely exercised) on terms and conditions no less favorable to the Selling Unitholder than those set forth in the Sale Notice. In the event the Transfer is not completed within such time period, the Tag-Along Unitholders’ rights shall be reinstated and the Selling Unitholder may not then effect such proposed Sale without again complying with the provisions of this Article 12.

Section 12.4Termination. The provisions of this Article 12 will terminate automatically and be of no further force and effect immediately prior to the consummation of the first to occur of (i) the consummation of a Public Offering and (ii) the consummation of a Fundamental Change.
Section 12.5Limitations. None of the following shall constitute Unitholder Securities for any purpose in calculating the Pro Rata Share or the Units in respect of which Unitholders are entitled to exercise tag-along rights under this Article 12: (a) Unitholder Securities issuable upon or in connection with the exercise of employee options (or similar equity-like incentive shares or units) which have not vested or are otherwise not exercisable; (b) Unitholder Securities issuable upon or in connection with the exercise of vested employee options (or similar equity-like incentive shares or units) whose per share or per unit exercise price is more than the price to be paid for such share or unit in such Transfer; (c) Unitholder Securities whose per share or per unit participation threshold (including the Participation Threshold) is more than the price to be paid for such share or unit in such Transfer; and (d) Unitholder Securities held subject to vesting (i.e., to the extent subject to possible forfeiture or repurchase by the Company at less than fair market value).
Article 13
DRAG-ALONG RIGHTS; B. RILEY INVESTOR EXIT RIGHT
Section 13.1Right to Seek Sale of the Company. In the event that the Oaktree Investors propose to Transfer any of their Unitholder Securities in an amount equal to at least 25% of any class or series of Units to a bona fide third party (who is not an Affiliate of Oaktree) at any time after the second (2nd) year anniversary of the date of this Agreement, the Oaktree Investors shall have the right (a “Drag-Along Right”) to require each other Unitholder (each, a “Dragged Unitholder”) to Transfer its Unitholder Securities to such third party (a “Drag-Along Sale”) in accordance with this Article 13 so long as the Oaktree Investors collectively hold (without taking into account the Drag-Along Sale) at least 25% of their combined Original Amount. In order to exercise its Drag-Along Right, the Oaktree Investors shall deliver a written notice (a “Drag-Along Sale Notice”) to the Company and Dragged Unitholder(s) informing them of the Drag-Along Sale, including in reasonable detail (i) the number and class of Unitholder Securities proposed to be sold, (ii) the consideration that the Oaktree Investors propose to receive in respect of their Unitholder Securities and that the holders of Units will receive in the Drag-Along Sale, (iii) the identity of the third-party Transferee and (iv) the other material terms and conditions upon which the Unitholder Securities are to be Transferred, and copies of each of the final versions of the transaction documentation relating to the Drag-Along Sale. The Drag-Along Sale Notice shall be given at least twenty (20) Business Days before the closing of the proposed Transfer.
Section 13.2Consent, Waiver. Each Unitholder hereby agrees with respect to all Unitholder Securities such Unitholder holds, or otherwise exercises dispositive power: (a) in the event the Drag-Along Sale requires the approval of any Unitholders, to vote (in person, by proxy or by action by written consent) all Unitholder Securities held by such Unitholder in favor of such transaction and in opposition to any and all other proposals that could reasonably be expected to delay or impair the consummation of such transaction, and (b) in the event all or any portion of any Drag-Along Sale is structured as a sale of securities, to sell and Transfer all (or such other portion as described in the Drag-Along Sale Notice) of its Unitholder Securities (and any other securities of the Company) at the price and on the terms and conditions approved by the Oaktree Investors.
Section 13.3Cooperation. From and after the delivery of a Drag-Along Sale Notice, each Dragged Unitholder shall (a) cooperate in good faith and use reasonable best efforts to effect such Drag-Along Sale expeditiously in accordance with and subject to the terms of this Agreement, and (b) execute and deliver (or cause to be executed and delivered) any transaction documentation reasonably contemplated to be entered into by the Oaktree Investors to consummate the Drag-Along Sale, which transaction documentation shall provide that the Dragged Unitholders shall receive as consideration upon such Drag-Along Sale for their respective Unitholder Securities of the Company the amount (and same manner) of consideration to which it would be entitled under Section 13.4 and include customary terms and provisions for such a transaction (including, if applicable, customary pro rata escrows, indemnities and hold-backs, to the extent that the Oaktree Investors agree to same, which indemnification obligations shall (i) be several and not joint and several and (ii) no less favorable to such Dragged Unitholders than that resulting from pro rata indemnification by all the Dragged Unitholders and the Oaktree Investors based on the proceeds to be received by such Persons in the Drag-Along Sale), and include covenants, representations and warranties no less favorable to the Dragged Unitholders than those agreed to by the Oaktree Investors for itself; provided that, in no event shall (1) the liability of any Dragged Unitholder in respect of its participation in any Drag-Along Sale, whether in connection with an indemnity or otherwise, exceed the net proceeds received by such Unitholder in the Drag-Along Sale, (2) any Dragged Unitholder be required to agree to any non-compete, non-solicitation or other restrictive covenants (but may be required to agree to customary confidentiality covenants and covenants not to sue on claims relating to payments in respect of Units), or any employment related releases of claims, and (3) a Dragged Unitholder be liable to the third-party purchaser for any punitive, exemplary, consequential, incidental or similar damages in connection with any Dragged Unitholder’s indemnification obligations in such Transfer of its Unitholder Securities (except to the extent such damages are owed by an indemnitee to unrelated third parties). Except as otherwise provided in applicable transaction documentation, the Oaktree Investors shall have the right, in their sole discretion, at all times prior to consummation of the proposed Drag-Along Sale to abandon or otherwise terminate such sale or other disposition, and the Oaktree Investors shall have no liability to the Company or any Unitholders with respect thereto by virtue of such abandonment or termination.
Section 13.4Consideration Payable upon a Drag-Along Sale. All proceeds received in connection with a Drag-Along Sale for Units shall be allocated and distributed among the Oaktree Investors and the Dragged Unitholders in respect of their Unitholder Securities included in such Drag-Along Sale in accordance with the provisions of Section 4.1(a) of this Agreement (assuming, for purposes of such determination, that the Unitholder Securities sold in such Drag-Along Sale are the only Unitholder Securities then outstanding, and subject to Section 4.1(a) (but subject to the Redemption Amounts)); provided, however, that, unless otherwise agreed to by the B. Riley Investor (provided that a Transfer Event has not occurred and the B. Riley Investor (or a Permitted Transferee thereof pursuant to Section 10.1(a)(i) or Section 10.1(a)(ii)) holds at least 25% of its Original Amount (without taking into account the Drag-Along Sale), or the Oaktree Investors if the B. Riley Investor is exercising its rights pursuant to Section 13.7), the proceeds paid to the Dragged Unitholders must be comprised solely of cash or marketable securities and, provided, further, that all Unitholders must receive the same form of consideration or the right to elect the same form of consideration with respect to the same class and series of Units held thereby and included in the Drag-Along Sale and, for purposes of this proviso but subject to the following parenthetical, Class A Common Units and Class B Common Units shall be treated as the same class of Common Unit (except as necessary in the case of Class B Common Units to give effect to the applicable vesting terms, Participation Threshold, Management Incentive Plan and Unit Grant Agreement in respect of each such Unit) (provided that (x) any Unitholder or its beneficial owners who is a Company Service Provider may, with such Unitholder’s or beneficial owner’s consent, receive additional consideration for entering into restrictive covenants, releases, or employment agreements or similar arrangements in favor of a purchaser or any of its Affiliates and (y) solely for purposes of the immediately preceding proviso, the Class A Common Units and Class B Common Units shall be deemed to be the same class of Unitholder Securities). Each holder of Unitholder Securities shall take all necessary or desirable actions reasonably requested by the Oaktree Investors in furtherance of the allocation and distribution of the aggregate consideration from such Transfer in accordance with this Section 13.4.

Section 13.5Expenses. All holders of Unitholder Securities shall bear, as a reduction from the proceeds distributable to such Unitholders in connection therewith, their pro rata share of the out-of-pocket costs and expenses (based on the amount by which each Unitholder’s share of the aggregate proceeds paid with respect to its Unitholder Securities would have been reduced had the aggregate proceeds available for distribution to the Unitholders been reduced by the amount of such costs and expenses) incurred by the Company, the Oaktree Investors or the Original Investors in connection with any sale of Unitholder Securities pursuant to a Drag-Along Sale to the extent such costs and expenses are not otherwise paid by the Company or the acquiring party. Subject to the foregoing, costs or expenses incurred by the holders of Unitholder Securities on their own behalf shall not be considered costs or expenses of the transaction hereunder.
Section 13.6Delivery of Certificates. In the event that at the time of the approval or consummation of a Drag-Along Sale, any of the Unitholder Securities are Certificated Securities and a Unitholder fails to deliver any certificates representing such Person’s Certificated Securities and related instruments of Transfer as required by Section 13.3, or in lieu thereof, a customary affidavit (and indemnity) attesting to the loss or destruction of such certificate(s), such Unitholder: (a) shall not be entitled to the consideration that such Person would otherwise receive in the Drag-Along Sale until such holder cures such failure (provided that after curing such failure, such holder will be so entitled to such consideration without interest, and subject to reduction on account of any expenses incurred by the Company or the holders of Oaktree Securities in connection with such non-compliance and subsequent cure), (b) shall be deemed, for all purposes, no longer to be a Unitholder and shall have no voting rights, (c) shall not be entitled to any distributions declared or made after the consummation of the Drag-Along Sale with respect to the Unitholder Securities held by such holder, (d) shall have no other rights or privileges granted to Unitholders under this Agreement or any future agreement relating to the Unitholder Securities and (e) in the event of liquidation of the Company, such holder’s rights with respect to any consideration that such holder would have received if such holder had complied with this Article 13 shall be subordinate to the rights of any other holder of Unitholder Securities.
Section 13.7B. Riley Investor Exit Right.
(a)From and after the date that is the earlier of (i) six (6) months prior to the eighth (8th) year anniversary of the date of Investment Closing and (ii) the date on which the Oaktree Investors provide written notice, signed by each of the Oaktree Investors and referencing this Section 13.7, to the B. Riley Investor that they do not intend to, and will not, exercise the call rights pursuant to Article 16 hereto, the B. Riley Investor shall have the right to require the Company to commence a process to pursue a sale to a Person other than a Permitted Transferee of the B. Riley Investor of (x) all of the outstanding Unitholder Securities (either in a direct Transfer to a third party or by merger, consolidation, amalgamation or otherwise) or (y) all or substantially all of the assets of the Company and its Subsidiaries (a “Company Sale”) by delivering a written request to the Company and the Oaktree Investors. Following its receipt of such request, the Company shall use reasonable best efforts to facilitate a Company Sale (a “Sale Process”), including by preparing diligence and other materials and soliciting acquisition proposals from potential purchasers for a Company Sale (an “Acquisition Proposal”). The Company shall keep the B. Riley Investor and the Oaktree Investors reasonably apprised of the progress and status of such Sale Process and provide them with copies of any Acquisition Proposals thereby received by the Company, and shall consult with the B. Riley Investor and the Oaktree Investors with respect to such Sale Process. In the event that the Company receives any bona fide Acquisition Proposal, and such Acquisition Proposal is approved by the B. Riley Investor, the Company shall use reasonable best efforts to negotiate and enter into binding definitive agreements providing for, and to effectuate the consummation of, the Company Sale contemplated by such Acquisition Proposal; provided, however, that the final terms and conditions of any such Company Sale shall be subject to final approval by the B. Riley Investor (as so approved, an “Approved Company Sale”), and the provisions of this Article 13 shall apply mutatis mutandis so that the Board and the B. Riley Investor shall have the same Drag-Along Right as the Oaktree Investors would have with respect to such proposed Transfer; provided, further, that until such Drag-Along Right in respect of an Approved Company Sale is exercised, the Oaktree’ Investors shall retain their Drag-Along Right (but shall not, and shall cause their controlled Affiliates not to, materially and intentionally interfere with the sales process in the course of the exercise of such Drag-Along Right (it being understood that the exercise of Oaktree’s Drag-Along Right or sale of its Units or Unitholder Securities as otherwise permitted by this Agreement (and matters necessary or incidental thereto) shall be deemed not to materially and intentionally interfere with such sales process). The rights of the B. Riley Investor under this Section 13.7 shall cease to apply if (x) the Oaktree Investors have delivered a Call Option Exercise Notice or a Drag-Along Sale Notice; (y) the B. Riley Investor (or a Permitted Transferee thereof pursuant to Section 10.1(a)(i) or Section 10.1(a)(ii)) fails to hold at least 25% of its Original Amount; or (z) a Transfer Event has occurred.
(b)If an Approved Company Sale has not been consummated by the eighth (8th) year anniversary of the date of the Investment Closing, and the B. Riley Investor thereafter proposes to Transfer all of its Unitholder Securities to a bona fide third-party purchaser (who is not an Affiliate of B. Riley), then (i) the B. Riley Investor shall have the right to require each other Unitholder to transfer its Unitholder Securities to such third party on terms which are no less favorable to such Unitholders than those obtained by the B. Riley Investor from such third party, (ii) such proposed Transfer shall constitute a Drag-Along Sale and (iii) the provisions of this Article 13 shall apply mutatis mutandis so that the B. Riley Investor have the same Drag-Along Right as the Oaktree Investors would have with respect to such proposed Transfer.
Section 13.8Termination. The provisions of this Article 13 will terminate automatically and be of no further force and effect immediately prior to the consummation of a Public Offering.
Section 13.9If the Company or the holders of Unitholder Securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the U.S. Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each holder of Unitholder Securities which is not an accredited investor (as that term is defined in Rule 501 or any similar rule then in effect (“Rule 501”) promulgated by the U.S. Securities and Exchange Commission) will, at the request of the Board, appoint a purchaser representative (as such term is defined in Rule 501) designated by or reasonably acceptable to the Board. If any holder of Unitholder Securities appoints a purchaser representative designated by the Board, the Company will be responsible for the fees of the purchaser representative so appointed. If any holder of Unitholder Securities declines to appoint the purchaser representative designated by the Board, such holder will appoint another purchaser representative (reasonably acceptable to the Board) and such holder will be responsible for the fees of the purchaser representative so appointed.
Article 14
PREEMPTIVE RIGHTS
Section 14.1Preemptive Rights Notice; Preemptive Share Calculation.
(a)If the Company authorizes the issuance or sale after the date hereof of any New Securities, the Company shall offer to issue or sell to each of the Oaktree Investors and the B. Riley Investor (subject to the last sentence of this Section 14.1, each, an “Eligible Unitholder”) such Unitholder’s Preemptive Share of such New Securities by delivering a written notice (a “Preemptive Rights Notice”) to each such holder describing in reasonable detail (i) the New Securities proposed to be issued or sold, (ii) the purchase price and payment terms therefor, (iii) the other material terms and conditions of the New Securities (including the price and, if known, the proposed issuance date(s) (which shall (subject to Section 14.5) be at least twenty (20) days from the date of such notice), voting powers, preferences, and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest or dividend rate and maturity) and (iv) such holder’s Preemptive Share. “Preemptive Share” means, with respect to any Eligible Unitholder, as of the time of determination, the quotient obtained by dividing the number of Class A Common Units held by such Unitholder by the aggregate number of outstanding Class A Common Units held by the Eligible Unitholders in aggregate immediately prior to issuance of the Preemptive Rights Notice.
(b)Notwithstanding anything to the contrary contained herein, the Company shall not have any obligation to issue New Securities or to offer to issue any New Securities under this Article 14 to any Person who is not an “accredited investor” as such term is defined in Regulation D under the Securities Act or to the B. Riley Investor (or a Permitted Transferee thereof pursuant to Section 10.1(a)(i) or Section 10.1(a)(ii)) once it fails to hold at least 25% of its Original Amount or a Transfer Event occurs, and any such Person shall not be an “Eligible Unitholder” for purposes of this Article 14.
(c)“New Securities” means: (x) any Equity Securities of any kind, and equity securities, or securities convertible into equity securities, of any Subsidiary of the Company, or (y) any indebtedness for borrowed money or debt securities, solely in the case of this clause (y) to the extent to be issued to Oaktree or the B. Riley Investor and their respective Affiliates; provided that, in no event shall New Securities include any:
(i)Equity Securities (or any equity securities, or securities convertible into equity securities, of any Subsidiary of the Company) or debt or debt securities issued in connection with any Equity Securities (or any equity securities, or securities convertible into equity securities, of any Subsidiary of the Company) or debt or debt securities split, dividend, distribution, combination, recapitalization or similar transaction of the Company or any of its Subsidiaries;
(ii)Equity Securities (or any equity securities, or securities convertible into equity securities, of any Subsidiary of the Company) or debt or debt securities issued in connection with, or in furtherance of the financing of, strategic transactions involving the Company or any of its Subsidiaries and any other entities (including (1) joint ventures and similar arrangements, (2) investments or (3) acquisitions by the Company or any of its Subsidiaries (in each case, whether through a purchase of securities, a merger, consolidation, purchase of assets or otherwise), provided that such Equity Securities (or any equity securities, or securities convertible into equity securities, of any Subsidiary of the Company) are being issued as consideration for the strategic transaction and not in connection with financing such strategic transaction;
(iii)Equity Securities (or any equity securities, or securities convertible into equity securities, of any Subsidiary of the Company) issued upon conversion, exchange or exercise of any Equity Securities (or any equity securities, or securities convertible into equity securities, of any Subsidiary of the Company);
(iv)issuances or sales of Equity Securities (or any equity securities, or securities convertible into equity securities, of any Subsidiary of the Company) to employees, officers, directors, managers or consultants of the Company or any of its Subsidiaries pursuant to employee benefits or similar employee or management equity incentive plans or arrangements or hiring or retention plans or arrangements of the Company or any of its Subsidiaries (including the Management Incentive Plan and Unit Grant Agreements); or
(v)any issuances or sales of equity securities, or securities convertible into equity securities, of any Subsidiary of the Company, (A) to the Company or any other Subsidiary of the Company (including in connection with the formation of a new Subsidiary or the formation of bona fide joint ventures and similar arrangements), (B) in connection with entering into, exiting or operating bona fide joint ventures and similar arrangements or (C) in connection with the sale of a majority of the equity securities, or securities convertible into equity securities, of any Subsidiary of the Company, to a third party.
Section 14.2Preemptive Election Notice. Each Eligible Unitholder may elect to purchase all (but not less than all) of such Eligible Unitholder’s Preemptive Share of the New Securities being issued or sold by the Company, by delivering, within fifteen (15) Business Days after receipt of a Preemptive Rights Notice from the Company (the “Offering Period”), a written notice (a “Preemptive Election Notice”) to the Company describing such holder’s election hereunder together with an irrevocable commitment to participate at the price and on the terms specified in the Preemptive Rights Notice. Each Eligible Unitholder who fails for any reason to deliver a Preemptive Election Notice to the Company within the Offering Period shall be deemed to have waived any and all of such Eligible Unitholder’s rights under this Article 14 in respect of the issuance of New Securities described in the applicable Preemptive Rights Notice. For the avoidance of doubt, an Eligible Unitholder’s failure to deliver a Preemptive Election Notice under this Article 14 in any one instance shall not affect such Eligible Unitholder’s right as to any subsequent proposed issuance subject to this Article 14.
Section 14.3Additional Terms of Purchase. Each Eligible Unitholder shall be entitled to purchase the New Securities being issued or sold by the Company at the same price and on other economic terms no less favorable in the aggregate than the terms on which such New Securities are proposed to be issued or sold by the Company at such time; provided that if the Person to whom such New Securities are to be issued will be required to also purchase other securities or instruments of the Company or its Subsidiaries, each Eligible Unitholder shall, in order to exercise such Eligible Unitholder’s rights pursuant to this Article 14, also be required to purchase such other securities or instruments of the same type (at the same price and on other economic terms no less favorable in the aggregate and in the same relative amounts) that such Person(s) to whom the New Securities may be issued; provided, further, that each Eligible Unitholder shall, subject to Section 14.5 and if required by the Company, consummate the purchase of such other securities or instruments of the Company or its Subsidiaries at the same time and place as the issuance to such Person(s). Each Eligible Unitholder participating in such purchase shall also be obligated to execute agreements in the form presented to such holder by the Company, so long as such agreements are substantially similar to those to be executed by such Person(s) include customary terms and provisions for such a transactions. The purchase price for all New Securities offered to each Eligible Unitholder shall be payable in cash by wire transfer of immediately available funds to an account designated by the Company. Each Eligible Unitholder participating in a such an issuance agrees that it shall use reasonable best efforts to cooperate and effect such issuance and purchase expeditiously in accordance with and subject to the terms of this Agreement.
Section 14.4Reoffer. The Company shall be entitled, during the ninety (90) days following the expiration of the Offering Period, to sell the New Securities described in the Preemptive Rights Notice which the Eligible Unitholders have not elected to purchase, in one or more transactions and to one or more Persons, as determined by the Board, at a price not less than that set forth in the applicable Preemptive Rights Notice and on other economic terms and conditions not more favorable to the purchaser(s) thereof in any material respect, in the aggregate, than those set forth in the Preemptive Rights Notice (with such ninety (90)-day period subject to any extensions required to comply with regulatory Law or to obtain any applicable approval from a Governmental Entity or other required approval), except that the amount of New Securities to be sold by the Company may be reduced. Any New Securities offered or sold by the Company after such period must be reoffered to the Eligible Unitholders if required pursuant to the terms of this Article 14.
Section 14.5Delayed Notice. Notwithstanding anything herein to the contrary, if the Board determines in good faith that the Company or any of its Subsidiaries expeditiously require additional funds, the Company may issue New Securities without first complying with this Article 14; provided that, within sixty (60) days after such issuance, the Company offers to each Eligible Unitholder the opportunity to purchase from the purchasers thereof (or from the Company in connection with a corresponding redemption or repurchase by the Company from such purchasers), such Eligible Unitholder’s Preemptive Share of the aggregate number of New Securities issued prior to compliance with this Article 14 (but in any case adding to the purchase price to be paid by such Eligible Unitholder any yield that accrues on such New Securities through the date of such purchase by such Eligible Unitholder) in accordance with this Article 14, mutatis mutandis.
Section 14.6Termination. THE PREEMPTIVE RIGHTS UNDER THIS ARTICLE 14 SHALL TERMINATE AUTOMATICALLY AND BE OF NO FURTHER FORCE OR EFFECT IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE FIRST TO OCCUR OF (A) A PUBLIC OFFERING (AND FOR THE AVOIDANCE OF DOUBT, SHALL NOT APPLY TO A PUBLIC OFFERING OR ANY CONVERSION IN CONNECTION THEREWITH, OR TO ANY TRANSACTION STRUCTURED THROUGH A BLOCKER CORPORATION IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT) OR (B) ANY TRANSACTION OR SERIES OF RELATED TRANSACTIONS, OTHER THAN A PUBLIC OFFERING, PURSUANT TO WHICH ANY PERSON OR GROUP OF RELATED PERSONS (OTHER THAN ANY OF THE OAKTREE INVESTORS OR AN AFFILIATE THEREOF) IN THE AGGREGATE ACQUIRES EQUITY SECURITIES POSSESSING THE VOTING POWER OR CONTRACTUAL RIGHT (OTHER THAN VOTING RIGHTS ARISING ONLY IN THE EVENT OF A DEFAULT OR BREACH) TO ELECT ALL THE DIRECTORS OR ALL OF THE DIRECTORS OF ITS CORPORATE SUCCESSOR.
PUBLIC OFFERING AND STRUCTURING
.
Article 15ARTICLE 15
PUBLIC OFFERING AND RESTRUCTURING
Section 15.1 Public Offering and Structuring. The Board shall have the power and authority, in order to facilitate a Public Offering, to cause the Company or any of its Subsidiaries to undergo a conversion or reorganization into another entity form, including by (a) the transfer of all of the assets and liabilities of the Company and its Subsidiaries, or the transfer of any portion of such assets and liabilities, to one or more corporations in exchange for shares of such corporation(s) and the subsequent distribution of such shares, at such time as the Board may determine, to the Unitholders in accordance with Section 4.1(a), (b) conversion of the Company into a corporation pursuant to Section 18-216 of the Delaware Act (or any successor section thereto) or (c) Transfer by each Unitholder of Units held by such Unitholder to one or more corporations in exchange for shares of such corporation(s) (including by merger of the Company into a corporation) (any of the foregoing, a “Conversion”); provided that any such Conversion shall be structured to be effective substantially concurrently with the consummation of the Public Offering (it being understood that such Conversion may be effected prior to the consummation of the Public Offering to the extent determined to be reasonably necessary by the Board in order to effectuate such Public Offering). In connection with any such Conversion as provided above, each Unitholder of a particular class shall receive the same form and the same amount per Unit of such class (except as necessary in the case of Class B Common Units to give effect to the applicable vesting terms, Participation Threshold, Management Incentive Plan and Unit Grant Agreement in respect of each such Unit) and if any holders of a class of Units are given an option as to the form and amount of securities to be received, each holder of such class of Units shall be given the same option; provided, further that in connection with a Conversion or a Public Offering, the Board shall use commercially reasonable efforts to effect such Conversion or Public Offering in a manner that provides holders of Class B Common Units substantially similar economic rights as holders of Class A Common Units and shall consider in good faith the comment of any Company Service Provider that holds Class B Common Units that the treatment of the economic rights represented by the Class B Common Units is disproportionately unfavorable in relation to the economic rights of the Class A Common Units (except in each case as necessary in the case of Class B Common Units to give effect to the applicable vesting terms, Participation Threshold, Management Incentive Plan and Unit Grant Agreement in respect of each such Unit). Each Unitholder and holder of Unitholder Securities hereby agrees that the Company may, in connection with any such structure, execute any amendments to this Agreement that terminate provisions that are no longer applicable following the institution of such a structure (including those that may not be consistent with the certificate of incorporation, bylaws or organizational documents of the Company) and modify existing provisions of this Agreement to the extent reasonably necessary or customary to make such provisions consistent with any such structure or status as a public company, in each case, as determined by the Board in good faith, provided that, prior to the execution of any amendment to this Agreement, each of the Oaktree Investors and the B. Riley Investor shall have the right to review and provide comments to such amendments. The Company shall pay any and all organizational, legal and accounting expenses and filing fees incurred in connection with such Conversion, including any fees related to a filing under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, if applicable. Each Unitholder shall use reasonable best efforts to execute and deliver any documents and instruments and perform any additional acts that may be necessary or appropriate, as determined by the Board, to effectuate and perform any transaction described in this Section 15.1, including (i) consenting to, voting for and waiving any dissenter’s rights, appraisal rights or similar rights with respect to a reorganization pursuant to the terms of this Section 15.1, (ii) complying with the requirements of all laws that are applicable or that have jurisdiction over such Public Offering and using reasonable efforts to cooperate with the Company and assist the Company in making any filings required by applicable Law and (iii) executing of all documents as may be reasonably requested by the Board, including (x) a customary holdback, lock-up or similar agreement (not to exceed 180 days), (y) a customary exchange agreement/transfer agreement, pursuant to which each such Person agrees to limit its exchanges of Units for shares of any a newly formed corporation or existing corporate holding entity (“Newco”) in accordance with the terms of an agreement to which Newco is party, on terms and conditions determined in good faith by the Board, and (z) a tax receivable agreement pursuant to which Unitholders shall be compensated in a customary manner with respect to the tax attributes realized by Newco or the Company (with at least the majority of such Tax attributes to accrue to the benefit of the Unitholder), in each case at the expense of the Company and following the opportunity of the Oaktree Investors and the B. Riley Investor to review and provide comments to such amendment. Without limiting the generality of the foregoing, if any Oaktree Securities are owned, directly or indirectly through a Blocker Corporation, any Public Offering shall, at the request of the Oaktree Investors, be structured by using such Blocker Corporation as the vehicle for the Public Offering, by merging such Blocker Corporation into the vehicle used for the Public Offering, by causing such Blocker Corporation to become a subsidiary of the vehicle used for the Public Offering, or through another structure that is Tax-efficient for the Oaktree Investors, and each other Unitholder shall consent to, and cooperate fully with, such structure for the Public Offering. In connection with any Public Offering conducted using a structure described in the immediately preceding sentence, the owners of equity securities in such Blocker Corporation shall be entitled to the same consideration (whether in the form of cash, publicly traded property, non-publicly traded property, or any combination thereof) that the Blocker Corporation would have received had it participated in the Public Offering in the same manner as the other Unitholders. It is understood and agreed that the consent rights of the Unitholders in Section 3.2 shall not restrict the actions taken pursuant to this Section 15.1; provided that such actions do not materially and adversely affect the rights or obligations of B. Riley Investor in its capacity as a Unitholder relative to the Oaktree Investors in the case of the B. Riley Investor, or Oaktree in its capacity as a Unitholder relative to the B. Riley Investor in the case of the Oaktree Investors.
Article 16
CALL OPTION
Section 16.1Call Option. Following the fifth (5th) year anniversary of the Investment Closing, the Oaktree Investors (the “Calling Unitholder”) shall have the right, but not the obligation, to purchase (the “Call Option”) all, but not less than all, of the Unitholder Securities (the “Call Option Interests”) of the B. Riley Investor (or any Transferee of the B. Riley Investor) (the “Call Option Unitholder”) at a price equal to the sum of (i) the Class B Preferred Unreturned Capital and Class B Preferred Unpaid Yield for such Class B Preferred Units plus (ii) the Fair Market Value of any other Unitholder Securities, in each case determined as of the date of exercise of the Call Option in accordance with Section 19.1 and Section 19.2 (the “Purchase Price”) by delivering written notice to the B. Riley Investor (or the applicable Transferee) and the Company (the “Call Option Exercise Notice”). If the B. Riley Investor disagrees with the Fair Market Value ascribed to such other Unitholder Securities set forth in the Call Option Exercise Notice, it may object thereto in a writing delivered to the Oaktree Investors no later than twenty (20) Business Days after receipt of such Call Option Exercise Notice, which shall set forth the B. Riley Investor’s good-faith determination of Fair Market Value and reasonable detail regarding how such proposed Fair Market Value was determined (the “Call Price Objection Notice”). If the B. Riley Investor fails to deliver the Call Price Objection Notice within such twenty (20) Business Day period, the Purchase Price (and Fair Market Value reflected therein) shall be final and binding in all respects. If the Oaktree Investors and the B. Riley Investor cannot agree on the Fair Market Value to be ascribed to such other Unitholder Securities within fifteen (15) Business Days after receipt of a Call Price Objection Notice, then the Oaktree Investors may engage a nationally recognized banker or appraiser with expertise and experience in valuing businesses similar to the Company (the “Appraiser”), subject to the B. Riley Investor’s approval (not to be unreasonably withheld, conditioned or delayed), to determine the Fair Market Value of such other Unitholder Securities and the Appraiser’s determination shall control (absent manifest accounting or similar error). The Company, the Oaktree Investors and the B. Riley Investor shall, and shall cause their representatives to, submit such information or materials as may be reasonably requested by the Appraiser. The determination of the Appraiser in accordance with this Section 16.1 shall be in writing and set forth its determination of the Fair Market Value of such other Unitholder Securities, along with its analysis in reasonable detail and the basis and quantification. Except as provided below, the Oaktree Investors and the B. Riley Investor shall each bear 50% of the costs, fees and expenses of the Appraiser; provided that, in the event the Appraiser’s determination of Fair Market Value is (i) greater than the Oaktree Investors’ determination of Fair Market Value by 15% or more (but not less than the B. Riley Investor’s determination of Fair Market Value by 15% or more), then the Oaktree Investors shall bear 100% of such costs, fees and expenses of the Appraiser and (ii) less than the B. Riley Investor’s determination of Fair Market Value by 15% or more (but not greater than the Oaktree Investors’ determination of Fair Market Value by 15% or more), then the B. Riley Investor shall bear 100% of such costs, fees and expenses. Within ten (10) Business Days of the final determination of the Purchase Price (provided, that such ten (10) Business Day period shall be extended until the expiration of five (5) Business Days following the date on which all required approvals from a Governmental Entity are obtained), the Calling Unitholder and the Call Option Unitholder shall consummate such purchase and sale in accordance with Section 16.2 and the Calling Unitholder shall pay the applicable Purchase Price in cash to the Call Option Unitholder. Concurrently with the Calling Unitholder’s payment of the Purchase Price, the Call Option Interests shall be transferred and conveyed to the Calling Unitholder.
Section 16.2Call Option Mechanics. Following the delivery of the Call Option Exercise Notice, the Call Option Unitholder shall (a) cooperate in good faith with the Calling Unitholder and use reasonable best efforts to effect such exercise of the Call Option expeditiously in accordance with and subject to the terms of this Agreement (including by assisting the Calling Unitholder with any filings required to be made under applicable Law with any Governmental Entity or to obtain any regulatory approval), (b) execute and deliver (or cause to be executed and delivered) any purchase agreement or other documentation required or reasonably necessary to consummate the transactions contemplated by the Call Option, which such documentation shall include customary terms and provisions for such a transaction including indemnities, covenants, representations and warranties; provided, that in no event shall (y) the liability of any Call Option Unitholder in respect of its participation in any exercise of the Call Option, whether in connection with an indemnity or otherwise, exceed the Purchase Price or (z) the Call Option Unitholder be liable to the Calling Unitholder for any punitive, exemplary, consequential, incidental or similar damages in connection with any Call Option Unitholder’s indemnification obligations in such Transfer of its Unitholder Securities, and provided, further, that no Call Option Unitholder shall be required to agree to any non-compete, non-solicitation or other similar restrictive covenant, and (c) if requested, deliver one or more duly completed and executed letters of transmittal, unit powers or other applicable instruments.
Section 16.3Consent. The Call Option Unitholder hereby agrees with respect to all Unitholder Securities such Unitholder holds, or otherwise exercises dispositive power, that are subject to the Call Option: (a) in the event the exercise of the Call Option requires the approval of any Unitholders, to vote (in person, by proxy or by action by written consent) all Unitholder Securities held by such Unitholder in favor of such transaction and in opposition of any and all other proposals that could reasonably be expected to delay or impair the consummation of such transaction and (b) to consent to any amendments to this Agreement to reflect the transfer of the Call Option Interests (including the termination of the Call Option Unitholder’s consent rights and rights to appoint Directors to the Board).
Article 17
WITHDRAWAL AND RESIGNATION
Section 17.1Withdrawal and Resignation of Unitholders. So long as a Unitholder holds any Membership Interest, no Unitholder shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding-up of the Company pursuant to Article 18, except simultaneous with the Transfer of all of a Unitholder’s Units or Unitholder Securities in a Transfer permitted by this Agreement and if such Transfer is to a person or entity that is not a Unitholder, the admission of such person or entity as a Unitholder pursuant to Section 11.1. Any such withdrawal or resignation or attempted withdrawal or resignation by a Unitholder prior to the dissolution or winding-up of the Company shall be null and void, except as otherwise expressly permitted by this Agreement. As soon as any Person who is a Unitholder fails to hold any Membership Interests, such Person shall no longer be a Unitholder. A Unitholder shall not cease to be a Unitholder as a result of the bankruptcy of such Unitholder or as a result of any other events specified in Section 18-304 of the Delaware Act. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Unitholder will not be considered a Unitholder for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Unitholder’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal. The provisions hereof with respect to distributions upon withdrawal are exclusive, and no Unitholder shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Delaware Act or otherwise.
Article 18
DISSOLUTION AND LIQUIDATION
Section 18.1Dissolution. The Company shall not be dissolved by the admission of any additional Unitholders (including by the admission of Additional Unitholders or Substituted Unitholders) nor by the death, retirement, expulsion, bankruptcy or dissolution of a Unitholder. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:
(a)at any time by action of the Board (subject to the rights of the B. Riley Investor and the Oaktree Investors under Section 3.2(b), if applicable); or
(b)the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.
Except as otherwise set forth in this Article 18, the Company is intended to have perpetual existence.
Section 18.2Liquidation and Termination. Upon dissolution of the Company, the Company’s affairs shall be promptly wound up in accordance with the provisions of this Article 18 and the Company’s assets shall be distributed as set forth in this Article 18. Upon dissolution, the Board shall act as liquidator or may appoint one or more representatives or Unitholders as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company, sell all or any portion of the Company assets for cash or cash equivalents as they deem appropriate, and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Board. The liquidators shall pay, satisfy, or discharge from the Company’s funds all of the debts, liabilities, and obligations of the Company (including all expenses incurred in liquidation and including Management Incentive Plan awards that are contractual in nature) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine) and shall promptly distribute the remaining assets to the holders of Units in accordance with Section 4.1(a) (the “Final Distribution”). Any non-cash assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 9.5 and Section 9.6. After taking into account such allocations, it is anticipated that each Unitholder’s Capital Account will be equal to the amount to be distributed to such Unitholder pursuant to this Section 18.2. If any Unitholder’s Capital Account is not equal to the amount to be distributed to such Unitholder pursuant to this Section 18.2, Profits and Losses for the Taxable Year in which the Company is dissolved shall be allocated among the Unitholders in such a manner as to cause, to the extent possible, each Unitholder’s Capital Accounts to be equal to the amount to be distributed to such Unitholder pursuant to this Section 18.2. Notwithstanding anything to the contrary in this Agreement, if after the Capital Account adjustments described in this Section 18.2, the Capital Accounts of the Unitholders are not equal to their respective shares of the Final Distribution, the Company shall, with respect to each Unitholder whose respective share of the Final Distribution exceeds its individual Capital Account, treat such excess as a guaranteed payment (as determined under Code Section 707(c)) made by the Company to such Unitholder and any expense associated with such guaranteed payment shall be specially allocated to the Unitholders whose individual Capital Accounts exceed their respective shares of the Final Distribution in the amount of such excess, in each case, to the extent necessary to make the individual Capital Accounts of each of the Unitholders to equal their respective shares of the Final Distribution. In making such distributions, the liquidators shall allocate each type of asset (i.e., cash, cash equivalents, securities, etc.) among the Unitholders ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder. Any such distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreement governing such assets (or the operation thereof or the holders thereof) at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the liquidators in good faith.
The distribution of cash and/or property to a Unitholder in accordance with the provisions of this Section 18.2 constitutes a complete return to the Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the Company and all the Company’s property and constitutes a compromise to which all Unitholders have consented within the meaning of the Delaware Act. To the extent that a Unitholder returns funds to the Company, it has no claim against any other Unitholder for those funds.
Section 18.3Cancellation of Certificate. Upon completion of the distribution of Company assets as provided herein, the Company shall be terminated (and the Company shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Delaware Act may require or permit) shall cause the cancellation of the Certificate, cancel any other filings made pursuant to this Agreement that are to be or should be canceled, and take such other actions as may be necessary to terminate the Company pursuant to the Delaware Act. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 18.3.
Section 18.4Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 18.2 in order to minimize any losses otherwise attendant upon such winding-up.
Section 18.5Return of Capital. Absent fraud, bad faith or willful misconduct, the liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Unitholders (it being understood that any such return shall be made solely from Company assets).
Section 18.6Reserves Against Distributions. The Board and liquidators shall have the right to withhold from Distributions payable to any Unitholder under this Agreement amounts sufficient to pay and discharge any reasonably anticipated contingent liabilities of the Company. Any amounts remaining after payment and discharge of any such contingent liabilities of the Company will be paid to the Unitholders from whom the Distributions were withheld.
Article 19
VALUATION
Section 19.1Determination. Subject to Section 19.2, the Fair Market Value of the assets of the Company or of a Membership Interest will be determined by the Board, or, if pursuant to Section 18.2, the liquidators, in their good-faith judgment in such manner as it deems reasonable and using all factors, information and data deemed to be pertinent, including, in the case of any determination made with respect to Fair Market Value as of any prior date, any facts and circumstances of which the Board or such liquidators may be aware arising after such prior date.
Section 19.2Fair Market Value. “Fair Market Value” of (a) a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset (free and clear of all Liens (other than Liens arising under the Equity Agreements or applicable securities laws) and after payment of all liabilities secured only by such asset), under no compulsion to sell, in an arm’s-length transaction with an unaffiliated third party with no compulsion to buy consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale); and (b) the Company will mean the amount which the Company would receive in an all-cash sale of all of its assets and businesses as a going concern (free and clear of all Liens (other than Liens arising under the Equity Agreements or applicable securities laws) and after payment of indebtedness for borrowed money), under no compulsion to sell, in an arm’s-length transaction with an unaffiliated third party with no compulsion to buy consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (assuming that all of the proceeds from such sale were paid directly to the Company other than an amount of such proceeds necessary to pay transfer taxes payable in connection with such sale, which amount will not be received or deemed received by the Company); provided that the “Fair Market Value” of any publicly traded equity security (including, if applicable, Equity Securities) shall be determined as follows: (i) if traded on a securities exchange, the “Fair Market Value” shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three calendar days prior to the relevant date of determination; and (ii) if actively traded over-the-counter, the “Fair Market Value” shall be deemed to be the average of the closing bids or sale prices (whichever are applicable) over the 30-day period ending three calendar days prior to the relevant date of determination. After a determination of the Fair Market Value of the Company is made as provided above, the Fair Market Value of a Unit will be determined by making a calculation reflecting the cash distributions which would be made to the Unitholders in accordance with this Agreement in respect of such Unit if the Company were deemed to have received such Fair Market Value in cash and then distributed the same to the Unitholders in accordance with the terms of this Agreement incident to the liquidation of the Company after payment to all of the Company’s creditors from such cash receipts other than payments to creditors who hold evidence of indebtedness for borrowed money, the payment of which is already reflected in the calculation of the Fair Market Value of the Company and assuming that all of the convertible debt and other convertible securities were repaid or converted (whichever yields more cash to the holders of such convertible securities) and all options to acquire Units (whether or not currently exercisable) that have an exercise price below the Fair Market Value of such Units were exercised and the exercise price therefor paid.
Article 20
GENERAL PROVISIONS
Section 20.1Power of Attorney.
(a)Each Unitholder hereby constitutes and appoints the Oaktree Investors, each Oaktree Director and the liquidators, with full power of substitution, as such Person’s true and lawful agent and attorney-in-fact in relation to matters pursuant to this Agreement, with full power and authority in such Person’s name, place and stead, to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices: (i) all instruments which the Board reasonably determines appropriate or necessary to effectuate the provisions of Article 13 or Article 15 in each case in accordance with the terms thereof; (ii) all conveyances and other instruments or documents which the Board reasonably determines appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (iii) all instruments relating to the admission, withdrawal, or substitution of any Unitholder pursuant to Articles 11 and 17.
(b)The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency, or termination of any Unitholder and the Transfer of all or any portion of his or its Membership Interest and shall extend to such Unitholder’s heirs, successors, assigns, and personal representatives.
Section 20.2Amendment and Waiver. Except as otherwise provided herein (including in Section 3.4(b), Section 3.5(c), Section 6.5, Section 9.13, Section 10.1(b) and Article 15), no modification or amendment of any provision of this Agreement, including by operation of Law, merger or otherwise, but excluding a Fundamental Change, shall be effective against the Company or the Unitholders unless such modification or amendment is approved in writing by the Company and the holders of the Required Interest; provided that no such amendment or modification (including by operation of Law, merger or otherwise, but excluding a Fundamental Change) that would materially and adversely affect the rights, preferences or privileges of any class or group of Units in a manner disproportionate to the effect of such amendment or modification on the rights, preferences or privileges of similarly situated Unitholders of the same class or group (without regard to any effect resulting from the individual circumstances of any holder of such class or group of Units) shall be effective against any holder whose rights, preferences or privileges are so affected thereby without the prior written consent of such holders so affected (provided that, for purposes of the foregoing proviso, Class A Common Units and Class B Common Units shall be treated as the same class of Common Units, but the specific terms of the Class B Common Units, including with respect to the applicable vesting terms, Participation Threshold, Management Incentive Plan and Unit Grant Agreement terms in respect of each such Unit, may be considered in determining whether such amendment or modification materially and adversely affect the rights, preferences or privileges of the Class B Common Units in a manner disproportionate to the effect of such amendment or modification on the rights, preferences or privileges of any Class A Common Units or Class B Common Units); provided, further, that no modification or amendment of any provision of this Agreement that would affect the rights of a Unitholder or other Person specifically granted such rights by name or title shall be modified without the prior written consent of such Unitholder or other Person; provided, however, that, notwithstanding the two (2) immediately preceding provisos, any issuances of Additional Securities in accordance with Section 3.4 or in accordance with Section 3.5, adjustments to Schedule A in accordance with the terms of this Agreement, the admittance of any Additional Unitholder or Substituted Unitholder (including any amendments in respect thereof in accordance with Section 10.1(b)) shall not require the prior written consent of such Unitholder or Person. No party shall be deemed to have waived any provision of this Agreement unless such waiver is expressly set forth in writing. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
Section 20.3Title to Company Assets. Legal title to any or all Company assets may be held in the name of the Company or one or more nominees, as the Board may determine. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.
Section 20.4Remedies. Each Unitholder and the Company shall have all rights and remedies set forth in this Agreement and all of the rights which such Person has under any law, and the exercise by a Unitholder or the Company of any one remedy shall not preclude the exercise of any other remedy. Each Unitholder acknowledges that a breach or a threatened breach by such Unitholder of any of its obligations under this Agreement would give rise to irreparable harm to the other Unitholders or the Company, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Unitholder of any such obligations, each of the other Unitholders and the Company shall be entitled to seek to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law.
Section 20.5Successors and Assigns; Third-Party Beneficiaries. Except as provided in Article 10 with respect to any Transfer in accordance with this Agreement, no party hereto may assign or otherwise Transfer this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, by operation of Law, merger or otherwise. A purported assignment of this Agreement or any of the rights, interests or obligations hereunder not in compliance with the provisions of this Agreement shall be null and void ab initio. This Agreement is made solely and specifically among and for the benefit of the Company, the Unitholders and their respective successors and assigns, and no other Person, unless express provision is made herein to the contrary (including Article 10), shall have any rights, interests or claims hereunder. Subject to the foregoing, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, whether so expressed or not.
Section 20.6Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and the relevant provision and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
Section 20.7Notice to Unitholder of Provisions. By being a party to this Agreement, each Unitholder acknowledges that it has actual notice of all of the provisions hereof (including the restrictions on the Transfer set forth herein), and all of the provisions of the Certificate.
Section 20.8Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
Section 20.9Consent to Jurisdiction. Each Unitholder irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or (if and only if the Court of Chancery of the State of Delaware lacks or declines jurisdiction) the United States District Court for the District of Delaware (and of the appropriate appellate courts therefrom) for the purposes of any suit, action or other Proceeding arising out of or in connection with this Agreement or any transaction contemplated hereby. Each Unitholder further agrees that service of any process, summons, notice or document by United States certified or registered mail to such Unitholder’s respective address set forth in the Company’s books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Unitholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or in connection with this Agreement or any transaction contemplated hereby in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware (and of the appropriate appellate courts therefrom) and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.
Section 20.10Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Unless the context of this Agreement otherwise requires, the terms “hereof,” “herein,” hereby” and derivative or similar words refer to this entire Agreement, and the terms Article and Section refer to the specified Article or Section of this Agreement. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Wherever required by the context, references to a Fiscal Year shall refer to an applicable portion thereof. The use of the words “or,” “either,” and “any” shall not be exclusive. Wherever there is a reference to a Person’s officers, directors, employees, Affiliates, representatives, relatives or other relations, unless the relevant time of determination of such Persons is expressly stated or the context requires otherwise, such reference shall mean such applicable Persons as of any relevant time of determination (which, for illustrative purposes, in the case of a (a) representation or warranty made as of a specific date, shall mean only as of such date, and (b) covenant or agreement given or made on a continuous basis for a durational period, shall mean as of any relevant time of determination within such period). Unless the context requires otherwise, any reference to the laws or regulations shall include the amendments, modifications, or replacements thereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s principal executive office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday. Currency amounts referenced in this Agreement are in U.S. Dollars.
Section 20.11Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 20.12Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made (a) when delivered personally to the recipient, (b) when telecopied or sent via email to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied or emailed before 5:00 p.m. local time of the recipient on a Business Day, or otherwise on the next Business Day, or (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, and other communications shall be sent to the address for such recipient set forth in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board or the

Company shall be deemed given if received by the Board at the principal office of the Company designated pursuant to Section 2.7.
Section 20.13Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital, or property other than as a secured creditor other than as a result of a pledge of Units or Unitholder Securities pursuant to Section 10.1(a)(iv) which is foreclosed.
Section 20.14Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition. Notwithstanding the other provisions of this Agreement, the Unitholders shall not be entitled to, and hereby waive, any dissenter’s rights or appraisal rights under Section 18-210 of the Delaware Act and applicable Law and, to the fullest extent permitted by law, the Unitholders shall not be entitled to, and hereby waive, access under Section 18-305 of the Delaware Act, and no Unitholder shall have any rights thereunder.
Section 20.15Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or reasonably requested to achieve the purposes of this Agreement; provided that neither Oaktree nor its Affiliates shall be required to take any action or commit to agree to take any action with respect to its Affiliates. Without limiting the foregoing, each Unitholder agrees that it shall execute and deliver all documents, and cooperate with the Company and take such further actions as may be necessary or reasonably requested to achieve the surrender, forfeiture and cancellation of Class B Preferred Units or Common Units as contemplated by Article VIII of the Equity Purchase Agreement, in connection with adjustments to the Class B Preferred Unpaid Yield and Class B Preferred Unreturned Capital as contemplated by Article VIII of the Equity Purchase Agreement or in respect of the Specified Adverse Event Reduction Amount or in connection with any Class B Common Units or Unitholder Securities granted to a Company Service Provider subject to vesting, surrender, cancellation or repurchase under the terms of this Agreement, the Management Incentive Plan or the applicable Unit Grant Agreement.
Section 20.16Offset. Unless otherwise prohibited by any other agreement, whenever the Company is to pay any sum to any Unitholder or any Affiliate or related person thereof, any amounts that such Unitholder or such Affiliate or related person then owes to the Company and which is due and payable may, in the discretion of the Board, be deducted from that sum before payment.
Section 20.17Entire Agreement. This Agreement, those documents expressly referred to herein, the Credit Agreement and the other Equity Agreements embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
Section 20.18Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
Section 20.19Survival. Sections 5.5, 6.1, 6.7, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, 7.9, 9.8 and this Article 20 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the Company.
Section 20.20Mutual Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 20.20.
Section 20.21Acknowledgements. Upon execution and delivery of a counterpart or joinder to this Agreement, each Unitholder (other than the Oaktree Investors) shall be deemed to acknowledge the following: (1)(a) Oaktree has not acted as an agent of such Unitholder in connection with making its investment hereunder, and Oaktree shall not be acting as an agent of such Unitholder in connection with monitoring its investment hereunder, (b) Oaktree has retained Wachtell, Lipton, Rosen & Katz in connection with the transactions contemplated hereby, and Oaktree expects to retain Wachtell, Lipton, Rosen & Katz as legal counsel in connection with the management and operation of the investment in the Company and its Subsidiaries, (c) Wachtell, Lipton, Rosen & Katz is not counsel to any other Unitholder and is not representing and will not represent any other Unitholder in connection with the transactions contemplated hereby or any dispute which may arise between Oaktree, on the one hand, and any other Unitholder, on the other hand, (d) such Unitholder will, if it desires legal advice with respect to any of the transactions contemplated hereby, retain its own independent counsel, and (e) Wachtell, Lipton, Rosen & Katz may represent Oaktree in connection with any and all matters contemplated hereby (including any dispute between Oaktree, on the one hand, and any other Unitholder, on the other hand) and such Unitholder waives any conflict of interest in connection with such representation by Wachtell, Lipton, Rosen & Katz, and (2)(a) BR Financial has retained Sullivan & Cromwell LLP in connection with the transactions contemplated hereby, (b) Sullivan & Cromwell LLP is not counsel to any other Unitholder and is not representing and will not represent any other Unitholder in connection with the transactions contemplated hereby or any dispute which may arise between the BR Group, on the one hand, and any other Unitholder, on the other hand, (c) such Unitholder will, if it desires legal advice with respect to any of the transactions contemplated hereby, retain its own independent counsel, and (d) Sullivan & Cromwell LLP may represent the BR Group in connection with any and all matters contemplated hereby (including any dispute between the BR Group, on the one hand, and any other Unitholder, on the other hand) and such Unitholder waives any conflict of interest in connection with such representation by Sullivan & Cromwell LLP.
Section 20.22Company Seal. The Company shall not have a Company seal, and no agreement, instrument or other document executed on behalf of the Company that would otherwise be valid and binding on the Company shall be invalid or not binding on the Company solely because no Company seal is affixed thereto.
Section 20.23Spouses. The spouses of the individual Unitholders who are natural persons are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property interests or similar marital property interests in the Units or Unitholder Interests they may now or hereafter own, and agree that the termination of their marital relationship with any Unitholder for any reason shall not have the effect of removing any Units or Unitholder Interests otherwise subject to this Agreement from the coverage of this Agreement and that their awareness, understanding, consent and agreement are evidenced by their signing this Agreement. Furthermore, unless otherwise determined by the Board, each Unitholder who is a natural person and is married shall deliver a duly executed Consent by spouse, in substantially the form prescribed in Exhibit A to this Agreement and otherwise in form and substance reasonably acceptable to the Company and the Board (“Spousal Consent”), at the time of execution of this Agreement or an becoming a Unitholder hereunder or by any spouse married by him or her while such natural person is a Unitholder.
Section 20.24Legends. In addition to any other legend required by applicable law, each certificate, instrument, or book entry representing Unitholder Security shall be notated with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN AN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (WHICH MAY BE FURTHER AMENDED FROM TIME TO TIME) AMONG THE COMPANY AND ITS UNITHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED HEREBY MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

[Signature pages follow]

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.
BR FINANCIAL HOLDINGS, LLC
By:     /s/ Bryant Riley
Name:    Bryant Riley
Title:    Authorized Person
GREAT AMERICAN HOLDINGS, LLC
By:     /s/ Daniel Shribman
Name:    Daniel Shribman
Title:    President
/s/ John Bankert
JOHN BANKERT

/s/ Ken Bloore
KEN BLOORE

/s/ Michael Marchlik
MICHAEL MARCHLIK
[Signature Page to LLC Agreement]
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OCM SSF III GREAT AMERICAN PT, L.P.
By: Oaktree Fund AIF Series (Cayman), L.P. - Series S
Its: General Partner
By: Oaktree AIF (Cayman) GP Ltd.
Its: General Partner
By: Oaktree Capital Management L.P.
Its: Director
By:     /s/ Thomas Casarella
Name:    Thomas Casarella
Title:     Managing Director
By:     /s/ Ryan Irwin
Name:    Ryan Irwin
Title:     Vice President
By: Oaktree Fund AIF Series, L.P. - Series N
Its: General Partner
By: Oaktree Fund GP AIF, LLC
Its: General Partner
By: Oaktree Fund GP III, L.P.
Its: Managing Member
By:     /s/ Thomas Casarella
Name:    Thomas Casarella
Title:     Authorized Signatory

By:     /s/ Ryan Irwin
Name:    Ryan Irwin
Title:     Authorized Signatory
[Signature Page to LLC Agreement]
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OPPS XII GREAT AMERICAN HOLDINGS, LLC
By: Oaktree Fund IIA, LLC
Its: Manager
By: Oaktree Fund GP II, L.P.
Its: Managing Member
By:     /s/ Nicholas Basso
Name:    Nicholas Basso
Title:     Authorized Signatory

By:     /s/ Reed Westerman
Name:    Reed Westerman
Title:     Authorized Signatory
[Signature Page to LLC Agreement]
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VOF GREAT AMERICAN HOLDINGS, L.P.
By: Oaktree Fund AIF Series, L.P. - Series U
Its: General Partner
By: Oaktree Fund GP AIF, LLC
Its: General Partner
By: Oaktree Fund GP III, L.P.
Its: Managing Member
By:     /s/ Steven Tesoriere
Name:    Steven Tesoriere
Title:     Authorized Signatory

By:     /s/ Pavel Kaganas
Name:    Pavel Kaganas
Title:     Authorized Signatory
By: Oaktree Fund AIF Series, L.P. - Series F
Its: General Partner
By: Oaktree Fund GP AIF, LLC
Its: General Partner
By: Oaktree Fund GP III, L.P.
Its: Managing Member
By:     /s/ Steven Tesoriere
Name:    Steven Tesoriere
Title:     Authorized Signatory

By:     /s/ Pavel Kaganas
Name:    Pavel Kaganas
Title:     Authorized Signatory
[Signature Page to LLC Agreement]
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SCHEDULE A

[INTENTIONALLY OMITTED]

SCHEDULE B
SPECIFIED ADVERSE EVENT REDUCTION
“Specified Adverse Event Reduction Amount” means, as of any date, the cumulative amount, calculated with respect to the period of four consecutive fiscal quarters for which the first quarter commences following the occurrence of a Specified Adverse Event (an “Annual Measurement Period”), equal to (i) the amount by which the EBITDA of the Liquidations Business in Europe for such Annual Measurement Period, as reflected in the financial statements of the Business for such Annual Measurement Period, is less than $10,000,000, multiplied by (ii) 6.5; provided, however, that the Specified Adverse Event Reduction Amount shall not exceed (w) $65,000,000 in the aggregate if the Specified Adverse Event initially occurs in a fiscal quarter ending on or prior to December 31, 2025, (x) $50,000,000 in the aggregate if the Specified Adverse Event initially occurs in a fiscal quarter ending on or prior to December 31, 2026, (y) $25,000,000 in aggregate if the Specified Adverse Event initially occurs in a fiscal quarter ending on or prior to December 31, 2027 or (z) $0 in aggregate if the Specified Adverse Event initially occurs in a fiscal quarter ending after December 31, 2027.

EXHIBIT A
CONSENT BY SPOUSE

This Spousal Consent (this “Consent”) is executed pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of GREAT AMERICAN HOLDINGS, LLC, a Delaware limited liability company (the “Company”), dated as of [Date], a copy of which is attached hereto (the “Agreement”). By the execution of this Consent, the undersigned agree(s) as follows:
(i)Acknowledgement; Representations and Warranties. I acknowledge that I am acquiring (or being deemed to acquire) certain Units or Unitholder Interests of the Company subject to the terms and conditions of the Agreement. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein. I am aware that the legal, financial and other matters contained in the Agreement are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right. By executing this Consent, I hereby represent and warrant that, in so executing, that this Consent shall be valid and effective upon the signing hereof and that I have not relied on any inducements, promises, or representations made by any other party (except as expressly set forth in the Agreement and this Consent) on any advice of the attorneys, accountants or other advisors of such other parties. I hereby represent and warrant that my execution of this Consent is free and voluntary.
(ii)Agreement. I hereby approve of the provisions of the Agreement and agree that (a) all of the Units or Unitholder Interests owned by my spouse, directly or indirectly (and my community property interest in it, if any), is subject to the provisions of the Agreement, and (b) I will take no action at any time to hinder operation of the Agreement with respect to any interest I may have in it. I further agree to promptly execute upon request from time to time any other and further documents necessary to effectuate the terms of the Agreement and this Consent. I hereby irrevocably appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement. This Consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of choice of law or conflicts of law.
This Consent is executed for the benefit of the Company and each of its Unitholders and may be relied upon and enforced by any of the foregoing.

Dated: __________________________

NAME:__________________________

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